Form 10-K/A, Exhibit 13
period 1996-09-30
ROANOKE GAS CO
filed 1997-04-30
CIK 84279

RGCO
                                  Roanoke Gas
                                 Bluefield Gas
                               Highland Propane
                              1996 ANNUAL REPORT

SOUTHWEST VIRGINIA AND SOUTHERN WEST VIRGINIA'S
CHOICE FOR COMFORT AND ECONOMY

PROUDLY SERVING:
Beckley              New Castle
Bedford              Princeton
Blacksburg           Pulaski
Bluefield            Radford
Bramwell             Rainelle
Buchanan             Roanoke
Christiansburg       Rocky Mount
Fincastle            Rupert
Floyd                Salem
Fort Chiswell        Smith Mountain
Galax                Tazewell
Hillsville           Troutville
Hinton               Vinton
Lewisburg            White Sulphur Springs
Lexington            Wytheville
Marion               AND OTHER AREA
Natural Bridge       COMMUNITIES



CORPORATE MISSION STATEMENT
Roanoke Gas Company provides superior customer and stockholder value by being the preferred choice for safe, dependable, efficient, economical energy and services in the market it serves.

          CONTENTS

 2        Letter To Stockholders
 3        Questions Investors Frequently Ask
          AN INTERVIEW WITH FRANK A. FARMER, JR., CEO
 4        Review Of Operations
 7        Management's Discussion & Analysis
12        1996 Financial Highlights
13        Independent Auditors' Report
14        Consolidated Balance Sheets
16        Consolidated Statements Of Earnings
17        Consolidated Statements Of Stockholders' Equity
18        Consolidated Statements Of Cash Flows
20        Notes To Consolidated Financial Statements
31        Summary Of Gas Sales & Statistics
32        Summary of Capitalization Statistics
          Notice Of Annual Meeting - BACK COVER

LETTER TO STOCKHOLDERS

(Photo of Frank A. Farmer, Jr.)
FRANK A. FARMER, JR.
Chairman, President & CEO, Roanoke Gas Company


DEAR STOCKHOLDER:
    I am pleased to say that the year ended September 30, 1996, was one of new records at Roanoke Gas Company with revenues and earnings at all time highs. Revenues at $69 million were 35 percent greater than last year on 24 percent colder weather. Earnings were $2.2 million and 24 percent higher than last year. Earnings per share were $1.51, a 20 percent increase over last year with the number of shares of stock outstanding increasing by three percent.
    The volume of natural gas sold or transported and the amount of propane delivered also set new records. Total deliveries of MCFs (thousand cubic feet units) of natural gas was 11.2 million, an increase of 12 percent over 1995. Deliveries of propane reached to just under 6 million gallons, a 24 percent increase.
    Our dividend record remains strong with 52 years of consecutive quarterly dividends. I am pleased to say we also raised the dividend rate by two percent with the February 1996 dividend payment. Our dividend reinvestment and stock purchase plan remains an attractive feature for our stockholders as reflected by the fact that 19.4 percent of dividends paid this year were directly reinvested through the plan by stockholders.
    We have successfully negotiated and executed new 20-year franchise agreements with the Cities of Roanoke and Salem and the Town of Vinton. While we have continued operations as usual during the two-year lapse in the franchise agreements, I am pleased we reached full consensus with our major municipalities for operations within their respective jurisdictional boundaries.
    A survey we commissioned by an independent market research firm in the spring of 1996 confirmed what our sales and new customer additions imply; natural gas continues to be the energy of choice in the areas we serve. Customer growth remains strong, with the number of natural gas customers increasing by three percent and the number of propane installations growing by approximately 14 percent.
    Our customer and sales growth strategy is three fold. We concentrate heavily on our saturation program, which means we try to attract homes and businesses located near existing natural gas mains to connect to the system, thus allowing us to add customers with a minimum of additional investment. Slightly over half of our natural gas customer growth this year was accomplished through this effort. We concentrate our new main extension efforts either in new subdivisions where we work with developers and builders who are strongly committed to natural gas appliances, or in areas with existing homes where the age of the homes and neighborhood surveys indicate owners are ready to seriously consider replacing existing heating equipment with natural gas units. In areas where construction density is insufficient to justify construction of natural gas facilities, we concentrate on propane sales. We believe we understand how to efficiently provide suburban, semirural, rural and even mountainous areas with propane service almost as reliable as pipeline natural gas.
    We continued our efforts at aggressively employing new technology and management practices for cost control including outsourcing where savings combined with improved service or efficiencies justify the paradigm shift. Examples of computerization during the year include implementing new computer software systems to automate processing work orders and to better track and control Company assets, installing improved billing estimate programs for when weather disrupts meter reading and upgrades to our central computer processor and memory. Examples of outsourcing in-clude printing and mailing customer bills, distribution system map development and maintenance, reading customer meters, and installation of customer premises propane tanks. In some instances, out sourcing allows us to tap into economies of scale such as in the case of printing customer bills and reading meters. In other situations, outsourcing allows us to handle peak or seasonal work load demands with less disruption to the size and utilization rate of the Company's workforce, such as is the case with pipeline and propane tank installations.
    We remain committed to our long-term program to replace all bare steel and cast iron in the natural gas distribution system to continue to control maintenance costs and to increase safety and system reliability. We replaced
8.7 miles of bare steel and cast iron piping this year, 3.3 miles greater than last year.
    The 1995-96 winter was the fifth coldest in the 68 years we have been keeping records and certainly tested our ability to manage gas supplies. I am pleased to say we not only set a record for volume of deliveries, but we did it without a single day of supply disruption to a single firm natural gas customer during a very long and cold winter. The increased investment in our liquefied natural gas storage facility in Botetourt County, Virginia, in 1994 coupled with enhancements made to the distribution system in the summer and fall of 1995 and additional interstate pipeline and storage capacities added in 1995 served us well. We annually review our system peak day and peak season gas load projections to ensure that we are managing our supply and pipeline capacities to meet customer demand without over investing in facilities or paying for excess capacity. We are very proud of the successful efforts of our management team and all of our employees this year, especially during a very severe winter season.
    We remain committed to growing Roanoke Gas Company, to providing quality service to our customers, to continuing to enhance the value of our stock and to providing a safe and growth opportunity working environment for our employees. We certainly appreciate your being a stockholder of the Company and hope you continue to grow your investment through our dividend reinvestment and stock purchase program either with reinvested dividends or by using the cash purchase option available in the plan.
    On behalf of our Board of Directors and our Management Team, I once again extend an invitation for you to join us for a stockholders breakfast and renewal of acquaintances prior to our Annual Meeting on January 27, 1997. We look forward to further updating you on recent Company operations during the meeting.

Sincerely,

(Signature of Frank A. Farmer, Jr.)
FRANK A. FARMER, JR.
CHAIRMAN OF THE BOARD, PRESIDENT & CEO
ROANOKE GAS COMPANY
2

QUESTIONS INVESTORS FREQUENTLY ASK
An Interview With Frank A. Farmer, Jr., CEO

Q.   WHAT IS "UNBUNDLING" IN THE GAS INDUSTRY AND WHAT EFFECT HAS
     IT HAD ON ROANOKE GAS COMPANY?
A. Unbundling means that the sale of the commodity (natural gas) is separated or unbundled from the sale of the transportation of the commodity.
     Roanoke Gas Company has unbundled the sale of natural gas to its interruptible customers and today an interruptible service customer may buy its transportation or delivery service from Roanoke Gas and purchase the commodity from a variety of marketing companies. Roanoke Gas Company has not been adversely affected by unbundling because the Company designed its transportation rates to realize the same margin per MCF of transported gas (adjusted for utility and gross receipts tax) as per MCF of gas sold retail.
Q.   WHY WOULD A MARKETER BE ABLE TO SELL THE COMMODITY TO AN
     INTERRUPTIBLE CUSTOMER CHEAPER THAN ROANOKE GAS COMPANY?
A. Under State regulations Roanoke Gas Company has to charge an interruptible customer its system average commodity cost of gas plus a mark up for State and local government gross receipt taxes and local government utility taxes. The marketer can purchase spot gas without the gas cost impact of longer term contracts or supply reservation fees, plus because the marketer is not legally a utility the price does not include a mark up for gross receipts tax and local utility taxes.
Q.   DO YOU EXPECT FURTHER UNBUNDLING OF NATURAL GAS SERVICE ON THE
     COMPANY'S SYSTEM?
A. Yes. Eventually unbundling will occur for firm gas sales as well. The unbundling process will be more complicated because firm service has to be backed up by firm delivery capacity on the interstate pipeline system and peak day supply such as is available from our liquefied natural gas storage (LNG) facility. Our strategy will be to design our firm transportation rates so that the utility does not lose margin if a customer switches from system gas to a marketer's gas. Actually, we see potential opportunities by providing services such as meter reading, billing and collecting, delivery imbalance management, andother services to marketers for a fee. However, we suspect that most homeowners will not want the hassle of dealing with multiple commodity suppliers and will stay with the locally known and trusted name.
Q.   WHAT IS ROANOKE GAS COMPANY DOING TO PLAN FOR FUTURE CHANGES
     IN THE INDUSTRY AND AREA MARKETS?
A. In August, the Company held a strategic opportunity planning retreat with our entire management team using facilitators from Virginia Tech, where we explored options and developed a series of short and long range strategic objectives designed to keep us on top of market and industry opportunities and conditions. In addition, we are active in American Gas Association
     (AGA), National Association of Regulatory Commissions (NARUC), Southeastern Gas Association (SEGA), and several propane gas association activities and informational forums and seminars. I am on the Small Company Coordinating Council of the AGA and on the Board of Directors of the AGA, with the intent of keeping the Company abreast of what is happening regionally and nationally.
Q.   HOW DO YOU SEE THE CHANGES IN THE ELECTRIC INDUSTRY IMPACTING
     ROANOKE GAS COMPANY?
A. Restructuring of the electric industry is in the very early stages. At this time, the Federal Energy Regulatory Commission has mandated wholesale transportation on the electric grid system, but decisions on whether and when to allow retail unbundling is being left up to the States. We do not anticipate Virginia being one of the early States to unbundle. However, we think it will begin with the industrial customers similar to the way it is progressing in the natural gas industry. We think this may provide opportunities as well and we are exploring the potential for Roanoke Gas Company to be a full energy source and services provider.
Q.   IN AN INDUSTRY WHERE MERGERS ARE RAPIDLY OCCURRING AND THE
     TERMS "CRITICAL MASS AND ECONOMIES OF SCALE" ARE FREQUENTLY USED,
     WHAT FUTURE DO YOU SEE FOR ROANOKE GAS COMPANY?
A. I think that the outlook is good for Roanoke Gas Company to remain a strong independent Company as long as we stay competitive in our prices and offer quality service. We are a low cost natural gas company compared to most other gas companies in Virginia. We are outsourcing in areas where we think we can benefit from economies of scale to control costs.
     As the energy markets change, we plan to change with them and to position ourselves to ensure economical, reliable service to our residential and small business customers and adequate supply and capacity for the region's industrial and large scale commercial growth. We may partner with other energy suppliers or vendors to ensure our customers have access to the variety of new services that may become available in the industry while maintaining a locally owned and operated Company responsive to local needs and concerns.
Q.   WHAT ARE YOUR PLANS FOR YOUR RETIREMENT AND HOW WILL THAT
     AFFECT ROANOKE GAS COMPANY?
A. I anticipate retiring in calendar 1998. However, I expect to remain on the Board of Directors and with the Board's approval, serve as Chairman of the Board for several years. I also expect to remain active in the AGA and will be Chairman of the Small Company Coordinating Council of the AGA in 1998. The Board of Directors has established a nominating committee and one of their functions is succession planning and recommending to the Board of Directors a nominee to become President and Chief Executive Officer when I retire. We have three Vice Presidents in the Company and we feel that we have adequate talent from which to select the next person to lead the Company. We have a very knowledgeable and experienced Board of Directors and I expect the transition to a new CEO in 1998 to go smoothly.


1996 ANNUAL REPORT
3

REVIEW OF OPERATIONS

                     ROANOKE GAS COMPANY CONTINUES TO
               REGARD STORAGE AS AN INTEGRAL COMPONENT
            OF ITS GAS SUPPLY PORTFOLIO. HAVING STORAGE
                 SPACE ALLOWS ROANOKE GAS TO MINIMIZE
                  GAS COSTS BY PURCHASING AND INJECTING
                    NATURAL GAS IN THE SUMMER WHEN THE
             COMMODITY PRICES ARE TRADITIONALLY LOWER.

FINANCIAL
    The Company achieved record earnings in fiscal 1996 with net income of $2,196,672 or $1.51 per share. This compares to earnings of $1,777,240 or $1.26 per share for fiscal 1995. The stockholders' investment in the Company grew by $1,419,829 to $18,975,001 which amounts to $12.86 per share. At September 30, 1996, the market price of the Company's stock was $17.25 per share or 134% of book value.
    In December, 1995 the directors voted to increase the regular quarterly dividend to $.255 per share from $.25 per share effective February, 1996. The current annual dividend of $1.02 per share represents a 5.9% yield on the current market value of the Company's stock and is a payout ratio of 67.9% based on earnings in fiscal 1996.
    The Company's issuance of $8,000,000 unsecured senior notes payable for Roanoke Gas Company and $1,300,000 unsecured notes payable for Bluefield Gas Company have been classified as long-term debt in accordance with the Company's refinance of current installments of long-term debt and borrowings under lines of credit on a long-term basis subsequent to fiscal year-end. The Company increased its equity capitalization by issuing $714,232 in stock through its Dividend Reinvestment and Stock Purchase Plan.
    The Company has unsecured lines of credit through its cash management system totaling $18,000,000 at interest rates of prime or less. These lines are subject to annual renewal and do not require compensating balances. The average month-end balance of short-term debt in 1996 was approximately $4,453,000, at an average interest rate of approximately 5.84%. The month-end balance at September 30, 1996 was $6,652,500, at an average interest rate of 5.71%.
    Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations for additional information on the Company's capital resources and for an analysis of changes in revenues and expenses.
GAS SUPPLY
    The winter of 1995-96 brought much colder than normal weather to the central and eastern United States. One consequence of the cold weather was to increase demand for flowing natural gas supplies, resulting in significant increases in natural gas supply acquisition costs. For fiscal 1996, commodity indexes relevant to Roanoke Gas Company purchases averaged almost 52% higher than the previous year.
    Roanoke Gas was very pleased with the performance of its natural gas suppliers during the winter of 95-96. Even under extreme winter weather conditions all suppliers continued to perform flawlessly. Roanoke Gas continues to use a mixture of long-term (multi-year), mid-term (seasonal) and short-term
(spot) gas purchase contracts. The Company's objective is to create a reliable and economical mixture of gas supply contracts with terms that will not limit the Company's ability to adapt to changing market conditions or additional regulatory changes. Long-term suppliers currently include Amoco Energy Trading, Ashland Exploration, Coastal Gas Marketing, Columbia Energy Services, LG&E Natural Gas and Panenergy Trading Company.

    Roanoke Gas Company continues to regard storage supplies as an integral component of its gas supply portfolio. The Roanoke and Bluefield operations combined hold the rights to about 2.8 billion cubic feet (BCF) of natural gas storage space, up about 0.2 BCF from the previous year. This storage includes pipeline and third party underground facilities in both the Gulf coast and Appalachian areas as well as the Company's own liquefied natural gas (LNG) storage in Botetourt County, Virginia.
    Having storage space allows Roanoke Gas to minimize gas costs by purchasing and injecting natural gas in the summer when the commodity prices are traditionally lower. The storage gas then acts as winter supply that is both economical and highly reliable. Roanoke Gas Company participates in pipeline capacity release programs to further minimize the cost of firm service to its customers by reselling pipeline capacity not needed during the warmer months. NONUTILITY OPERATIONS
    Total sales by Highland Propane Company for fiscal year 1996 were 5,997,912 gallons, an increase of 24% from 1995 levels on 24% colder weather. Primary wholesale suppliers to Highland Propane included Exxon, Pratt Propane, EIL Petroleum and Enron Gas Liquids.
    Propane operations are organized into geographic divisions based on areas of market concentration and location of fuel storage facilities. Current divisions include Roanoke, Virginia; Southwest Virginia; Bluefield, West Virginia; and Rainelle, West Virginia. The Company maintains a program of evaluating additional areas for expansion or potential acquisition of existing operations.
    The Company's capital expenditures for propane operations have been focused on acquisition of additional customer premises storage tanks to meet growth, modernization and replacement of the propane delivery fleet, and development of additional or enhancement of existing bulk storage facilities.
    Total sales by Highland Gas Marketing for fiscal year 1996 were 1,011,261 DTH, an increase of 1% over 1995, even though total interruptible usage in the Roanoke Valley was down due to the amount of curtailments as a result of the weather. Highland Gas Marketing buys interruptible supplies of spot gas, along with interruptible interstate pipeline transportation services, and resells them to large industrial customers that contract for local distribution line transportation service from the local utility. The gas marketing business is highly competitive with relatively low margins, but it is also a relatively low cost operation with minimal facility and personnel requirements.

ROANOKE GAS COMPANY
4

PLANT ADDITIONS
    Capital additions for the year totaled $5,522,977 for the consolidated companies, slightly below the $5,609,292 total for last year. Bluefield Gas accounted for 10.2% of the total or $563,500, Highland Propane additions were 12.3% of the total or $677,877 and Roanoke Gas added $4,281,600 in capital or 77.5% of total capital additions. New business expenditures, including mains, meters, new service lines and propane tanks, totaled $2,773,354, which was in line with last year's $2,843,290.
    The natural gas companies installed 1,563 new service lines and 18.1 miles of new mains compared to 1,237 new service lines and 21.2 miles of new mains last year. Main replacement and service renewal expenditures totaled $1,507,951, which is double the prior year's investment. During the year the Company replaced 800 service lines and 8.7 miles of main compared to previous year totals of 484 services and 5.38 miles of main. The increase in facility replacement work was to ensure that cumulative replacement expenditures are on track to maintain the 25-year program schedule to replace, by the year 2017, approximately 12,000 bare steel services and 210 miles of cast iron or bare steel distribution mains. This program is designed to reduce maintenance costs and improve system integrity by reducing unaccounted for gas volumes caused by leakage.
    Other major increases in plant additions included: $57,800 for facility relocations due to road construction projects including the Peters Creek Road Project; $370,045 for new equipment including replacement vehicles; and $303,000 to add new support services equipment including additions to mainframe computer software and hardware.
    For fiscal year 1997, the Company has budgeted $5,802,931 for capital expenditures. Projections include $3.1 million in new customer additions, $1,170,000 to replace existing mains and services, $150,000 for relocations due to road construction projects, $550,000 for new equipment including automotive replacements and $400,000 for computer software, hardware and facilities for networking of personal computers.
MARKETING & SALES
    Natural gas continues to be the energy of choice in the communities served by the Company, which enjoyed strong customer growth during the fiscal year. Customer growth was approximately 3% at Roanoke Gas and 2% at Bluefield Gas. Conversions represented approximately 55% of the new customer growth for Roanoke Gas and 63% for Bluefield Gas.
    Roanoke Gas reached the 50,000 customer milestone in January. A customer in the Roanoke Valley became the 50,000th customer and joined the 49,999 others in the Roanoke Valley and Bluefield area who use natural gas.
    Highland Propane enjoyed a 14% customer growth during the fiscal year and surpassed 1,000 tank installations in a single year for the first time in Highland's history. Highland Propane expanded its market territory and now covers the Beckley, West Virginia and Rockbridge County, Virginia areas.
    In May, Martin Research, Inc. completed a marketing research survey to determine the image of Roanoke Gas Company and the image of natural gas as an energy source within the Roanoke Valley. The Martin survey was first conducted in 1985, again in 1988, 1990 and 1993. Seven hundred interviews were conducted and the survey data has a confidence level of 95%. Top of mind awareness for natural gas is very high; half of all respondents mentioned natural gas first when they thought of home heat energy sources. Natural gas was even mentioned first by 16.1% of the oil users and 18.6% of the electricity users, indicating a high profile even among users of competitive sources.
    Respondents were again in 1996 much more likely to think of natural gas when considering which energy source was "most efficient" and "provides the best value." In 1985, 54% of the respondents mentioned natural gas and by 1996 the percentage had increased to 67.8%. This has been a strong competitive advantage for Roanoke Gas Company, especially when the perception of value is coupled with the good feeling people have regarding the high quality of service provided by the Company. Natural gas was also selected by a majority of respondents as "least expensive and most reliable."
    The marketing strategy for both propane and natural gas is centered on strong trade ally relationships and one-on-one contacts with members of the sales team. The program has been very successful, and the number of trade allies has grown to over 80 contractors. The Company has been proactive in its efforts to seek feedback from the trade allies and has made improvements to operations based on their suggestions.
    Commission sales representatives, whose primary goal is to focus on the conversion of electric water heaters to gas and the addition of new gas customers along existing gas mains or the addition of new propane customers, have proven to be highly successful. They achieved a water heater conversion in approximately 45% of the homes that were converted to natural gas. New propane tank sets increased approximately 48% compared to the number of new tank sets last year.
    The Company has installed three natural gas heat pumps (York Triathlon) in its service territory this year for a total of eight system wide. The Triathlon, with a 126% efficiency rating, is the most technologically advanced gas fired heating and cooling system on the market today. The Company anticipates installation of several more units in the coming year.
    The Company remained actively involved in various leadership positions within the community, including, but not limited to, the Economic Development Partnership of the Roanoke Valley, Junior Achievement, the Arts Council of the Blue Ridge, The Council of Community Services, The Salvation Army, and the Roanoke Regional Homebuilders Association. The Company takes its community responsibilities seriously and encourages employees and other companies to become involved in community affairs.
CUSTOMER SERVICE
    With the completion of the consolidation of billing, credit and customer service into one department, the emphasis has been to further refine the operations and procedures of the Customer Service Department to provide optimal service which is sensitive to customer needs.
    Responding to customer and employee feedback concerning delays in phone calls routed through the automated attendant, changes were made which substantially reduced or eliminated customer hold time into the Customer Service Department. This was accomplished by modifying the phone system to allow phone calls to bypass the automated attendant during times when there are customer service representatives available to immediately receive the calls. When there is no available customer service representative the call will then be answered by the automated attendant and forwarded to the first available representative.
    Due to the seasonal weather changes it becomes increasingly difficult to 1996 ANNUAL REPORT collect on past due accounts in the spring and early summer. With customer bills reflecting the colder than normal winter and past due amounts on the rise, two new plans were offered to assist the customers with past due amounts. In early summer, Roanoke Gas Company and subsidiaries began accepting payment by credit card and the Company now accepts Visa and MasterCard payments from walk-in customers at each office location. In addition to credit card acceptance, the Company developed a plan to work with past due customers to extend payments over several summer months as a way to help the customer handle the past due payment and avoid having to disconnect the service. Over 50% of those customers contacted made payments under this program and retained active service.
    In the final quarter of fiscal 1996, Stone & Webster Management Consultants, Inc. was commissioned to perform a study of Roanoke Gas Company's credit and collection policies. Stone & Webster is internationally known for its work in the gas industry. The study focused on a review of credit and collection policies of Roanoke Gas Company and bench-marking Roanoke Gas with other companies in the industry. A final report is expected in the first quarter of 1997; however, preliminary findings indicate the Company is performing better than the industry average, but improvements can still be made. The final report will provide information to help the Company develop and implement enhanced credit and collection policies and procedures in 1997.
    In September 1996, Roanoke Gas Company was launched into cyberspace with publication of the Roanoke Gas Company website on the Internet. Featured in the homepage is a Message From the President, Company Information, Stockholder/Financial Information and Products and Services. The homepage also links the Company's site with local weather forecasts, industry sites and area sites. In its first six weeks of existence, there were over 2,000 hits (inquiries) on the homepage, including inquiries from abroad. The Internet address is http://www.roanokegas.com.
    The Company again conducted its annual HeatShare Program, designed to provide monetary assistance to low income customers having difficulty paying their winter heating bills. Now in its fourteenth season, the program has helped more than 5,300 families with nearly $800,000 donated by the Company, employees, customers and concerned individuals. The program is administered each year by the local Salvation Army. In addition, customer service employees provide information to needy families on additional sources of financial assistance.
INFORMATION SYSTEMS
    As technological changes continue at unprecedented levels, Roanoke Gas Company continued its efforts to provide its employees with more information and better tools to complete their ever changing jobs. The constant growth in the number of customers and an increasing demand for improved information in all aspects of the business require greater and greater employee efficiency. Efforts are focused on system integration, system usability and employee training in an effort to enhance employee performance. In situations where outsourcing was considered cost effective, interfaces were developed to provide communications with the vendor.
    Efforts continued toward the goal of complete system integration, including the implementation of a new Special Equipment System. The system retains all current and historic information on natural gas mains, services, regulators, valves, and other key pieces of equipment. The Special Equipment System integrates with the Work Order System and the Customer Information System (CIS) and it enables the Engineering Department to test and analyze Company facilities more easily. Integration allows direct access to equipment information as well as customer record information. The employee can check the service equipment located at a customer's address and simultaneously analyze the customer's usage from billing history for a given type of equipment.
    The CIS was upgraded adding enhancements like improved bill estimating and further integration between the service order system and inventory control system. Additional upgrades were made to Financial Systems, with further integration and progress towards preparing for the year 2000. The IBM AS/400 system was upgraded with additional memory and disk storage to ensure adequate system performance.
    The printing of all customer billing statements and other key forms was outsourced, reducing costs associated with the overhead of forms management, printing equipment, changing postal requirements, and labor cost. The Company electronically transmits all forms to be printed on a daily basis to the outsourced contractor. In addition to enhanced efficiency, there is improved quality of the printing.
MARKET PRICE & DIVIDEND INFORMATION
    The Company's common stock is listed on the Nasdaq National Market under the trading symbol RGCO. This provides stockholders, brokers and others with immediate access to the latest bid and ask prices and creates greater liquidity in the Company's stock. The table below sets forth the range of bid prices for shares of the Company's common stock, as reported in the Nasdaq National Market.
    Although the Company has paid continuous quarterly dividends to its stockholders since August 1, 1944, the Company has not established a formal policy with respect to dividends. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon, among other factors, earnings, capital requirements and the operating and financial condition of the Company. There can be no assurance that these or other conditions will not in the future negatively affect the Company's ability to pay dividends. In addition, the Company's long-term indebtedness contains restrictions on cumulative net earnings of the Company and dividends previously paid. At September 30, 1996, there were 1,713 holders of record of the Company's common stock.

                            RANGE OF   CASH DIVIDENDS
                           BID PRICES     DECLARED
FISCAL YEAR ENDED             HIGH          LOW
SEPTEMBER 30,
1996
 First Quarter              $16.25    $14.25    $.255
 Second Quarter              18.50     15.00     .255
 Third Quarter               18.25     16.50     .255
 Fourth Quarter              17.25     14.75     .255
1995
 First Quarter              $18.50    $16.00    $ .25
 Second Quarter              17.00     14.00      .25
 Third Quarter               15.125    13.50      .25
 Fourth Quarter              15.00     14.25      .25

ROANOKE GAS COMPANY

MANAGEMENT'S DISCUSSION & ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  Roanoke Gas Company & Subsidiaries
                                       SELECTED FINANCIAL DATA
                                       Years Ended September 30,
                                            1996            1995            1994            1993            1992
Operating Revenues                  $ 65,770,873    $ 48,611,147    $ 58,195,857    $ 57,715,679    $ 49,147,998
Operating Margin                      22,030,795      19,435,864      19,902,497      18,297,030      16,645,764
Operating Earnings                     4,035,304       3,522,258       3,537,267       3,235,269       2,848,130
Earnings Before Interest Charges       4,113,044       3,701,907       3,592,351       3,264,713       3,051,031
NET EARNINGS                           2,196,672       1,777,240       1,677,098       1,441,336       1,305,125
Net Earnings Per Share                      1.51            1.26            1.25            1.13            1.03
Cash Dividends Declared
  Per Share                                 1.02            1.00            1.00            1.00            1.00
Book Value Per Share                       12.86           12.25           11.88           11.36           11.16
A verage Shar es Outstanding           1,455,999       1,408,659       1,339,402       1,280,176       1,264,994
TOTAL ASSETS                          58,921,099      51,614,667      49,579,447      48,758,728      45,325,270
Long-Term Debt
  (Less Current Portion)              20,222,124      17,504,047      16,414,900      16,530,499      16,936,500
Stockholders' Equity                  18,975,001      17,555,172      16,424,919      14,652,663      14,176,330
SHARES OUTSTANDING AT SEPTEMBER 30     1,475,843       1,432,512       1,382,343       1,289,302       1,269,924

GENERAL
    The primary business of Roanoke Gas Company and its public utility affiliates is the distribution of natural gas to approximately 51,000 active customers in the cities of Roanoke, Salem and Bluefield, Virginia and Bluefield, West Virginia, and the surrounding areas, at rates and charges regulated by the State Corporation Commission in Virginia (the Virginia Commission) and the Public Service Commission in West Virginia (the West Virginia Commission). The Company is required, as a public utility, to ensure that it has the capacity to adequately serve the ongoing needs of its customers. The Company also continues to expand its facilities to keep pace with the industrial and commercial development and residential growth in its service areas. The Company continues to experience steady customer growth, and anticipates continuing this trend by attracting adequate investment capital, along with adequate and timely increases in rates when needed from the state commissions. The Company also serves approximately 6,400 active propane accounts with approximately 7,500 tank installations in southwestern Virginia and southern West Virginia and serves natural gas industrial transportation customers by brokerage of natural gas supplies through its subsidiary, Diversified Energy Company, which trades as Highland Propane Company and Highland Gas Marketing.
    Continued public acceptance and a growing preference for natural gas as a competitively priced, clean and efficient fuel for space heating and other residential, commercial and industrial applications have prompted the steady increase in the number of customers served and in the cost of constructing facilities required to serve them. Energy conservation and the availability of modern, highly efficient furnaces and other appliances for replacement and new services in better-insulated homes continue to result in a slight decline in annual weather normalized per capita residential usage. The effect of such per capita declines, unless offset by new customer growth, abnormally cold weather, or rate relief, could result in a decline or attrition in the Company's net operating earnings as a percentage of the equity component of the rate base. Competition from alternate fuels and/or supplies could also impact the Company's profitability levels.

FORWARD-LOOKING STATEMENTS
    From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following: (i) obtaining adequate rate relief from regulatory authorities on a timely basis; (ii) earning on a consistent basis an adequate return on invested capital; (iii) increasing expenses and labor costs and availability; (iv) price competition from alternate fuels; (v) volatility in the price of natural gas and propane; (vi) some uncertainty in the projected rate of growth of natural gas and propane requirements in the Company's service area; and (vii) general economic conditions both locally and nationally.
In addition, the Company's business is seasonal in character and strongly influenced by weather conditions. Extreme changes in winter heating degree days from the normal or mean can have significant short-term impacts on revenues and gross margin.

1996 ANNUAL REPORT
7

MANAGEMENT'S DISCUSSION & ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        NATURAL GAS
                         CUSTOMERS
(Bar graph appears here with the following plot points.)
YEAR               1992         1993        1994         1995        1996
CUSTOMERS          46,172       46,788      48,544       49,813      51,094

CAPITAL RESOURCES AND LIQUIDITY
    The Company is in the process of making major changes to the debt capitalization at the end of fiscal year 1996. The Company's consolidated balance sheet reflects the issuance of $8,000,000 in long-term senior notes at an interest rate of 7.66% and $1,300,000 in intermediate notes at 7.28% shortly after the fiscal year end close. The issues will be used to retire $5,912,500 in existing intermediate and long-term debt and $3,387,500 of short-term debt, shortly after the fiscal year end.
    Stockholders' equity increased by $1,419,829, reflecting an increase of $705,595 in retained earnings and proceeds of $714,234 of new stock purchases through the Company's Dividend Reinvestment and Stock Purchase Plan (the Plan) for the period. The purchase price of Company common stock under the Plan is based upon the fair market value of such common stock, determined by the Board of Directors based on the closing sales price of the Company's common stock on the Nasdaq National Market on the investment date, if the investment date is a trading day, or if not, the first trading day prior to such day.
    The Company's capital expenditures for the year were a combination of replacements and expansions, reflecting the need to replace older cast iron and bare steel pipe in the system, while continuing to meet the demands of customer growth. Total capital expenditures for the period were approximately $5.5 million, broken down to $4.3 million for Roanoke Gas Company, $.6 million for Bluefield Gas Company and $.6 million for Highland Propane Company. Depreciation cash flow provided approximately $2.8 million in support of capital expenditures, or approximately 51% of total investment. Historically, consolidated capital expenditures were $5.6 million in 1995 and $5.5 million in 1994. It is anticipated that future capital expenditures will be funded with the combination of depreciation cash flow, retained earnings, sale of common stock through the Plan and issuance of debt.
    At September 30, 1996, the Company had available lines of credit totaling $18.0 million for its short-term borrowing needs, of which $6,652,500 was outstanding after recognition of the debt refinancing subsequent to year end as discussed above. Short-term borrowing, in addition to providing limited capital project bridge financing, is used to finance summer and fall gas purchases which are injected into storage in the underground facilities of Columbia Gas Transmission Corporation, Tennessee Gas Pipeline Company and Virginia Gas Storage Company, as well as in the Company's own LNG facility, to ensure adequate winter supplies to meet customer demand. At September 30, 1996, the Company has $6,484,700 in inventoried natural gas supplies.
    Short-term borrowings, together with internally-generated funds, long-term debt and the sale of stock, have been adequate to cover construction costs, debt service and dividend payments to stockholders. The terms of short-term borrowings are negotiable, with average rates of 5.84% in 1996, 6.07% in 1995 and 3.90% in 1994. The lines do not require compensating balances. The Company utilizes a cash management program, which provides for daily balancing of the Company's temporary investment and short-term borrowing needs with interest rates indexed to the 30-day LIBOR interest rate plus a premium.
The program allows the Company to maximize returns on temporary investments and minimize cost on short-term borrowings.

    At September 30, 1996, the Company's consolidated long-term capitalization was 48% equity and 52% debt, compared to 50% equity and 50% debt at September 30, 1995.
REGULATORY & RATE CASE PROCEEDINGS
    Roanoke Gas Company's last rate case filing was on June 15, 1994. However, the Company anticipates filing a rate case early in fiscal year 1997 to recover additional capital and depreciation costs associated with its bare steel and cast iron renewal program and additional interest costs associated with its refinancing in early 1997.
    The Company filed a $41,388 rate increase application for Commonwealth Public Service Corporation on February 15, 1996, and received an order from the State Corporation Commission shortly after the fiscal year end approving an increase of $24,863. Commonwealth Public Service Corporation is a subsidiary of Bluefield Gas Company providing natural gas service in Bluefield, Virginia.
    The Company also filed a $111,738 rate increase application on behalf of Bluefield Gas Company on February 24, 1996. After being informed by the Staff of the West Virginia Public Service Commission that the Staff intended to apply weather normalization adjustments to the financial results underlying the rate application, the Company withdrew the application. The Company determined that normalizing fiscal year 1995 Bluefield Gas Company revenues for normal weather would negate the rate increase justification.
    In 1996, the General Assembly of Virginia passed legislation providing for the possibility for natural gas utilities to apply to the State Corporation Commission for an alternative rate regulation model based on a performance plan.
 The Company has advised the Commission of its general intent to file for consideration of a performance-based rate regulatory plan and anticipates making a filing sometime in 1997. The Company is currently applying the provisions of Statement of Financial Accounting

ROANOKE GAS COMPANY

Standards No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION (Statement 71), and has recorded regulatory assets of $416,844 at September 30, 1996, exclusive of purchased gas adjustments of $1,782,590, consistent with the provisions of Statement 71. Management is evaluating the continued application of Statement 71 and the corresponding effect on the Company's regulatory assets, excluding purchased gas adjustments which would not be affected by an alternative rate regulation model, should the Company convert to a performance-based rate regulatory plan.

RESULTS OF OPERATIONS

FISCAL YEAR 1996 COMPARED WITH FISCAL YEAR 1995
    OPERATING REVENUES- Operating revenues for the natural gas utilities increased $16,005,670 to $60,067,407 in 1996 from $44,061,737 in 1995. The increase in revenues is attributed to weather that was approximately 24% colder in 1996 than in 1995 and a 34% increase in the unit cost of gas. Operating revenues for propane increased $1,154,056 to $5,703,466 in 1996 from $4,549,410 in 1995. The increase in revenues is also attributed to the colder weather and customer growth.
    ENERGY VOLUMES- The volume of natural gas delivered to customers was up 1,208,071 MCF or approximately 12% for the year. The interruptible and transportation volumes were down due to curtailments but the firm volumes were up 21% due to the colder weather. Propane sales volumes were up 1,175,635 gallons or 24% due to the colder weather and an increase in customer growth.
    COST OF ENERGY- The cost of natural gas was $40,763,104 in 1996 compared to $27,027,507 in 1995. The $13,735,597 increase was due to a 12% increase in the volume of gas delivered to customers and a 34% increase in the unit cost of gas.
 Both the volume and price increases were impacted by the weather that was 11% colder than normal. Likewise, the cost of propane was up $829,198 due to a 24% increase in sales volume associated with the colder weather and customer growth, and an 11% increase in the unit cost of propane.
    OTHER OPERATING EXPENSES- Other operations and maintenance expenses increased 11% to $9,924,491 in 1996 from $8,959,677 in 1995. The largest increases were in bad debt accrual (associated with higher billings), collection and billing expenses, legal expenses, general office renovations and maintenance of distribution system.
    General taxes increased 15% to $2,401,768 in 1996 from $2,082,896 in 1995, due primarily to revenue sensitive taxes (gross receipts and business and occupation taxes).
    Income taxes on the natural gas utilities increased $252,458 to $963,895 in 1996 from $711,437 in 1995, primarily due to increased taxable income. See note 5 of the notes to consolidated financial statements for additional information on income taxes.
    Depreciation and amortization expenses increased $160,959 to $2,294,447 in 1996 from $2,133,488 in 1995 due to depreciation on normal additions to plant in service.
    Other operating expenses - propane operations consist of the operating and maintenance expenses, taxes and depreciation of Highland Propane. These costs increased to $2,410,890 in 1996 from $2,026,108 in 1995. The $384,782 increase was mainly attributable to (1) tank sets in regard to customer growth, (2) additional delivery costs associated with increased volumes and foul weather,
(3) additional sales expense associated with

                                 COMPARISON
                       MCF to HDD (Heating Degree Days)

(Bar graph appears here with the following plot points.)

YEAR             1992        1993          1994         1995          1996
MCFS DELIVERED 9,338,521   9,820,345    10,267,038    9,961,877    11,169,948
HDD                3,986       4,356         4,416        3,791         4,696

                                 COMPARISON
               Gallons Delivered to HDD (Heating Degree Days)
(Bar graph appears here with the following plot points.)

YEAR                 1992        1993         1994         1995         1996
GALLONS PROPANE 4,178,671   4,586,334    5,012,830    4,822,277    5,997,912
HDD                 3,986       4,356        4,416        3,791        4,696

                                COMPARISON
               Net Income to HDD (Heating Degree Days)
(Bar graph appears here with the following plot points.)

YEAR             1992        1993          1994          1995          1996
NET INCOME $1,305,125  $1,441,336    $1,677,098    $1,777,240    $2,196,672
HDD             3,986       4,356         4,416         3,791         4,696

1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION & ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

market area expansion and the resulting customer growth and sales commissions, (4) tank maintenance, and (5) greater depreciation on additional customer tanks and delivery vehicles.

    OTHER INCOME- Other income, net of other deductions, decreased significantly in 1996 to $77,740 from $179,649 in 1995. The decrease was primarily due to Roanoke Gas Company being in a borrowing mode instead of an investment mode on the cash management system, a reduction in net jobbing revenues, and the elimination of interest income and a capital gain on the sale of investment property of Highland Propane.

    INTEREST CHARGES- Total interest charges were down $8,295 for 1996 versus 1995 due to the liquidity of Highland Propane Company.

    NET EARNINGS AND DIVIDENDS- Net earnings for fiscal 1996 were $2,196,672 as compared to $1,777,240 for fiscal 1995. The $419,432 increase in earnings can be attributed to weather that was 11% colder than normal and 24% colder than last year and increased sales from customer growth. Earnings per share of common stock were $1.51 in 1996 compared to $1.26 in 1995. Dividends per share of common stock were $1.02 in 1996 and $1.00 in 1995.


FISCAL YEAR 1995 COMPARED WITH FISCAL YEAR 1994

    OPERATING REVENUES- Operating revenues for natural gas decreased $9,463,570 to $44,061,737 in 1995 from $53,525,307 in 1994, due to a decrease of 305,161
MCF in total sales volume associated with 14% warmer weather and a 16.76% decrease in the cost per unit of natural gas. Operating revenues for propane were $4,549,410 in 1995 compared to $4,670,550 in 1994, primarily from a decrease in volume associated with the warmer weather.

    ENERGY VOLUMES - The volume of natural gas delivered to customers was down 305,161 MCF to 9,961,877 MCF in 1995 from 10,267,038 MCF in 1994 primarily attributable to weather that was approximately 14% warmer than the weather for 1994. While customer growth was on par for the period and sales to interruptible customers were up, the weather had a significant impact on sales to our residential and commercial customers. Propane sales volumes for 1995 were 4,822,277 gallons compared to 5,012,830 gallons in 1994, a decrease of 190,553 gallons, and this decrease can also be attributed to the warmer weather.

    COST OF ENERGY- The cost of natural gas was $27,027,507 in 1995 compared to $36,109,555 in 1994. Gas prices began decreasing with fiscal 1994 and continued to decline in fiscal 1995 as the nation experienced a very warm winter and the per unit price of natural gas decreased approximately 17%. The total cost of propane decreased in 1995 to $2,147,776 from $2,183,805 in 1994 due to a volume decrease associated with approximately 14% warmer weather even though the per unit price increased approximately $.01.

    OTHER OPERATING EXPENSES- Other operations and maintenance expenses decreased $420,108 to $8,959,677 in 1995 from $9,379,785 in 1994. The decrease was the result of management's reorganization via an early retirement incentive plan and an austerity program placed into effect as a result of the warm weather. Also, maintenance expenses for the last half of the year were limited to essential or required areas and an emphasis was placed on renewal versus repair.

    General taxes decreased to $2,082,896 in 1995 from $2,395,379 in 1994 primarily as a result of lower gross receipts taxes on total revenues due to lower cost of gas.

    Income taxes on the natural gas utilities increased $64,995 to $711,437 in 1995 from $646,442 in 1994 in proportion to taxable earnings. See note 5 of the notes to consolidated financial statements for additional information on income taxes.

    Depreciation and amortization expenses increased to $2,133,488 in 1995 from $1,945,672 in 1994. The increase of $187,816 represents depreciation on normal additions to plant in service and amortization of additional regulatory assets.

    Other operating expenses - propane operations consist of the operating and maintenance expenses, taxes and depreciation of Highland Propane. These costs increased $28,156 to $2,026,108 in 1995 from $1,997,952 in 1994 and was largely attributable to increased legal and pension benefit costs.

    OTHER INCOME- Other income, net of other deductions, was $179,649 in 1995 as compared to $55,084 in 1994. The increase of $124,565 was mainly the result of improved jobbing revenues due to enhanced service billing rates and the elimination of the merchandise function in the natural gas utilities. In the propane operations, a deferred gain was recognized on the sale of investment property and revenues from the brokerage of natural gas increased.

    INTEREST CHARGES- Total interest charges increased to $1,924,667 in 1995 from $1,915,253 in 1994. The increase was due to a higher average balance of long-term debt. Short-term interest declined in 1995 due to the decrease in interest on supplier refunds. The interest expense in the propane operations was down significantly due to a lower average borrowing balance.

                          GROSS UTILITY PLANT
                   (Including Construction Work-In-Progress)
                    Millions Of Dollars: 1996 - $61,732,904

(Bar graph appears here with the following plot points)


   87     88     89     90     91     92     93     94     95     96
  31.5    33     36     41.5   43     46.5   49.5  52.5   58.5    61.5


             ROANOKE GAS COMPANY

    NET EARNINGS AND DIVIDENDS- Net earnings for fiscal 1995 were $1,777,240 as compared to $1,677,098 for fiscal 1994. Earnings per share of common stock were $1.26 in 1995 compared with $1.25 in 1994. Dividends per share of common stock were $1.00 per share in 1995 and 1994. The $100,142 increase in earnings can be attributed to increased rates put into effect in the first quarter and management's restructuring and cost containment plans.
ACCOUNTING CHANGES
    Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, which established a new accounting principle for the cost of retiree health care and other postretirement benefits.
    Prior to October 1, 1993, the Company recognized these benefits on the pay-as-you-go method. The cumulative effect of the change in method of accounting for postretirement benefits other than pensions of $4,746,000 was determined as of October 1, 1993 and is being amortized on a straight-line basis over a 20-year period for financial reporting purposes and over a 40-year period for regulatory accounting treatment. The adoption of Statement 106 resulted in an increase in net periodic post retirement benefits cost for the year ended September 30, 1994 from approximately $296,000 under the pay-as-you-go method to $649,936 under Statement 106, with approximately 67% of the consolidated annual cost being recovered from the Company's customers through rates. The effect of adopting Statement 106 on net income was a decrease of $77,087, or $.06 per share.
    Effective October 1, 1993, the Company also adopted the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Statement 109 required a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The adoption of Statement 109 did not have a material impact on the Company's consolidated financial statements, and accordingly, no cumulative effect of accounting change was reported in the 1994 consolidated statement of earnings.
RECENT ACCOUNTING DEVELOPMENTS
    In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (Statement
121).
Statement 121 requires companies to review long-lived assets and certain identifiable intangibles to be held, used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company is required to adopt the provisions of Statement 121 in fiscal year 1997. The Company believes the adoption of Statement 121 will not have a material impact on its consolidated financial statements.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION(Statement 123).
The Company is required to adopt the provisions of Statement 123 in fiscal year 1997. The Company plans to retain the intrinsic value method of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, for recognizingstock-based compensation in the consolidated financial statements. The Company is still evaluating the new disclosure requirements of Statement 123; however, management believes the adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

IMPACT OF INFLATION
    The cost of natural gas represented approximately 72% , 66% and 72% of the total operating expenses of the Company's gas utilities' operations for fiscals 1996, 1995 and 1994, respectively. However, under the present regulatory PGA mechanism, the increases and decreases in the wholesale cost of gas are passed through to the Company's customers.
    Inflation impacts the Company through increases in non-gas costs such as insurance, labor costs, supplies and services used in operations and maintenance and on the replacement cost of plant and equipment. Since the Company can only recover these costs through the regulatory process via rate application, increased costs can significantly impact the results of operations. Therefore, it is extremely important that management continually review operations and economic conditions to assess the need for filing and receiving adequate and timely rate relief from the State commissions. FRANCHISES
    Roanoke Gas Company and Commonwealth Public Service Corporation, a subsidiary of Bluefield Gas Company, currently hold the only franchise and/or certificates of public convenience and necessity to distribute natural gas in their respective Virginia service areas. The franchises generally extend for multi-year periods and are renewable by the municipalities. Certificates of public convenience and necessity, which are

                                  GAS SALES
                              Volume (Millions)
                           1996 - 11,169,948 MCF

(Bar graph appears here with the following plot points)
  87      88      89      90      91      92      93      94      95     96
                                    YEAR
 7.8     9.2     9.3     9.1      8.1     9.4    9.8     10.6     9.6   11.4

1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION & ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

issued by the State Corporation Commission of Virginia, are of perpetual duration, subject to compliance with regulatory standards.
    In July 1996, Roanoke Gas and the City of Roanoke signed a new multi-year franchise agreement, providing for approximately $42,000 in annual franchise fees, with a three percent annual fee increment. This new agreement has a 20-year term beginning January 1, 1996. In addition, Roanoke Gas signed new multi-year franchise agreements with the City of Salem and the Town of Vinton in July 1996. The new agreements provide for combined annual franchise fees of approximately $14,000, with three percent annual fee increments. Each of the new agreements has a 20-year term beginning January 1, 1996.
    Bluefield Gas Company holds the only franchise to distribute natural gas in its West Virginia service area. Its franchise extends for a period of 30 years from August 23, 1979.
    Management anticipates that the Company will be able to renew all of its franchises when they expire. There can be no assurance, however, that a given jurisdiction will not refuse to renew a franchise or will not in connection with the renewal of a franchise, impose certain restrictions or conditions that could adversely affect the Company's business operations or financial condition.
ENVIRONMENTAL ISSUES
    Both Roanoke Gas Company and Bluefield Gas Company operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950's. The process involved heating coal in a low-oxygen environment to produce a manufactured gas that could be distributed through the Company's pipeline system to customers. A by-product of the process was coal tar, and the potential exists for on-site tar waste contaminants at both former plant sites.
The extent of contaminants at these sites is unknown at this time, and the Company has not performed formal analysis at the Roanoke Gas Company MGP site. An analysis at the Bluefield Gas Company site indicates some soil contamination.
The Company, with concurrence of legal counsel, does not believe any events have occurred requiring regulatory reporting. Further, the Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of these prior sites. Therefore, the Company has no plans for subsurface remediation at either of the MGP sites. Should the Company eventually be required to remediate either of the MGP sites, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. Based upon prior orders of the Commission related to environmental matters at other companies, the Company believes it would be able to recover prudently incurred costs. Additionally, a stipulated rate case agreement between the Company and the West Virginia Commission recognizes the Company's right to defer MGP clean-up costs, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required clean-up of either MGP site, the Company anticipates recording a regulatory asset for such clean-up costs which are anticipated to be recoverable in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to the previously-mentioned environmental matters will not have a material effect on the Company's consolidated financial position.

                       Roanoke Gas Company & Subsidiaries
                               HOW 1996 REVENUE
                             DOLLARS WERE SPENT
                         Year Ended September 30, 1996
                          Gross Revenues - $68,789,437

(Bar graph appears here with the following plot points)
Cost Of Gas & Propane                              $43,740,078
Salaries & Wages                                   $ 5,263,280
All Other Expenses                                 $ 9,191,539
Taxes                                              $ 3,671,182
Interest Charges                                   $ 1,916,372
Depreciation & Amortization                        $ 2,810,314
Dividends Declared To Owners                       $ 1,491,077
Earnings Retained In Business                      $   705,595

                      Roanoke Gas Company & Subsidiaries
                               1996 FINANCIAL
                                 HIGHLIGHTS
Operating Revenues - Gas .......................................$60,067,407
Propane Revenues - Propane......................................$ 5,703,466
Other Revenues - Gas Marketing..................................$ 2,433,503
Merchandising And Jobbing.......................................$   563,387
Interest Income ................................................$    21,674
Gross Revenues..................................................$68,789,437
Net Earnings....................................................$ 2,196,672
Earnings Per Share .............................................$      1.51
Dividends Per Share - Cash .....................................$      1.02
Total Customers - Natural Gas...................................     51,094
Total Customers - Propane.......................................      6,410
Total Natural Gas Deliveries - MCF.............................. 11,169,948
Total Propane Sales - Gallons...................................  5,997,912
Number Of Full-Time Employees....................................       153
Total Payroll Chargeable To Operations & Construction ..........$ 5,745,920
Total Additions To Plant........................................$ 5,522,977

ROANOKE GAS COMPANY

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Roanoke Gas Company:
    We have audited the accompanying consolidated balance sheets of Roanoke Gas Company and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Gas Company and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.

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

                                                         KPMG PEAT MARWICK LLP
Roanoke, Virginia
October 18, 1996, except as to note 4,
   which is as of November 11, 1996

1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
CONSOLIDATED BALANCE SHEETS
September 30, 1996 and 1995

ASSETS                                                              1996             1995
UTILITY PLANT:
  In service                                                 $ 60,454,905       56,834,174
  Accumulated depreciation and amortization                   (20,822,398)     (19,262,416)
    In service, net                                            39,632,507       37,571,758
  Construction work-in-progress                                 1,277,999          535,107
    Utility plant, net                                         40,910,506       38,106,865
NONUTILITY PROPERTY:
  Propane                                                       4,403,630        3,781,633
  Accumulated depreciation and amortization                    (2,070,405)      (1,742,342)
    Nonutility property, net                                    2,333,225        2,039,291
CURRENT ASSETS:
  Cash and cash equivalents                                       633,322          502,895
  Accounts receivable, less allowance for doubtful
    accounts of
    $279,316 in 1996 and $171,947 in  1995                      3,857,407        3,463,104
  Inventories                                                   7,402,586        5,347,994
  Prepaid income taxes                                            297,521                -
  Deferred income taxes                                           379,356          967,732
  Purchased gas adjustments                                     1,782,590                -
  Other                                                           479,926          181,190
    Total current assets                                       14,832,708       10,462,915
OTHER ASSETS                                                      844,660        1,005,596

                                                             $ 58,921,099       51,614,667

See accompanying notes to consolidated financial statements.


ROANOKE GAS COMPANY

LIABILITIES AND STOCKHOLDERS' EQUITY                               1996      1995
CAPITALIZATION:
   Stockholders' equity:
     Common stock, $5 par value. Authorized 3,000,000
       shar es; issued and outstanding
      1,475,843 and 1,432,512 shar es in 1996 and
        1995, respectively                                   $ 7,379,215     7,162,560
     Capital in excess of par value                            4,647,163     4,149,584
     Retained earnings                                         6,948,623     6,243,028
     Total stockholders' equity                               18,975,001    17,555,172
   Long-term debt, excluding current maturities               20,222,124    17,504,047
     Total capitalization                                     39,197,125    35,059,219
CURRENT LIABILITIES:
   Current maturities of long-term debt                          669,423     1,179,415
   Borrowings under lines of credit                            6,652,500     1,442,000
   Dividends payable                                             376,795       358,743
   Accounts payable                                            4,931,467     5,544,647
   Income taxes payable                                                -       476,410
   Customers deposits                                            362,384       314,647
   Accrued expenses                                            3,214,953     3,027,825
   Refunds from suppliers - due customers                         23,865       682,851
   Purchased gas adjustments                                           -       236,999
     Total current liabilities                                16,231,387    13,263,537
DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes                                       2,960,795     2,721,470
   Deferred investment tax credits                               531,792       570,441
     Total deferred credits and other liabilities              3,492,587     3,291,911
                                                             $58,921,099    51,614,667

1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
Years Ended September 30, 1996,1995 and 1994

                                                                    1996           1995           1994
OPERATING REVENUES:
  Gas utilities                                              $ 60,067,407     44,061,737     53,525,307
  Propane operations                                            5,703,466      4,549,410      4,670,550
     Total operating revenues                                  65,770,873     48,611,147     58,195,857
COST OF GAS:
  Gas utilities                                                40,763,104     27,027,507     36,109,555
  Propane operations                                            2,976,974      2,147,776      2,183,805
     Total cost of gas                                         43,740,078     29,175,283     38,293,360
OPERATING MARGIN                                               22,030,795     19,435,864     19,902,497
OTHER OPERATING EXPENSES:
  Gas utilities:
     Other operations                                           8,056,211      7,726,611      7,891,993
     Maintenance                                                1,868,280      1,233,066      1,487,792
     Taxes - general                                            2,401,768      2,082,896      2,395,379
     Taxes - income                                               963,895        711,437        646,442
     Depreciation and amortization                              2,294,447      2,133,488      1,945,672
  Propane operations (including taxes - income of $177,059,
     $224,017 and $239,069 in 1996, 1995 and 1994,
     respectively)                                              2,410,890      2,026,108      1,997,952
     Total other operating expenses                            17,995,491     15,913,606     16,365,230
OPERATING EARNINGS                                              4,035,304      3,522,258      3,537,267
OTHER INCOME (DEDUCTIONS):
  Gas utilities:
     Interest income                                                  274         26,652         22,907
     Merchandising and jobbing, net                                99,334        120,475         50,734
     Other deductions                                            (120,539)      (142,389)      (124,655)
     Taxes - income                                               (22,486)       (14,547)         5,608
  Propane operations, net                                         121,157        189,458        100,490
     Total other income (deductions)                               77,740        179,649         55,084
EARNINGS BEFORE INTEREST CHARGES                                4,113,044      3,701,907      3,592,351
INTEREST CHARGES:
  Gas utilities:
     Long-term debt                                             1,621,661      1,680,078      1,615,679
     Other                                                        292,301        231,142        242,776
  Propane operations                                                2,410         13,447         56,798
     Total interest charges                                     1,916,372      1,924,667      1,915,253
NET EARNINGS                                                 $  2,196,672      1,777,240      1,677,098
NET EARNINGS PER SHARE                                       $       1.51           1.26           1.25

See accompanying notes to consolidated financial statements.

ROANOKE GAS COMPANY

Roanoke Gas Company and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 1996, 1995 and 1994

                                                         CAPITAL IN                            TOTAL
                                               COMMON     EXCESS OF        RETAINED     STOCKHOLDERS'
                                                STOCK    PAR VALUE         EARNINGS            EQUITY
Balances, September 30, 1993              $ 6,446,510     2,647,056       5,559,097        14,652,663
Net earnings                                        -             -       1,677,098         1,677,098
Cash dividends ($1.00 per share)                    -             -      (1,354,326)       (1,354,326)
Issuance of common stock (93,041 shares)      465,205     1,098,129               -         1,563,334
Common stock issuance costs                         -      (113,850)              -          (113,850)
Balances, September 30, 1994                6,911,715     3,631,335       5,881,869        16,424,919
Net earnings                                        -             -       1,777,240         1,777,240
Cash dividends ($1.00 per share)                    -             -      (1,416,081)       (1,416,081)
Issuance of common stock (50,169 shares)      250,845       522,699               -           773,544
Common stock issuance costs                         -        (4,450)              -            (4,450)
Balances, September 30, 1995                7,162,560     4,149,584       6,243,028        17,555,172
Net earnings                                        -             -       2,196,672         2,196,672
Cash dividends ($1.02 per share)                    -             -      (1,491,077)       (1,491,077)
Issuance of common stock (43,331 shares)      216,655       497,579               -           714,234
Balances, September 30, 1996              $ 7,379,215     4,647,163       6,948,623        18,975,001

See accompanying notes to consolidated financial statements.

1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 1996, 1995 and 1994

                                                                   1996            1995            1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                               $ 2,196,672       1,777,240       1,677,098
  Adjustments to reconcile net earnings to net cash
    provided by (used in) operating activities:
     Depreciation and amortization                             2,810,314       2,563,128       2,334,457
     Loss (gain) on disposal of utility plant and
       nonutility pr operty                                       (4,202)          4,823            (364)
     Gain on sale of other asset                                       -         (67,556)              -
     Decrease (increase) in purchased gas
       adjustments                                            (2,019,589)        931,422       1,387,025
     Decrease in gas cost recoverable from
       customers                                                       -               -         219,443
     Decrease in gas cost payable to suppliers                         -               -        (219,443)
     Changes in assets and liabilities which
        provided (used)
        cash, exclusive of changes and noncash
         transactions shown separately                        (3,608,875)      3,139,960        (320,415)
     Net cash provided by (used in) operating
       activities                                               (625,680)      8,349,017       5,077,801
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant in service and under
    construction and nonutility property                      (5,522,977)     (5,609,292)     (5,518,275)
  Proceeds from disposal of property                              42,511          70,403          33,796
  Cost of removal of utility plant, net                         (423,221)       (122,523)       (184,908)
  Proceeds from collection of note receivable                          -         490,000               -
       Net cash used in investing activities                  (5,903,687)     (5,171,412)     (5,669,387)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                             -       2,700,000       2,000,000
  Retirement of long-term debt and payments on
    obligations under capital leases                          (1,179,415)     (1,124,703)     (2,470,696)
  Net borrowings (repayments) under lines of credit            8,598,000      (3,793,000)        235,000
  Proceeds from issuance of common stock                         714,234         773,544       1,563,334
  Common stock issuance costs                                          -          (4,450)       (113,850)
  Cash dividends paid                                         (1,473,025)     (1,403,370)     (1,330,619)
       Net cash provided by (used in) financing
         activities                                            6,659,794      (2,851,979)       (116,831)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             130,427         325,626        (708,417)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     502,895         177,269         885,686
CASH AND CASH EQUIVALENTS, END OF YEAR                      $    633,322         502,895         177,269

                                                                      CONTINUED


ROANOKE GAS COMPANY
18

                                                                     1996          1995          1994
CHANGES IN ASSETS AND LIABILITIES WHICH PROVIDED (USED)
 CASH, EXCLUSIVE OF CHANGES AND NONCASH TRANSACTIONS
 SHOWN SEPARATELY:
   Accounts receivable and customer deposits, net            $    (346,566)     (304,927)      399,531
   Inventories                                                  (2,054,592)    1,028,359      (175,108)
   Prepaid income taxes                                           (297,521)      260,609       157,183
   Accounts payable                                               (613,180)      224,166       437,812
   Income taxes payable                                           (476,410)      476,410             -
   Accrued expenses and other current assets                      (111,608)    2,011,166      (227,585)
   Refunds from suppliers - due customers                         (658,986)      183,953      (496,605)
   Other noncurrent assets                                         160,936      (277,339)     (116,050)
   Deferred taxes, including amortization of deferred
     investment tax credits                                        789,052      (350,121)     (299,593)
   Other deferr ed credits                                               -      (112,316)            -
                                                             $  (3,608,875)    3,139,960      (320,415)
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
   Cash paid during the year for:
     Interest                                                $   1,493,801     1,867,816     2,306,579
     Income taxes, net of refunds                            $   1,148,319       675,418     1,022,314
   Noncash Transactions:
     The Company refinanced $9,300,000 of current
       installments of
      long-term debt and borrowings under lines of
        credit as long-term
      debt in 1996 (see note 4).
     Capital lease obligations of $21,119 and $7,925
       were incurred in
      1995 and 1994, respectively , when the
        Company entered into
      equipment leases.
     A note receivable of $490,000 was received in
       1994 upon the sale
      of a building, resulting in a deferred gain
        of $67,556.  The note was
      paid in full and the deferred gain
        recognized in 1995.
     A regulatory asset of $20,484 and a regulatory
       liability of $112,316
      were recorded in 1994 via adjustment of the
        deferred income tax
      liability upon adoption of Statement 109 (see
        notes 1 and 5).

See accompanying notes to consolidated financial statements.


1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
GENERAL
    The consolidated financial statements include the accounts of Roanoke Gas Company and its wholly-owned subsidiaries (the Company), Bluefield Gas Company and Highland Propane Company (with propane and gas marketing divisions in Roanoke and a propane division in Bluefield). Roanoke Gas Company and Bluefield Gas Company are gas utilities, which distribute and sell natural gas to residential, commercial and industrial customers within their service areas. The gas utilities are subject to regulation by the Federal Energy Regulatory Commission and their applicable state regulatory commissions. Highland Propane Company, which is not a public utility, distributes and sells propane in southwestern Virginia and southern West Virginia. The gas marketing division of Highland Propane brokers natural gas to several industrial transportation customers of Roanoke Gas Company.
    The Company maintains its financial records in accordance with the accounting policies as prescribed by its regulatory commissions and generally accepted accounting principles. The Company's regulated operations meet the criteria, and accordingly, follow the reporting and accounting requirements of Statement of Financial Accounting Standards No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION(Statement 71). Statement 71 sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses as those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities).
    The amounts recorded by the Company as regulatory assets and regulatory liabilities follow:

                                                 SEPTEMBER 30,
                                               1996         1995
REGULATORY ASSETS:
   Early retirement incentive plan costs   $  246,768    318,463
   Statement 106 implementation costs          18,884     35,670
   Rate case costs                             20,879     53,797
   Franchise negotiation costs                 41,846     55,237
   LNG tank painting costs                     25,720     33,951
   Union or ganization costs                   29,325     58,651
   Purchased gas adjustments                1,782,590          -
   Statement 109 implementation                20,484     20,484
   Other                                       12,938     25,414
                                           $2,199,434    601,667
REGULATORY LIABILITIES:
   Refunds from suppliers - due customers      23,865    682,851
   Purchased gas adjustments                        -    236,999
                                           $   23,865    919,850

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

ROANOKE GAS COMPANY

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS
    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
INVENTORIES
    Inventories, which consist primarily of propane gas and natural gas firm and winter storage, are valued at the lower of cost (average cost) or market. UNBILLED REVENUES
    The Company bills most of its customers on a monthly cycle basis, although certain large industrial customers are billed at or near the end of each month. The Company records revenue based on service rendered to the end of the accounting period. The amounts of unbilled revenues receivable included in accounts receivable on the consolidated balance sheets in 1996 and 1995 were $863,480 and $770,735, respectively.
INCOME TAXES
    Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The adoption of Statement 109 did not have a material impact on the Company's consolidated financial statements, and accordingly, no cumulative effect of accounting change was reported in the 1994 consolidated statement of earnings.
BOND EXPENSES
    Bond expenses are being amortized over the lives of the bonds using the bonds outstanding method.
PURCHASED GAS ADJUSTMENTS
    Pursuant to the provisions of the Company's purchased gas adjustment (PGA) clause, increases or decreases in gas costs are passed on to its customers. Accordingly, the difference between actual costs incurred and costs recovered through the application of the PGA is reflected as a net deferred charge or credit. At the end of the deferral period, the balance of the net deferred charge or credit is amortized over the next 12-month period and amounts are reflected in customer billings.
PENSION AND OTHER POSTRETIREMENT PLANS
    The Company has a defined benefit pension plan covering substantially all of its employees. Generally, the Company's funding policy is to contribute annually an amount equal to that which can be deducted for federal income tax purposes. Pension costs are computed based upon the provisions of Statement of Financial Accounting Standards No. 87.

    The Company also provides certain health care, supplemental retirement and life insurance benefits to active and retired employees. Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, which establishes a new accounting principle for the cost of retiree health care and other postretirement benefits (see also note 6). The cumulative effect of the change in method of accounting for postretirement benefits other than pensions is being amortized on a straight-line basis over a 20-year period.
NET EARNINGS PER SHARE
    Net earnings per share are based on the weighted average number of shares outstanding during the year (1,455,999 shares in 1996, 1,408,659 shares in 1995 and 1,339,402 shares in 1994). The calculation of weighted average shares outstanding for 1996 does not include the effect of common stock equivalents
(CSEs), since the impact of including CSEs in the weighted average shares outstanding is less than three percent.
USE OF ESTIMATES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(2) ALLOWANCE FOR DOUBTFUL ACCOUNTS
A summary of the changes in the allowance for doubtful accounts follows:

                                      YEARS ENDED SEPTEMBER 30,
                                       1996          1995        1994
Balances, beginning of year         $ 171,947       318,834       287,189
Provision for doubtful accounts       550,777       345,585       468,183
Recoveries of accounts written off    131,499        91,941       107,117
Accounts written off                 (574,907)     (584,413)     (543,655)
Balances, end of year               $ 279,316       171,947       318,834

(3) BORROWINGS UNDER LINES OF CREDIT
    The Company had total short-term lines of credit of $18,000,000 in 1996 and $13,000,000 in 1995 and 1994. The balances outstanding under these lines of credit at September 30, 1996, 1995 and 1994 were $6,652,500, $1,442,000 and
$5,235,000, respectively. The balance outstanding at September 30, 1996 reflects the effect of the Company's partial refinance of borrowings under lines of credit on a long-term basis subsequent to year end (see note 4).
The highest month-end balances outstanding under these lines of credit were $7,587,000, $7,186,000 and $5,250,000 in 1996, 1995 and 1994, respectively.
The average month-end balances outstanding were approximately $4,453,000, $2,809,000 and $2,658,000 in 1996, 1995 and 1994, respectively. The average interest rates on the lines of credit were approximately 5.84 percent, 6.07 percent and 3.90 percent for 1996, 1995 and 1994, respectively. The lines are subject to annual renewal and do not require compensating balances. The average interest rates were 5.71 percent, 6.27 percent and 5.22 percent on balances outstanding at September 30, 1996, 1995 and 1994, respectively.

(4) LONG-TERM DEBT
Long-term debt consists of the following:

                                                             SEPTEMBER 30,
                                                            1996        1995
ROANOKE GAS COMPANY:
  First mortgage bonds, collateralized by utility plant:
     Series K, 10%, due July 1, 2002, with provision
       for retirement of
       $265,000 each year through 2001 with a
         final payment of $290,000                           $1,615,000    1,880,000
     Series L, 10.375%, due April 1, 2004, with
       provision for retirement of $334,000
       each year through 2003 with a final payment
         of $324,000                                          2,662,000    2,996,000
     Term debentures, collateralized by indenture
       dated October 1, 1991,
       with provision for retirement in varying
         annual payments through
       October 1, 2016 and interest rates ranging
         from 6.75% to 9.625%,
       partially refinanced subsequent to year end            7,200,000    8,400,000
     Unsecured senior notes payable, with interest
       rate fixed at 7.66%,
       with provision for retirement of
         $1,600,000 for each year beginning in
       November 2014 thr ough November 2018                   8,000,000          -
     Unsecured notes payable, with interest rates
       ranging from 5% to 7.64%,
       with provision for retirement of
         $3,000,000 on October 19, 1996
       and $1,000,000 on November 22, 1996,
         refinanced subsequent to
         year end                                                    -     4,000,000
     Obligations under capital leases, due in
       aggregate monthly payments
       of $3,076, including imputed interest,
        through August 1998                                     64,547        94,962

                                                                    CONTINUED

ROANOKE GAS COMPANY

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(4) LONG-TERM DEBT (CONTINUED)


                                                                     SEPTEMBER 30,
                                                                   1996           1995
BLUEFIELD GAS COMPANY:
   Unsecured installment loan, with interest rate
     based on prime
     (8.25% and 8.75% at September 30, 1996 and 1995,
       respectively),
     with provision for retirement of $50,000 for
       each year through
     1997 and a final payment of $12,500 on January
       31, 1998,
     partially refinanced subsequent to year end            $     50,000         112,500
   Unsecured notes payable, with interest rate fixed
     at 7.28%,
     with provision for retirement of $25,000
       quarterly in fiscal years
     2003 and 2004 and a final payment of $1,100,000
       in November 2004                                        1,300,000               -
   Unsecured note payable, with inter est rate fixed
     at 5.8%, with
     provision for retirement in full in August
       1996                                                            -         500,000
   Unsecured note payable, with interest based on 30-
     day LIBOR plus
     120 basis points (7.075% at September 30, 1995),
       with provision
     for retirement in full on October 18, 1996,
       refinanced subsequent to year end                                -        700,000
Total long-term debt                                           20,891,547     18,683,462
Less current maturities of long-term debt                        (669,423)    (1,179,415)
Total long-term debt, excluding current installments         $ 20,222,124     17,504,047

    The $8,000,000 unsecured senior notes payable and $1,300,000 unsecured notes payable have been classified as long-term debt in accordance with the Company's refinance of current installments of long-term debt and borrowings under lines of credit on a long-term basis, consistent with financing agreements dated November 11, 1996 and October 23, 1996, respectively.
    The above debt obligations contain various provisions including a minimum interest charge coverage ratio, limitations on debt as a percentage of total capitalization, and limitations on total liabilities as a percentage of tangible net worth. The obligations also contain a provision restricting the payment of dividends, primarily based on the earnings of the Company and dividends previously paid. At September 30, 1996, a total of $4,000,000 of retained earnings was available for dividends.

    The aggregate annual maturities of long-term debt, including obligations under capital leases, subsequent to September 30, 1996 are as follows:

YEARS ENDING SEPTEMBER 30,
         1997               $    669,423
         1998                    643,124
         1999                    599,000
         2000                    599,000
         2001                    599,000
         Thereafter           17,782,000
         Total              $ 20,891,547

(5) INCOME TAXES
    As discussed in note 1, the Company adopted the provisions of Statement 109 as of October 1, 1993. The adoption of Statement 109 did not have a material impact on the Company's consolidated financial statements, and accordingly, no cumulative effect of accounting change was reported in the 1994 consolidated statement of earnings. Prior years' consolidated financial statements were not restated to apply the provisions of Statement 109.

1996 ANNUAL REPORT

Roanoke Gas Company And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(5) INCOME TAXES (CONTINUED)
The details of income tax expense (benefit) are as follows:

                                                                   YEARS ENDED SEPTEMBER 30,
                                                                  1996         1995        1994
Charged to other operating expenses - gas utilities:
Current
  Federal                                                    $   206,399     1,104,505       917,069
  State                                                          (40,248)       48,649        30,807
Total current                                                    166,151     1,153,154       947,876
Deferred:
  Federal                                                        777,772      (370,870)     (256,945)
  State                                                           58,621       (32,198)       (8,457)
Total deferred                                                   836,393      (403,068)     (265,402)
Investment tax credits, net                                      (38,649)      (38,649)      (36,032)
Total charged to other operating expenses - gas
  utilities                                                      963,895       711,437       646,442
Charged to other income and deductions - gas utilities:
Current:
  Federal                                                         22,195        14,587        (6,372)
  State                                                              665           (40)          764
Total current                                                     22,860        14,547        (5,608)
Deferred:
  Federal                                                           (374)            -             -
  State                                                                -             -             -
Total deferred                                                      (374)            -             -
Total charged to other income and deductions - gas
  utilities                                                       22,486        14,547        (5,608)
Charged to other operating expenses - propane
  operations:
Current:
  Federal                                                        153,044       200,022       193,795
  State                                                           32,333        44,715        43,433
Total current                                                    185,377       244,737       237,228
Deferred:
  Federal                                                         (6,052)      (15,528)       (2,443)
  State                                                           (2,266)       (5,192)        4,284
Total deferred                                                    (8,318)      (20,720)        1,841
Total charged to other operating expenses - propane
  operations                                                     177,059       224,017       239,069
Total income tax expense                                     $ 1,163,440       950,001       879,903

ROANOKE GAS COMPANY

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994
(5) INCOME TAXES (CONTINUED)
    Income tax expense for the years ended September 30, 1996, 1995 and 1994 differed from amounts computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:

                                                                    YEARS ENDED SEPTEMBER 30,
                                                                  1996          1995        1994
Net earnings                                                 $ 2,196,672     1,777,240     1,677,098
Income tax expense                                             1,163,440       950,001       879,903
Earnings before income taxes                                 $ 3,360,112     2,727,241     2,557,001
Computed "expected" income tax expense                         1,142,438       927,262       869,380
Increase (reduction) in income tax expense resulting
  from:
   Amortization of deferred investment tax credits               (38,649)      (38,649)      (36,032)
   Other, net                                                     59,651        61,388        46,555
Total income tax expense                                     $ 1,163,440       950,001       879,903

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                               SEPTEMBER 30,
                                                               1996        1995
Deferred tax assets:
   Accounts receivable, due to allowance for doubtful
     accounts                                                $   105,602       60,898
   Accrued pension and medical benefits, due to
     accrual for
     financial reporting purposes in excess of
       actual contributions                                      682,471      687,828
   Accrued vacation and bonuses, due to accrual for
     financial reporting purposes                                164,542      151,392
   Purchased gas adjustments, due to accrual for
     financial reporting
     purposes in excess of actual payments to
       customers                                                       -      100,873
   Other                                                          92,456       23,697
Total gross deferred tax assets                                1,045,071    1,024,688
   Less valuation allowance                                            -            -
Net deferred tax assets                                        1,045,071    1,024,688
Deferred tax liabilities:
   Utility plant, due to differences in depreciation           2,912,432    2,653,872
   Purchased gas adjustments, due to actual payments
     to
     customers in excess of accrual for financial
        reporting purposes                                       620,788            -
   Prepaid expenses and other assets, due to
     capitalization for
     financial reporting purposes                                 93,290      124,554
Total gross deferred tax liabilities                           3,626,510    2,778,426
Net deferred tax liability                                   $ 2,581,439    1,753,738

    The Company has determined that a valuation allowance for the gross deferred tax assets was not necessary at September 30, 1996 and 1995, since realization of the entire gross deferred tax assets can be supported by the amount of taxes paid during the carryback period available under current tax laws, as well as the reversal of the temporary differences which gave rise to the deferred tax liabilities.
    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(6) EMPLOYEE BENEFIT PLANS
    The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and employee compensation. Plan assets are invested principally in cash equivalents and corporate stocks and bonds. Company contributions are intended to provide not only for benefits attributed to date but also for those expected to be earned in the future.

Pension expense includes the following components:

                                                                  YEARS ENDED SEPTEMBER 30,
                                                                1996          1995        1994
Service cost for the current year                            $ 148,465       127,908       146,849
Interest cost on the projected benefit obligation              397,458       376,147       370,811
Actual return on assets held in the plan                      (717,703)     (988,813)      (96,300)
Net amortization and deferral of unrecognized gains and
  losses                                                       372,234       727,706      (182,032)
Special termination benefits cost related to the early
  retirement incentive plan                                          -       168,730             -
Net pension expense                                          $ 200,454       411,678       239,328

The Plan's funded status is as follows:

                                                                 SEPTEMBER 30,
                                                                1996        1995
Actuarial present value of accumulated benefit
  obligation:
   Vested                                                    $ 4,241,528       3,955,511
   Nonvested                                                      30,872          28,742
Accumulated benefit obligation                                 4,272,400       3,984,253
Effect of anticipated future compensation levels and
  other events                                                 1,343,289       1,292,654
Projected benefit obligation                                   5,615,689       5,276,907
Fair value of assets held in the plan                         (5,498,868)     (4,971,725)
Unfunded excess of projected benefit obligation over plan
  assets                                                     $   116,821         305,182

    The unfunded excess of projected benefit obligation over plan assets consists of the following:

                                                                       SEPTEMBER 30,
                                                                1996               1995
Net unrecognized gain from past experience different
  than assumed                                               $  (1,283,944)     (1,166,807)
Unamortized transition liability                                   435,421         540,865
Unrecognized prior service cost                                     94,377         113,251
Accrued pension cost included in the consolidated balance
  sheets                                                           870,967         817,873
Total                                                        $     116,821         305,182

    The weighted average discount rates used in determining the actuarial present value of the projected benefit obligation were 7.75 percent for 1996 and 1995 and 8 percent for 1994. The rates of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation in 1996, 1995 and 1994 were 4 percent for compensation increases through December 31, 1996 and 5 percent for compensation increases thereafter. The assumed long-term rate of return on assets was 8.5 percent for 1996, 1995 and 1994.
    In addition to pension benefits, the Company has a postretirement benefits plan which provides certain health care, supplemental retirement and life insurance benefits to active and retired employees who meet specific age and service requirements. The plan is contributory for 1996 and 1995; the plan was noncontributory for 1994. The Company has elected to fund the plan over future years.
    As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, as of October 1, 1993. The transition obligation resulting from this change in accounting principle of $4,746,000 was determined as of October 1, 1993 and is being amortized on a straight-line basis over a 20-year period. The adoption of Statement 106 resulted in an increase in net periodic postretirement benefits cost for the year ended September 30, 1994 from approximately $296,000 under the pay-as-you-go method to $649,936 under Statement 106, with approximately 67 percent of the consolidated annual cost being recovered from the Company's customers through rates. The effect of adopting Statement 106 on net earnings was a decrease of $77,087, or $.06 per share.

ROANOKE GAS COMPANY

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(6) EMPLOYEE BENEFIT PLANS (CONTINUED)
     The following table presents the plan's funded status reconciled with the amounts recognized in the Company's consolidated balance sheets:

                                                                    SEPTEMBER 30,
                                                                 1996             1995
Accumulated postretirement benefits obligation:
   Retirees                                                  $ 2,448,483       2,464,992
   Fully eligible active plan participants                       646,587       1,026,018
   Other active plan participants                              1,202,667       1,319,200
Total accumulated postretirement benefits obligation           4,297,737       4,810,210
Plan assets at fair value, principally cash equivalents
  and mutual funds                                              (971,630)       (651,155)
Accumulated postretirement benefits obligation in excess
  of plan assets                                               3,326,107       4,159,055
Unrecognized net gain                                          1,322,715         743,605
Unrecognized transition obligation                            (4,034,100)     (4,271,400)
Postretirement benefits cost included in accrued
  expenses                                                   $   614,722         631,260

    The unrecognized net gain of $743,605 as of September 30, 1995 has been reduced by the curtailment loss of $195,258 resulting from the early retirement incentive plan offered by the Company in 1995.

    Net periodic postretirement benefits cost includes the following components:

                                                                 YEARS ENDED SEPTEMBER 30,
                                                                1996       1995         1994
Service cost for the current year                            $  89,000       86,613      79,506
Interest cost on the accumulated postretirement
  benefits obligation                                          363,000      320,992     333,464
Return on assets held in the plan                              (40,000)     (35,000)     (6,020)
Amortization of transition obligation                          237,300      237,300     237,300
Net total of other components                                  (16,000)      (7,583)      5,686
Special termination benefits cost related to the early
  retirement incentive plan                                          -      242,319           -
Net periodic postretirement benefits cost                    $ 633,300      844,641     649,936

    For measurement purposes, 10.5 percent, 11 percent and 12 percent annual rates of increase in the per capita cost of covered benefits (i.e., medical trend rate) were assumed for 1996, 1995 and 1994, respectively; the rates were assumed to decrease gradually to 6.25 percent by the year 2005 and remain at that level thereafter. The medical trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed medical cost trend rate by one percentage point each year would increase the accumulated postretirement benefits obligation as of September 30, 1996 by approximately $254,218 and the aggregate of the service and interest cost components of net postretirement benefits cost by approximately $51,636.

    The weighted average discount rates used in determining the accumulated postretirement benefits obligation were 7.75 percent at September 30, 1996 and 1995 and 8 percent at September 30, 1994.
    During 1995, the Company offered a voluntary early retirement incentive plan to all employees over age 55 who were vested in the Company's pension plan. Of the 25 eligible employees, 12 accepted the early retirement offer by the April 26, 1995 deadline. The total cost of the early retirement incentive plan was $444,367, of which $125,904 was expensed directly in the Company's third quarter and $318,463 was established as a regulatory asset, with amortization beginning in fiscal year 1996 when rates were placed into effect to allow recovery of the capitalized costs. The costs expensed during the third quarter of 1995 related to the portion of the plan costs that would be amortized during the period between the recognition of the plan costs and the implementation of new rates, which provide for plan cost recovery, in fiscal year 1996. The Company recorded $71,695 of amortization expense related to this regulatory asset during the year ended September 30, 1996.
    The Company also has a defined contribution thrift plan covering all of its employees who elect to participate. The Company makes annual contributions to the plan based on 50 percent of the net participants' basic contributions (from 1 percent to 6 percent of their total compensation). The annual cost of the plan was $134,188, $132,261 and $132,683 for 1996, 1995 and 1994, respectively.
During 1996, the Company's Board of Directors approved management's proposal to convert the thrift plan into a 401(k) plan effective October 1, 1996. The plan conversion will not have a significant impact on the annual cost of the plan.

1996 ANNUAL REPORT
27

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(7) COMMON STOCK OPTIONS

   During 1996, the Company's stockholders approved the Roanoke Gas Company Key Employee Stock Option Plan. The plan provides for the issuance of common stock options to officers and certain other full-time salaried employees to acquire a maximum of 50,000 shares of the Company's common stock. The plan requires each option's exercise price per share to equal the fair value of the Company's common stock as of the date of grant.
   The aggregate number of shares under option pursuant to the Roanoke Gas Company Key Employee Stock Option Plan are as follows:

                                                 NUMBER OF     OPTION PRICE
                                                   SHARES       PER SHARE
Options granted                                    13,000         $15.50
Options outstanding, September 30, 1996            13,000         $15.50

    Under the terms of the plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding were fully vested and exercisable at September 30, 1996.
    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION(Statement 123). The Company is required to adopt the provisions of Statement 123 in fiscal year 1997. The Company plans to retain the intrinsic value method of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, for recognizing stock-based compensation in the consolidated financial statements. The Company is still evaluating the new disclosure requirements of Statement 123; however, management believes the adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.
(8) RELATED PARTY TRANSACTIONS
    Certain of the Company's directors render various business services or products to the Company. The services included legal fees of approximately $69,000, $173,000 and $197,000 in 1996, 1995 and 1994, respectively, and construction costs of approximately $1,963,000 in 1994. The products included natural gas purchases of approximately $1,950,000 in 1996 and $1,250,000 in 1995. It is anticipated that similar services and products will be provided to the Company in 1997.

(9) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    Quarterly financial data as previously reported for the years ended September 30, 1996 and 1995 is summarized as follows:

                                      FIRST        SECOND         THIRD        FOURTH
1996                                QUARTER       QUARTER       QUARTER       QUARTER
Operating revenues             $ 17,993,759    29,625,390    10,435,031     7,716,693
Operating earnings (loss)      $  1,865,501     2,412,749        38,336      (281,282)
Net earnings (loss)            $  1,434,772     1,954,256      (407,940)     (784,416)
Net earnings (loss) per share  $       1.00          1.35          (.28)         (.56)
                                      FIRST        SECOND         THIRD        FOURTH
1995                                QUARTER       QUARTER       QUARTER       QUARTER
Operating revenues             $ 14,115,726    18,949,627     8,995,204     6,550,590
Operating earnings             $  1,046,530     2,267,518       193,645        14,565
Net earnings (loss)            $    558,602     1,795,737      (237,891)     (339,208)
Net earnings (loss) per share  $        .40          1.28          (.17)         (.25)

    The pattern of quarterly earnings is the result of the highly seasonal nature of the business, as variations in weather conditions generally result in greater earnings during the winter months.

ROANOKE GAS COMPANY

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(10) BUSINESS AND CREDIT CONCENTRATIONS
    The primary business of the Company is the distribution of natural gas to residential, commercial and industrial customers in Roanoke, Virginia; Bluefield, Virginia; Bluefield, West Virginia; and the surrounding areas. The Company distributes natural gas to its customers at rates and charges regulated by the State Corporation Commission in Virginia and the Public Service Commission in West Virginia. The Company also serves propane customers in southwestern Virginia and southern West Virginia through its nonregulated subsidiary.
    During 1996, 1995 and 1994, no single customer accounted for more than 5 percent of the Company's sales, and no account receivable from any customer exceeded 5 percent of the Company's total stockholders' equity at September 30, 1996 and 1995.
(11) FRANCHISES
    Roanoke Gas Company (Roanoke Gas) and Commonwealth Public Service Corporation, a subsidiary of Bluefield Gas Company, currently hold the only franchises and/or certificates of public convenience and necessity to distribute natural gas in their respective Virginia service areas. The franchises generally extend for multi-year periods and are renewable by the municipalities. Certificates of public convenience and necessity, which are issued by the State Corporation Commission of Virginia, are of perpetual duration, subject to compliance with regulatory standards.
    In July 1996, Roanoke Gas and the City of Roanoke signed a new multi-year franchise agreement, providing for approximately $42,000 in annual franchise fees, with a 3 percent annual fee increment. This new agreement, which was effective January 1, 1996, has a 20-year term. In addition, Roanoke Gas signed new multi-year franchise agreements with the City of Salem and the Town of Vinton in July 1996. The new agreements provide for annual franchise fees of approximately $14,000, with 3 percent annual fee increments. The new agreements, which were effective January 1, 1996, have 20-year terms.
    Bluefield Gas Company holds the only franchise to distribute natural gas in its West Virginia service area. Its franchise extends for a period of 30 years from August 23, 1979.
    Management anticipates that the Company will be able to renew all of its franchises when they expire. There can be no assurance, however, that a given jurisdiction will not refuse to renew a franchise or will not in connection with the renewal of a franchise, impose certain restrictions or conditions that could adversely affect the Company's business operations or financial condition.
(12) ENVIRONMENTAL MATTERS
    Both Roanoke Gas Company and Bluefield Gas Company operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950's. The process involved heating coal in a low-oxygen environment to produce a manufactured gas that could be distributed through the Company's pipeline system to customers. A by-product of the process was coal tar, and the potential exists for on-site tar waste contaminants at both former plant sites. The extent of contaminants at these sites is unknown at this time, and the Company has not performed a formal analysis at the Roanoke Gas Company MGP site. An analysis at the Bluefield Gas Company site indicates some soil contamination. The Company, with concurrence of legal counsel, does not believe any events have occurred requiring regulatory reporting. Further, the Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of these prior operations. Therefore, the Company has no plans for subsurface remediation at either of the MGP sites. Should the Company eventually be required to remediate either of the

MGP sites, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. Based upon prior orders of the State Corporation Commission of Virginia related to environmental matters at other companies, the Company believes it will be able to recover prudently incurred costs. Additionally, a stipulated rate case agreement between the Company and the West Virginia Public Service Commission recognizes the Company's right to defer MGP clean-up costs, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required clean-up of either MGP site, the Company anticipates recording a regulatory asset for such clean-up costs which are anticipated to be recoverable in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to the previously-mentioned environmental matters will not have a material effect on the Company's consolidated financial position.
(13) COMMITMENTS
    The Company has six short-term contracts with five natural gas suppliers requiring the purchase of approximately 4,222,000 DTH of natural gas at varying prices during the period October 1, 1996 through September 30, 1997. The Company has also provided notice of bid awards to three fuel suppliers, and anticipates these notices to result in three contracts to purchase an additional 1,787,000 DTH of natural gas at varying prices during fiscal year 1997. In addition, the Company has short-term contracts with two propane suppliers requiring the purchase of 1,040,000 gallons of propane during the period October 1, 1996 through September 30, 1997. Management does not anticipate that these contracts will have a material impact on the Company's fiscal year 1997 consolidated results of operations.

1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1996 and 1995 and Years Ended September 30, 1996, 1995 and 1994

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS
    Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Statement 107), requires the Company to disclose estimated fair values of its financial instruments. Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value.
CASH AND CASH EQUIVALENTS
    The carrying amount is a reasonable estimate of fair value.
LONG-TERM DEBT
    The fair value of long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.
BORROWINGS UNDER LINES OF CREDIT
    The carrying amount is a reasonable estimate of fair value since the rates of interest paid on borrowings under lines of credit approximate market rates.

    The carrying amounts and approximate fair values of the Company's financial instruments at September 30, 1996 are as follows:

                                         CARRYING     APPROXIMATE
                                          AMOUNTS     FAIR VALUES
FINANCIAL ASSETS:
  Cash and cash equivalents          $    633,322         633,322
Total financial assets               $    633,322         633,322
FINANCIAL LIABILITIES:
  Long-term debt                     $ 20,891,547      22,057,130
  Borrowings under lines of credit      6,652,500       6,652,500
Total financial liabilities          $ 27,544,047      28,709,630

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include utility plant, nonutility property, current deferred income taxes, purchased gas adjustments and other assets; significant liabilities that are not considered financial liabilities are refunds from suppliers - due customers, noncurrent deferred income taxes and deferred investment tax credits. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
(15) STATEMENT 121
    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF(Statement 121). Statement 121 requires companies to review long-lived assets and certain identifiable intangibles to be held, used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company is required to adopt the provisions of Statement 121 in fiscal year 1997. The Company believes the adoption of Statement 121 will not have a material impact on its consolidated financial statements.

ROANOKE GAS COMPANY
30

Roanoke Gas Company and Subsidiaries
SUMMARY OF GAS SALES AND STATISTICS
Years Ended September 30,


REVENUES:                                    1996        1995            1994            1993            1992
   Residential Sales                  $ 33,981,835    $ 25,078,211    $ 29,844,636    $ 27,841,933    $ 23,439,809

   Commercial Sales                     20,219,289      14,313,723      16,979,230      16,005,765      13,683,948

   Interruptible Sales                   4,569,766       3,513,181       5,607,002       9,262,947       7,954,908

   Transportation Gas Sales                943,215         909,515         610,682          53,611               -

   Backup Services                         190,310         107,652         222,025               -               -

   Late Payment Charges                    135,838         115,130         194,156         147,814          22,893

   Miscellaneous                            27,154          24,325          67,576         193,449         210,818

   Propane                               5,703,466       4,549,410       4,670,550       4,210,160       3,835,622

     Total                            $ 65,770,873    $ 48,611,147    $ 58,195,857    $ 57,715,679    $ 49,147,998

NET INCOME                            $  2,196,672    $  1,777,240    $  1,677,098    $  1,441,336    $  1,305,125

MCF'S DELIVERED:
   Residential                           5,108,553       4,204,222       4,701,703       4,508,694       4,146,456

   Commercial                            3,385,962       2,834,884       2,981,888       2,853,079       2,762,004

   Interruptible                         1,088,921       1,240,658       1,521,663       2,377,236       2,430,061

   Transportation Gas                    1,549,854       1,660,504       1,022,892          81,336               -

   Backup Service                           36,658          21,609          38,892               -               -

     Total                              11,169,948       9,961,877      10,267,038       9,820,345       9,338,521

GALLONS DELIVERED (PROPANE)              5,997,912       4,822,277       5,012,830       4,586,334       4,178,671

HEATING DEGREE DAYS                          4,696           3,791           4,416           4,356           3,986

NUMBER OF CUSTOMERS:
   Residential                              46,007          44,873          43,734          42,232          41,695

   Commercial                                5,043           4,896           4,767           4,512           4,429

   Interruptible And Interruptible
    Transportation Service                      44              44              43              44              48

     Total                                  51,094          49,813          48,544          46,788          46,172

GAS ACCOUNT (MCF):
   Natural Gas Purchases And Storage    11,756,089      10,453,696      10,795,928      10,430,635       9,960,017

   Gas Made - Propane                            -               -          14,008               -               -

     Total Available                    11,756,089      10,453,696      10,809,936      10,430,635       9,960,017

   Natural Gas Deliveries               11,169,948       9,961,877      10,267,038       9,820,345       9,338,521

   Storage - LNG                           142,297         118,393         134,893         153,478         168,761

   Company Use And Miscellaneous            54,140          46,532          50,356          66,211          82,470

   System Loss                             389,704         326,894         357,649         390,601         370,265

     Total Gas Available                11,756,089      10,453,696      10,809,936      10,430,635       9,960,017

TOTAL ASSETS                          $ 58,921,099    $ 51,614,667    $ 49,579,447    $ 48,758,728    $ 45,325,270

LONG-TERM OBLIGATIONS                 $ 20,222,124    $ 17,504,047    $ 16,414,900    $ 16,530,499    $ 16,936,500


1996 ANNUAL REPORT

Roanoke Gas Company and Subsidiaries
SUMMARY OF CAPITALIZATION STATISTICS
Years Ended September 30,

COMMON STOCK:                              1 996            1 995            1 994            1 993            1 992
   Shares Issued                       1,475,843        1,432,512        1,382,343        1,289,302        1,269,924
   Net Earnings Per Share           $       1.51     $       1.26     $       1.25     $       1.13     $       1.03
   Dividends Paid Per Share (Cash)  $       1.02     $       1.00     $       1.00     $       1.00     $       1.00
   Dividends Paid Out Ratio                 67.5%            79.4%            80.0%            88.9%            97.1%

   Number Of Shareholders                  1,713            1,699            1,625              901              911
CAPITALIZATION RATIOS:
   Long-Term Debt,
     Including Current Maturities           52.4             51.6             51.0             54.5             55.9
   Common Stock And Surplus                 47.6             48.4             49.0             45.5             44.1
     Total                                 100.0            100.0            100.0            100.0            100.0
   Long-Term Debt,
     Including Current Maturities   $ 20,891,547     $ 18,683,462     $ 17,087,046     $ 17,549,817     $ 17,935,500
   Common Stock And Surplus           18,975,001       17,555,172       16,424,919       14,652,663       14,176,330
TOTAL CAPITALIZATION
  PLUS CURRENT MATURITIES           $ 39,866,548     $ 36,238,634     $ 33,511,965     $ 32,202,480     $ 32,111,830

ROANOKE GAS COMPANY

ROANOKE GAS COMPANY
BOARD OF DIRECTORS
LYNN D. AVIS
AVIS CONSTRUCTION COMPANY
PRESIDENT
ABNEY S. BOXLEY, III
W. W. BOXLEY COMPANY
PRESIDENT
FRANK T. ELLETT
VIRGINIA TRUCK CENTER, INC.
PRESIDENT
FRANK A. FARMER, JR.
CHAIRMAN OF THE BOARD, PRESIDENT & CEO
WILBUR L. HAZLEGROVE
LAW FIRM OF WOODS, ROGERS & HAZLEGROVE, P.L.C.
MEMBER
W. BOLLING IZARD
W. BOLLING IZARD SURETY & CONSULTING AGENCY, INC.
PRESIDENT
J. ALLEN LAYMAN
R & B COMMUNICATIONS, INC.
PRESIDENT & CEO
JOHN H. PARROTT
JOHN H. PARROTT ASSOCIATES
PRESIDENT
THOMAS L. ROBERTSON
CARILION HEALTH SYSTEM &
CARILION MEDICAL CENTER
PRESIDENT
S. FRANK SMITH
COASTAL COAL SALES INC.
EXECUTIVE VICE PRESIDENT

(Photo appears here with the following caption:)
ROANOKE GAS COMPANY
Officers (left to right): Arthur L. Pendleton, Roger L. Baumgardner, Frank A. Farmer, Jr., Jane N. O'Keeffe, John B. Williamson III, and J. David Anderson.

OFFICERS
FRANK A. FARMER, JR.
CHAIRMAN OF THE BOARD, PRESIDENT & CEO

JANE N. O'KEEFFE
ASSISTANT VICE PRESIDENT - HUMAN RESOURCES
ROGER L. BAUMGARDNER
VICE PRESIDENT, SECRETARY & TREASURER

J. DAVID ANDERSON
ASSISTANT SECRETARY & ASSISTANT TREASURER

ARTHUR L. PENDLETON
VICE PRESIDENT - OPERATIONS

JOHN B. WILLIAMSON, III
VICE PRESIDENT - RATES & FINANCE

BLUEFIELD GAS COMPANY

BOARD OF DIRECTORS

ROGER L. BAUMGARDNER
ROANOKE GAS COMPANY
VICE PRESIDENT, SECRETARY & TREASURER

JOHN C. SHOTT
PAPER SUPPLY COMPANY
PRESIDENT

FRANK A. FARMER
PRESIDENT

FRANK A. FARMER,  JR.
ROANOKE GAS COMPANY
CHAIRMAN OF THE BOARD, PRESIDENT & CEO

SCOTT H. SHOTT
PAPER SUPPLY COMPANY
SECRETARY & TREASURER

JOHN H. PARROTT
JOHN H. PARROTT ASSOCIATES
PRESIDENT

ARTHUR L. PENDLETON
VICE PRESIDENT - OPERATIONS

OFFICERS
FRANK A. FARMER
PRESIDENT

ARTHUR L. PENDLETON
ROANOKE GAS COMPANY
VICE PRESIDENT - OPERATIONS

JOHN B. WILLIAMSON, III
VICE PRESIDENT - RATES & FINANCE

ROGER L. BAUMGARDNER
SECRETARY & TREASURER

DIVERSIFIED ENERGY COMPANY
T/A Highland Propane Company & Highland Gas Marketing

BOARD OF DIRECTORS

ROGER L. BAUMGARDNER
ROANOKE GAS COMPANY
VICE PRESIDENT, SECRETARY & TREASURER

S. FRANK SMITH
COASTAL COAL SALES, INC.
EXECUTIVE VICE PRESIDENT

FRANK T. ELLETT
VIRGINIA TRUCK CENTER, INC.
PRESIDENT

FRANK A. FARMER, JR.
ROANOKE GAS COMPANY
CHAIRMAN OF THE BOARD, PRESIDENT & CEO

ARTHUR L. PENDLETON
ROANOKE GAS COMPANY
VICE PRESIDENT - OPERATIONS

OFFICERS
ARTHUR L. PENDLETON
VICE PRESIDENT - OPERATIONS

FRANK A. FARMER
PRESIDENT

JOHN B. WILLIAMSON, III
VICE PRESIDENT - RATES & FINANCE

ROGER L. BAUMGARDNER
SECRETARY & TREASURER

                        Notice of Annual Meeting
                    The annual meeting of stockholders
                    of Roanoke Gas Company will be held
                   at the Executive Office of the Company,
                          519 Kimball Avenue, N.E.,
                       Roanoke, Virginia at 9:00 a.m.,
                          Monday, January 27, 1997.

                       (Roanoke Gas logo appears here)

                                Roanoke Gas
                    Your Choice for Comfort and Economy.

                               P.O. Box 13007
                         Roanoke, Virginia 24030-3007
                                540-983-3800

                  Roanoke Gas Company trades on Nasdaq as RGCO.


                  Transfer Agent and Dividend Disbursing Agent
                  First Union National Bank of North Carolina
                        Dividend Reinvestment Services
                               P.O. Box 1154
                    Charlotte, North Carolina 28288-1154
                               1-800-829-8432