Form 10-K, Exhibit 13
period 1997-09-30
ROANOKE GAS CO
filed 1997-12-19
CIK 84279

RGCO



                  [Graphic:  Roanoke Gas Company Logo Flame]



                              Roanoke Gas Company
                              1997 Annual Report


[GRAPHIC: Depicted are illustrations of Roanoke Gas Company's liquified natural gas facility in Botetourt County, Virginia, one of Highland Propane Company's bulk storage facilities, and Bluefield Gas Company's office in Bluefield, West Virginia.]

                                   Contents


                              1     Letter To Stockholders
                              2     A Message From John Williamson -President
                                    Elect
                              3     Review Of Operations
                              7     Management's Discussion & Analysis
                              12    1997 Financial Highlights
                              13    Independent Auditors' Report
                              14    Consolidated Balance Sheets
                              16    Consolidated Statements Of Earnings
                              17    Consolidated Statements Of Stockholders'
                                    Equity
                              18    Consolidated Statements Of Cash Flows
                              20    Notes To Consolidated Financial
                                    Statements
                              32    Summary Of Gas Sales & Statistics
                              33    Summary Of Capitalization Statistics
                              35    A Tribute To Frank Farmer
                              36    Corporate Mission Statement

                                    Notice Of Annual Meeting - Back Cover




Depicted on the front of the report are illustrations by Karen Kessler of Roanoke Gas Company's liquified natural gas facility in Botetourt County, Virginia, one of Highland Propane Company's bulk storage facilities, and Bluefield Gas Company's office in Bluefield, West Virginia.

Letter To Stockholders



Dear Stockholder:

      I am pleased to say that the year ended September 30, 1997 was one of new records for Roanoke Gas Company. We set records for earnings, customer growth and gallons of propane sold. Earnings were $2.3 million, 5 percent higher than last year despite 8 percent warmer weather. Earnings per share increased to $1.54 from $1.51, while the number of shares outstanding increased by 3 percent.
      Our number of customers increased over 4,000, a 7 percent growth rate overall, with natural gas customers increasing 3 percent and the number of propane customers increasing by an exciting 38 percent. Despite the warmer weather, propane volumes increased by 10 percent, associated with customer growth occurring throughout the year. Natural gas volumes were down by 3 percent, associated with fewer space heating sales during the milder winter, particularly January and February.
      Our dividend reinvestment and stock purchase plan remains attractive for investors, and over 50,000 shares were sold to existing stockholders during the year. Approximately 20 percent of dividends paid in 1997 were reinvested through the plan. Our dividend record remains strong, with 53 years of consecutive quarterly dividends, and 1997 marked our second consecutive yearly dividend increase.
      We are particularly pleased with our marketing efforts and the resulting customer growth. Our 3 percent annual growth rate in natural gas customers is well above the national average of 1.9 percent published by the American Gas Association. Our 38 percent propane customer growth rate is outstanding and reflects our commitment to growth through service territory expansion, market saturation and acquisition of available propane distributorships. Propane is clearly becoming the fuel of choice for home space and hot water heating in areas where extending natural gas lines is not economically practical.
      We are very active in the regulatory arena, as we have rate cases pending for Roanoke Gas Company, Bluefield Gas Company and Commonwealth Public Service Corporation. The rate cases are necessary to both keep returns on the capital invested in the public utility systems up-to-date with current interest rate costs and ensure timely recovery of the added capital and depreciation costs for replacement of the older portions of the distribution plant. We remain committed to our long-term plan to replace all bare steel and cast iron piping in the natural gas distribution systems, and we replaced 8.1 miles of bare steel and cast iron mains in 1997.
      We continued our efforts at streamlining operations to control costs through increased investment in technology, increased employee training and continued use of outsourcing where economies of scale indicated savings were available. Our customer-to-employee ratio at September 30, 1997 was over 397 compared to 285 in 1991 when I became President of Roanoke Gas Company.
      I plan to retire at the end of January 1998, but I will be leaving the Company in good hands with a strong management team in place and ready to take over. John B. Williamson, III will become President and Chief Executive Officer, and I have every confidence in his leadership abilities and knowledge. Arthur L. Pendleton will become Executive Vice President and Chief Operating Officer, and he has worked closely with me for the last 20 years as we have grown and improved our operations. I plan to stay active in the Company and the industry. I will remain as Chairman of the Board of Roanoke Gas Company, and I will continue to be Chairman of the Coordinating Council for Smaller Company Programs of the American Gas Association (AGA) and will continue on the Board of Directors of the AGA.

      On behalf of the Board of Directors of Roanoke Gas Company and our management, I once again invite you to join us for a stockholders breakfast and social hour prior to our Annual Meeting on January 26, 1998. Also on behalf of the Board and Management, I extend our continuing appreciation to you for your investment as a stockholder of Roanoke Gas Company.

Sincerely,


s/F. A. Farmer
Frank A. Farmer, Jr.
Chairman of the Board, President & CEO

Graphic:    Photograph of           Photo Caption:    Frank A. Farmer, Jr.
            Frank Farmer                              Chairman, President &
                                                      CEO Roanoke Gas Company

A Message From John Williamson -
President Elect

      I am very pleased to have the opportunity to lead Roanoke Gas Company following Mr. Farmer's retirement, and I am most appreciative of the Board of Directors' vote of confidence. I will strive to continue earning that confidence year after year.
      I come to the position with a strong management team in place. Art Pendleton as Chief Operating Officer will ensure that the skill and knowledge built by Mr. Farmer over the years in Company operations will continue.
Roger Baumgardner has been Vice President, Secretary and Treasurer for 15 years and will continue to provide his talents and stable influence in Company activities.
      We also have a staff of managers with industry experience ranging from 5 to 20 years. Jane O'Keeffe, our Assistant Vice President for Human Resources, has 6 years with Roanoke Gas Company and 20 years of human resource management experience. John D'Orazio runs our Marketing and New Construction Department and is the engine behind our outstanding customer growth. He has been with the Company for 5 years and has 15 years of industry experience. Robert Wells, our Director of Information Systems, has 14 years with the Company and is the guiding force in our expanding utilization of state-of-the-art technology.
      David Anderson, our Assistant Secretary and Assistant Treasurer, who has been with the Company 18 years, will continue his work in regulatory and rate case affairs. Our Controller, Howard Lyon, has been with the Company 10 years. He has prior experience with a national accounting firm and gives unparalleled commitment in his role with the Company. Richard Pevarski, our Director of Distribution Service, has 12 years with the Company and 13 years of industry experience. He is the steady hand on the natural gas distribution system in Roanoke. James Devens, who directs our propane operations, has been with us 6 years and has great enthusiasm for the growth opportunity that the propane market holds.
      Jim Shockley has been with us 13 years and has risen up through the ranks, starting as an entry-level employee in distribution, to become Manager of Bluefield Gas Company. Ed Painter, with 10 years of experience, oversees our Customer Service Department. Ann Miller has 7 years with the Company and oversees our materials purchasing and warehousing. Mike Gagnet, who manages the acquisition and shipment of over 12 million MCFs of natural gas and 6 million gallons of propane, has 13 years with the Company. In addition, there are several employees in our management development program with great promise, and we have a number of experienced supervisors in all major areas of the Company to help guide the efforts of a dedicated and well-trained workforce. (We also have a very strong Board of Directors, many of whom are CEOs of regional businesses in areas ranging from health care to public utilities.)
      I am excited about leading this committed and talented team. I believe we have the right combination of creativity, experience and drive to carry Roanoke Gas Company into the next millennium and to respond aggressively to the changing energy market and the opportunities that these changes will bring. We look forward to growing and diversifying Roanoke Gas Company to help ensure that we remain an attractive and rewarding investment for our stockholders. We plan to make Roanoke Gas into the premier locally owned and operated Company in our region, known as an exciting place to work and as an outstanding investment for its owners.

      I thank you for being a stockholder of Roanoke Gas Company. I hope you not only will continue, but increase, your level of interest and ownership in this growing Company, which I believe is located in one of the best regions in the country in which to live and work.



s/John B. Williamson, III
John B. Williamson, III
President Elect

Graphic:    Photograph of           Photo Caption:    John B. Williamson, III
            John Williamson                           President Elect
                                                      Roanoke Gas Company

Review Of Operations

Financial

      The Company established a new benchmark as it surpassed the record earnings of fiscal 1996 to post net income for fiscal 1997 of $2,309,880 or $1.54 per share. The previous record was $2,196,672 or $1.51 per share. The stockholders' investment in the Company grew by $1,621,950 to $20,596,951, which amounts to $13.48 per share. At September 30, 1997, the market value of the Company's stock was $18.00 per share, or 134% of book value.
      In November 1996, the directors voted to increase the regular quarterly dividend to $.26 per share from $.255 per share effective February 1997. The current annual dividend of $1.04 per share is a 5.8% yield on the current market value of the Company's stock and represents a payout of 67.5% based on earnings for fiscal 1997.
      In December 1996, the Company issued $8,000,000 unsecured senior notes payable by Roanoke Gas Company and $1,300,000 unsecured notes payable by Bluefield Gas Company. The Company increased its equity capitalization by issuing $882,719 in stock through its Dividend Reinvestment and Stock Purchase Plan and its Restricted Stock Plan For Outside Directors.
      The Company has unsecured lines of credit through its cash management system totaling $20,000,000 at interest rates of prime or less. These lines are subject to annual renewal and do not require compensating balances. The average month-end balance of short-term debt in 1997 was approximately $8,098,000, at an average interest rate of approximately 5.97%. The month-end balance at September 30, 1997 was $7,129,000, at an average interest rate of 6.14%.
      Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on the Company's capital resources and for an analysis of changes in revenues and expenses.

Gas Supply

      Weather patterns brought unseasonably cool weather in late fall and early winter to the Company's service areas. Roanoke recorded 712 heating degree days for the month of November, which was 33% more heating degree days than the long-term norm for the month. In late January the pattern shifted, bringing warmer than normal weather to the service area. Roanoke recorded 611 heating degree days for the month of February, which was 17.5% fewer heating degree days than the long-term norm for the month.
      One consequence of the early cold weather was an unusually early and sharp increase in natural gas supply acquisition costs. However, the unseasonably warm weather in February resulted in a dramatic decline in natural gas commodity prices. Tempered by the warm weather in late winter, commodity indexes relevant to Roanoke Gas Company purchases averaged only around 6% higher than the previous fiscal year.
      Roanoke Gas Company continues to use a mixture of long-term (multi-year), mid-term (seasonal) and short-term (spot) gas purchase contracts. Our objective is to create a reliable and economical mixture of gas supply contracts with terms that will not prohibit our ability to adapt to changing market conditions or further unbundling. We were extremely pleased with the performance of our natural gas suppliers. Long-term suppliers currently include Amoco Energy Trading, Cabot Oil and Gas, Engage Energy, Columbia Energy Services, LG&E Natural Gas and Duke Energy Company.

      [This pulled quote appears in a box: "The Company established a new benchmark as it surpassed the record earnings of fiscal 1996 to post net income for fiscal 1997 of $2,309,880 or $1.54 per share."]

      Roanoke Gas Company continues to regard storage supplies as an integral component of our gas supply portfolio. The Roanoke and Bluefield operations combined hold the rights to about 2.9 billion cubic feet (BCF) of natural gas storage space, up about 0.1 BCF from last year. This storage includes pipeline and third party underground facilities in both the Gulf Coast and Appalachian areas, as well as our own liquefied natural gas (LNG) storage in Botetourt County, Virginia.
      Having storage space allows Roanoke Gas Company to minimize gas costs by purchasing and injecting natural gas in the summer when the commodity prices are traditionally lower. When withdrawn in the winter, storage supplies are generally relatively economical, as well as highly reliable. The Company participates in pipeline capacity release programs to further minimize the cost of firm service to our customers.

Nonutility Operations

      Total sales by Diversified Energy Company, trading as Highland Propane Company, for fiscal year 1997 were 6,568,066 gallons, an increase of 10% from 1996 levels on 8% warmer weather. The increased volume is attributed to customer growth resulting from service territory expansion, increased sales efforts in existing territories and the leasing of certain of the assets of U.S. Gas, Inc.
      On September 5, 1997, the Company executed an agreement with U.S. Gas, Inc. located in Moneta, Virginia to acquire certain of the propane assets of U.S. Gas, Inc., which Highland Propane is currently leasing, in exchange for approximately 35,000 shares of Roanoke Gas common stock. The Company is currently serving the customers of U.S. Gas, Inc., and expects to complete the final purchase in November 1997. The pending acquisition accounted for approximately 500 of the 2,419 customer increase by Highland in 1997 and established a service

1997 Annual Report

Review Of Operations

presence for the Company around Smith Mountain Lake.
      The Company continued its geographic expansions into Bedford, Rockbridge and Alleghany counties in Virginia and Fayette, Summers and Raleigh counties in West Virginia and established four new bulk storage plants, including a pending acquisition in Bedford with the purchase of certain of the assets of U.S. Gas, Inc. Propane operations are organized into geographic divisions based on market concentrations and location of bulk propane storage facilities. Current divisions include Roanoke, Southwest Virginia, Bluefield, Beckley, Rainelle, Bedford and Rockbridge. The Company continuously evaluates potential areas for expansion or acquisition and believes that new propane territories and customer additions offer significant growth opportunities.
      Diversified Energy Company, trading as Highland Gas Marketing, sold 1,154,834 decatherms of natural gas in 1997, an increase of 14% over 1996. Highland Gas Marketing buys interruptible supplies of spot gas and temporary interstate pipeline transportation services, and resells them to large industrial customers that contract with the local utility for delivery from the interstate pipeline to the customer's meter. The natural gas marketing business is highly competitive with relatively low margins; however, it also has a low cost of operation with minimal facility and personnel requirements.

[This pulled quote appears in a box: "Roanoke Gas Company, Bluefield Gas Company and Highland Propane Company experienced record customer growth in 1997. The Company's total combined customer base increased from approximately 57,000 customers to over 61,000."]

Plant Additions

      Capital additions for fiscal 1997 totaled $8,052,801 for the consolidated companies, substantially greater than the $5,522,977 total for last year. The increase was driven by record setting growth, primarily for Highland Propane Company. Bluefield Gas accounted for 7.6% of the total capital spending or $608,106, Highland Propane additions were 28.9% of the total or $2,326,222 and Roanoke Gas added $5,118,473 in capital or 63.5% of total capital additions. New business expenditures, including mains, meters, new service lines and new propane installations, totaled $5,072,000, compared to last year's $2,773,000. The natural gas companies installed 1,667 new service lines and 19.9 miles of new mains compared to 1,563 new service lines and 18.1 miles of new mains last year. Highland Propane Company installed 2,280 new tank sets compared to 1,075 last year, a 112% increase.
      Main replacement and service renewal expenditures totaled $1,384,000, just under the $1,508,000 spent last year. During the year the Company replaced 598 service lines and 8.14 miles of main compared to previous year totals of 800 service lines and 8.7 miles of main. The Company continues to maintain the 25-year program schedule to replace, by the year 2017, approximately 12,000 bare steel services and 210 miles of cast iron and bare steel distribution mains. This program is designed to reduce maintenance costs and improve system integrity by reducing unaccounted for gas volumes caused by leakage.
      Other major increases in plant additions included: $151,000 for facility relocations due to road construction projects, $536,000 for new equipment, including replacement vehicles, and $486,000 to add new support services equipment, including a new local area computer network in Roanoke and a wide area network in our Bluefield and Rainelle, West Virginia offices.

      For fiscal year 1998, the Company has budgeted $7,667,000 for capital expenditures. Major items will include $2.1 million to support Highland Propane customer growth, $3.1 million in new natural gas customer additions, $1.3 million to replace existing mains and services, $175,000 for relocations due to road construction projects, $400,000 for new equipment, including automotive replacements, and $460,000 for support services, including computer software and an upgrade of our central processing system.

Marketing & Sales

      Roanoke Gas Company, Bluefield Gas Company and Highland Propane Company experienced record customer growth in 1997. Customer growth was approximately 3% at Roanoke Gas Company, 3% at Bluefield Gas Company and 38% at Highland Propane Company. Combined, over 4,000 new customers were added in 1997, with an overall growth rate of 7%, more than three times the national average. The Company's total combined customer base increased from approximately 57,000 customers to over 61,000. On the natural gas side, conversions represented approximately 50% of the new customer growth for Roanoke Gas Company and 64% for Bluefield Gas Company.
      Highland Propane surpassed 2,000 tank installations in a single year for the first time in the Company's history. This represented a 112% increase over last year's tank installations. Tank installations were up in all divisions of Highland Propane with Southwest Virginia up 190% from fiscal 1996, followed by Rainelle, West Virginia up 135%, Roanoke, Virginia up 84%
and Bluefield, West Virginia up 63%.     Highland has expanded its marketing
efforts over the past year to include Beckley, West Virginia and Rockbridge County, Alleghany County, and Bedford County, Virginia.
      The marketing strategy for both propane and natural gas is centered around strong trade ally relationships, one-on-one contacts with members of the sales team and providing superior, real-time

Roanoke Gas Company
customer service. This program has been extremely successful, and the number of trade allies has grown and expanded into Beckley, West Virginia and Alleghany County, Rockbridge County and Bedford County, Virginia. The Company has been proactive in its efforts to seek feedback from the trade allies and has made improvements to operations based on their suggestions.
      Commission sales representatives, whose primary goal is the addition of new gas customers along existing gas mains or the addition of new propane customers, have proven to be highly successful. Natural gas conversion customers exceeded the 650 customer mark for the second year in a row, and the number of new propane tank sets more than doubled compared to the number of new tank sets last year. Highland Propane Company has added commissioned sales personnel to cover Bedford County and Montgomery County, Virginia, which are two of the fastest growing areas in our propane service territory.
      The Company has been working closely with prospective industrial and commercial (I/C) customers and regional economic development groups. In 1997, we added several new I/C customers to our system, including R.R. Donnelley, Towers Automotive, Dynax Corporation and Virginia Forging.
      The Company remains actively involved in various leadership positions within the community, including, but not limited to, the Roanoke Regional Chamber of Commerce, The Arts Council of the Blue Ridge, Junior Achievement, The New Century Council, United Way, The Salvation Army, Community School and the Roanoke Regional and New River Valley Homebuilders Associations. The Company takes its community responsibilities seriously and encourages employees to become involved in community affairs.

[Pulled quote appears in a box: "Roanoke Gas Company is responding to its growth by improving employee efficiency through enhancing the end user's day-to-day work environment with better user interfaces, desktop functionality, system integration, and user training."]

Customer Service

      Roanoke Gas Company is committed to providing quality customer service for all of its customers via its Customer Service Department, a blend of human resources and technology. The Company utilizes an automated attendant answering system to direct callers to their appropriate area of interest.
      During the winter of 1996, as customers responded to rising gas costs brought on by the natural gas market reaction to an unusually cold November, the telephone call volumes exceeded the capacity of the Department to respond in a timely fashion and, accordingly, an answering service was employed to assist with the problem. Customer calls are automatically forwarded by the automated attendant to the answering service after the caller has been on hold one minute and thirty seconds. The answering service takes messages from customers, and Company personnel then return calls in non-peak calling times. This method functioned well and is anticipated to provide relief during the busy fall furnace light-up season.
      Roanoke Gas Company is exploring other technological advances, such as integrated voice response units which will allow customers to call the Company and obtain account balances, date of last payments and other information without having to speak directly with a Customer Service Representative. As the customer base continues to grow, the Company will diligently search for new technology to better serve its customers, while always offering a human contact for those needing it.
      The Company again conducted its annual HeatShare Program, designed to provide monetary assistance to low income customers having difficulty paying their winter bills. Now in its sixteenth season, the program has helped more than 6,000 families with nearly $850,000 donated by the Company, employees, customers and concerned individuals. The program is administered each year by The Salvation Army. In addition, customer service employees provide information to the needy families on additional sources of financial assistance.

Information Systems

      Customer growth, while controlling costs, requires improved employee efficiency and reliable systems that can be scaled to meet the increasing needs of the business. Roanoke Gas Company is responding to its growth by improving employee efficiency through enhancing the end user's day-to-day work environment with better user interfaces, desktop functionality, system integration, and user training. To help assure system reliability and stability, considerable progress has been made on the Year 2000 situation.
      With the installation of a new Local Area Network (LAN) and Wide Area Network (WAN), employees use a graphical user interface (GUI) that provides a seamless environment between IBM AS/400 applications and PC applications.
The environment utilizes a standardized PC application suite on the network that provides consistency for both the end user and technical support. Structured training for our PC applications has been outsourced to a vendor that is focused on user training. This provides uniform training for end users and allows technical human resources to be committed to technology.
The functionality and integration built into the PC applications and the IBM AS/400 reduces the efforts required by the end user.
      The implementation of our Purchase Requisition and Electronic Authorization Systems continued our progress toward the goal of complete system integration. The Purchase Requisition System assists the



1997 Annual Report

Review Of Operations

authorized end user to request the purchase of materials, equipment and other supplies electronically. The Electronic Authorization System receives end user requisitions and routes them for proper approval. Once a requisition has been completely approved, a purchase order is automatically created for the items to be ordered. These systems have reduced paperwork and the time required to process a requisition and have increased control through system authority. On-line inquiry and reports can be executed to provide current and historical information on requisitions.
      New technology and efficiencies gained through the use of new systems is no more important than the reliability and stability of existing systems. With this commitment, significant progress is being made on the Year 2000 Project. Critical financial applications, such as General Ledger, Payroll and Budgeting, have all been converted to handle the turn of the century.
All new systems such as LAN, WAN, and Purchase Requisitions, were required to be Year 2000 compliant prior to installation. All remaining IBM AS/400 systems, such as Customer Information, Work Orders, and Inventory, are to be Year 2000 compliant by December 31, 1997.
      To help ensure adequate system performance, to enable the continued application system growth, and to facilitate the maintenance of existing systems, the IBM AS/400 was upgraded subsequent to fiscal year end.

Market Price & Dividend Information

      The Company's common stock is listed on the Nasdaq National Market under the trading symbol RGCO. This provides stockholders, brokers and others with immediate access to the latest bid and ask prices and creates greater liquidity in the Company's stock. The table below sets forth the range of bid prices for shares of the Company's common stock, as reported in the Nasdaq National Market.
      Although the Company has paid continuous quarterly dividends to its stockholders since August 1, 1944, and has increased dividends for the past two years, the Company has not established a formal policy with respect to dividends. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon, among other factors, earnings, capital requirements and the operating and financial condition of the Company. There can be no assurance that these or other conditions will not in the future negatively affect the Company's ability to pay dividends. In addition, the Company's long-term indebtedness contains restrictions on cumulative net earnings of the Company and dividends previously paid. At September 30, 1997 and 1996, respectively, the Company had 1,853 and 1,713 common shareholders of record in conjunction with 1,527,486 and 1,475,843 common shares outstanding.

                                       Range of             Cash
                                      Bid Prices         Dividends
                                                          Declared
Fiscal Year Ended                   High        Low
September 30,
1997
   First Quarter                   $18.000     $16.750      $.26
   Second Quarter                   18.250      17.000       .26
   Third Quarter                    17.750      15.750       .26
   Fourth Quarter                   18.125      16.000       .26

1996
   First Quarter                   $16.250     $14.250      $.255
   Second Quarter                   18.500      15.000       .255
   Third Quarter                    18.250      16.500       .255
   Fourth Quarter                   17.250      14.750       .255

Roanoke Gas Company

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations

                                           Roanoke Gas Company and Subsidiaries
                                                  SELECTED FINANCIAL DATA
                                                 Years Ended September 30,

                                              1997           1996            1995           1994            1993
------------------------------------------------------------------------------------------------------------------
Operating Revenues                        $ 65,047,826   $ 65,770,873   $ 48,611,147    $ 58,195,857   $ 57,715,679
Operating Margin                            22,464,921     22,030,795     19,435,864      19,902,497     18,297,030
Operating Earnings                           4,403,423      4,035,304      3,522,258       3,537,267      3,235,269
Earnings Before Interest Charges             4,550,333      4,113,044      3,701,907       3,592,351      3,264,713
Net Earnings                                 2,309,880      2,196,672      1,777,240       1,677,098      1,441,336
Net Earnings Per Share                            1.54           1.51           1.26            1.25           1.13
Cash Dividends Declared
  Per Share                                       1.04           1.02           1.00            1.00           1.00
Book Value Per Share                             13.48          12.86          12.25           11.88          11.36
Average Shares Outstanding                   1,503,388      1,455,999      1,408,659       1,339,402      1,280,176
Total Assets                                62,593,258     58,921,099     51,614,667      49,579,447     48,758,728
Long-Term Debt
  (Less Current Installments)               17,079,000     20,222,124     17,504,047      16,414,900     16,530,499
Stockholders' Equity                        20,596,951     18,975,001     17,555,172      16,424,919     14,652,663
Shares Outstanding At September 30,          1,527,486      1,475,843      1,432,512       1,382,343      1,289,302

General

      The core business of Roanoke Gas Company and its public utility affiliates, collectively, the Company, is the distribution of natural gas to approximately 53,000 active customers in the cities of Roanoke, Salem and Bluefield, Virginia and Bluefield, West Virginia, and the surrounding areas, at rates and charges regulated by the State Corporation Commission in Virginia (the Virginia Commission) and the Public Service Commission in West Virginia (the West Virginia Commission). The Company is required, as a public utility, to help ensure that it has the capacity to adequately serve the ongoing needs of its customers. The Company also continues to expand its facilities to keep pace with the industrial and commercial development and residential growth in its service areas. The Company continues to experience steady customer growth, and anticipates continuing this trend by attracting adequate investment capital, along with adequate and timely increases in rates when needed from the state commissions. The Company also serves approximately 8,800 active propane accounts in southwestern Virginia and southern West Virginia and serves natural gas industrial transportation customers by brokerage of natural gas supplies through its subsidiary, Diversified Energy Company, which trades as Highland Propane Company and Highland Gas Marketing. Propane sales are becoming an increasingly important aspect of the Company's operations, with the annual growth in propane customers now exceeding the annual growth in natural gas customers.
      Continued public acceptance and a growing preference for natural gas and propane as a competitively priced, clean and efficient fuel for space heating and other residential, commercial and industrial applications have prompted the steady increase in the number of customers served and in the cost of constructing facilities required to serve them. Energy conservation and the availability of modern, highly efficient furnaces and other appliances for replacement and new services in better-insulated homes continue to result in a slight decline in annual weather normalized per capita residential usage. The effect of such per capita declines, unless offset by new customer growth, abnormally cold weather, or requested rate relief, could result in a decline or attrition in the Company's net operating earnings as a percentage of the equity component of the rate base. Competition from alternative fuels and/or suppliers could also impact the Company's profitability levels.
Forward-Looking Statements
      From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following: (i) obtaining adequate rate relief from regulatory authorities on a timely basis; (ii) earning on a consistent basis an adequate return on invested capital; (iii) increasing expenses and labor costs and availability; (iv) price competition from alternative fuels;
(v) volatility in the price of natural gas and propane; (vi) some uncertainty in the projected rate of growth of natural gas and propane requirements in the Company's service area; and (vii) general economic conditions both locally and nationally. In addition, the Company's business is seasonal in character and strongly influenced by weather conditions. Extreme changes in winter heating



1997 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations

[Graph Appears here:    NATURAL GAS CUSTOMERS]

                                  NATURAL GAS
                                   CUSTOMERS
      Year               1993     1994     1995     1996     1997
      Customers         46,788   48,544   49,813   51,094   52,763

degree days from the normal or mean can have significant short-term impacts on revenues and gross margin.

Capital Resources & Liquidity

      Roanoke Gas Company's primary capital needs are the funding of its continuing construction program and the seasonal funding of its stored gas inventories. The Company's capital expenditures for the year were a combination of replacements and expansions, reflecting the need to replace older cast iron and bare steel pipe with plastic pipe, while continuing to meet the demands of customer growth. Total capital expenditures for the period were approximately $8.05 million, allocated as follows: $5.12 million for Roanoke Gas Company, $.61 million for Bluefield Gas Company and $2.32 million for Highland Propane Company. Depreciation cash flow provided approximately $3.2 million in support of capital expenditures, or approximately 40% of total investment. Historically, consolidated capital expenditures were $5.5 million in 1996 and $5.6 million in 1995. It is anticipated that future capital expenditures will be funded with the combination of depreciation cash flow, retained earnings, sale of Company equity securities and issuance of debt.
      At September 30, 1997, the Company had available lines of credit totaling $20 million for its short-term borrowing needs, of which $7,129,000 was outstanding. Short-term borrowing, in addition to providing limited capital project bridge financing, is used to finance summer and fall gas purchases, which are stored in the underground facilities of Columbia Gas Transmission Corporation, Tennessee Gas Pipeline Company and Virginia Gas Storage Company, as well as in the Company's above-ground LNG storage facility, to help ensure adequate winter supplies to meet customer demand.
At September 30, 1997, the Company had $6,485,028 in inventoried natural gas supplies.
      Short-term borrowings, together with internally-generated funds, long-term debt and the sale of common stock through the Company's Dividend Reinvestment and Stock Purchase Plan (the Plan), have been adequate to cover construction costs, debt service and dividend payments to stockholders. The terms of short-term borrowings are negotiable, with average rates of 5.97% in 1997, 5.84% in 1996 and 6.07% in 1995. The lines do not require compensating balances. The Company utilizes a cash management program, which provides for daily balancing of the Company's temporary investment and short-term borrowing needs with interest rates indexed to the 30-day LIBOR interest rate plus a premium. The program allows the Company to maximize returns on temporary investments and minimize the cost of short-term borrowings.
      Stockholders' equity increased by $1,621,950, reflecting an increase of $739,231 in retained earnings and proceeds of $882,719 of new common stock purchases through the Plan and the Restricted Stock Plan For Outside Directors for the period. The purchase price of Company common stock under these plans is based upon the fair market value of such common stock, determined by the Board of Directors based on the closing sales price of the Company's common stock on the Nasdaq National Market on the investment date, if the investment date is a trading day, or if not, the first trading day prior to such day.
      At September 30, 1997, the Company's consolidated capitalization was 50% equity and 50% debt, compared to 48% equity and 52% debt at September 30, 1996.

Regulatory & Rate Case Proceedings

      The Company has three rate case applications pending before regulatory bodies. A Bluefield Gas Company rate case application was filed with the West Virginia Commission in April 1997 with a decision expected in February 1998.
      Roanoke Gas Company filed an application with the Virginia Commission in December 1996 with rates placed into effect, subject to refund, on January 1, 1997. A hearing was held on the application in June 1997, and an order in the case is not expected until sometime early in 1998. The Company has established reserves for an estimated level of refund in the case, and management believes the reserves are adequate to cover any refunds ordered by the Virginia Commission.
      Commonwealth Public Service Corporation, the Virginia portion of Bluefield Gas Company, filed a rate case with the Virginia Commission in June 1997, and expects to put the rates into effect, subject to refund, in December 1997. The hearing and final order are not expected until sometime in 1998.
      The Company filed a stipulated settlement with Virginia Gas Company and the Virginia Commission in the contested certificated territory applications for Tazewell County, Virginia. The settlement provides for Commonwealth Public Service Corporation to expand its certificated service territory for several miles around Bluefield, Virginia in eastern Tazewell County and provides for Virginia Gas Company to serve the other areas of Tazewell County. The Company believes this is a reasonable settlement which allows Commonwealth Public Service Corporation adequate opportunity for future growth. Management expects the Virginia Commission to approve the settlement.


Roanoke Gas Company

Results Of Operations

Fiscal Year 1997 Compared With Fiscal Year 1996

OPERATING REVENUES - Operating revenues for the natural gas utilities decreased $2,225,226 to $57,842,181 in 1997 from $60,067,407 in 1996. The decrease in revenues is attributed to weather that was approximately 8% warmer in 1997 than in 1996. Operating revenues for propane increased $1,502,179 to $7,205,645 in 1997 from $5,703,466 in 1996 due to the tremendous growth in the number of customer additions and higher billing rates impacted by propane cost.

ENERGY VOLUMES - The volume of natural gas delivered to customers was down 365,903 MCF to 10,804,045 MCF in 1997 from 11,169,948 MCF in 1996, primarily attributable to weather that was approximately 8% warmer than the weather in 1996. While customer growth was on par for the period, sales were down in all categories, with the exception of transportation volumes, due to warmer weather. Propane sales volumes for 1997 were 6,568,066 gallons compared to 5,997,912 gallons in 1996, an increase of 570,154 gallons; again, indicative of the increase in customer growth.

COST OF ENERGY - The cost of natural gas was $38,675,337 in 1997 compared to $40,763,104 in 1996. The $2,087,767 decrease was due to a 3% decline in volume and a 2% decrease in unit cost, both of which were impacted by weather that was approximately 8% warmer in 1997 than in 1996. The cost of propane was up $930,594 due to an increase in sales volume of 570,154 gallons associated with customer growth and a 20% increase in unit cost.

OTHER OPERATING EXPENSES - Other operations and maintenance expenses decreased $411,894, or 4.15%, to $9,512,597 in 1997 from $9,924,491 in 1996.
Although the Company had modest increases in expenses associated with health insurance and bad debt accruals, legal expenses and the write-off of regulatory assets, these were more than offset by reductions in FAS 106 accruals and maintenance expenses.
      General taxes increased $54,631 to $2,456,399 in 1997 from $2,401,768 in 1996. While there were decreases in the revenue-sensitive taxes (gross receipts and occupation taxes), the business license and merchants taxes, franchise taxes and property taxes increased.
      Income taxes were down $105,931 to $857,964 in 1997 from $963,895 in 1996. See note 5 of the notes to consolidated financial statements for information on income taxes.
      Depreciation and amortization expenses increased $239,465 to $2,533,912 in 1997 from $2,294,447 in 1996 due to depreciation on normal additions to plant in service.
      Other operating expenses - propane operations includes the operating and maintenance expenses, taxes and depreciation of Highland Propane Company. These costs increased $289,736 to $2,700,626 in 1997 from $2,410,890 in 1996.
The increase was mainly due to depreciation on increased plant associated with customer growth and increased income taxes associated with higher taxable income.

OTHER INCOME - Other income, net of other deductions, increased $69,170 to $146,910 in 1997 from $77,740 in 1996. The increase was primarily due to jobbing revenues and interest income and the elimination of a write-down of nonutility property which occurred in 1996.

[Graph appears here:  COMPARISON  MCF to HDD (Heating Degree Days)]

                                        COMPARISON
                             MCF to HDD (Heating Degree Days)

      Year                    1993         1994         1995         1996          1997
      MCFs Delivered       9,820,345   10,267,038    9,961,877   11,169,948    10,804,045
      HDD                      4,356        4,416        3,791        4,696         4,298

[Graph appears here:  COMPARISON Gallons Delivered to HDD (Heating Degree
Days)]

                                        COMPARISON
                      Gallons Delivered to HDD (Heating Degree Days)

      Year                    1993         1994         1995         1996          1997
      Gallons Propane      4,586,334    5,012,830    4,822,277    5,997,912     6,568,066
      HDD                      4,356        4,416        3,791        4,696         4,298

INTEREST CHARGES - Total interest charges increased $324,081 to $2,240,453 in 1997 from $1,916,372 in 1996. The increase was associated with higher borrowings under lines of credit due to under-collections of gas costs in the early winter months, higher receivable balances, higher inventories, increases in capital additions and interest on rate refund reserve.

NET EARNINGS AND DIVIDENDS - Net earnings for 1997 were $2,309,880 as compared to $2,196,672 for 1996. Earnings per share of common stock were $1.54 in 1997 compared to $1.51 in 1996. Dividends per share of common stock were $1.04 in 1997 compared to $1.02 in 1996. The $113,208 increase in net earnings can be attributed to cost containment and customer growth.




1997 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations

[Graph appears here:  COMPARISON  Net Income to HDD (Heating Degree Days)]

                                        COMPARISON
                          Net Income to HDD (Heating Degree Days)

      Year                    1993         1994         1995         1996          1997
      Net Income          $1,441,336   $1,677,098   $1,777,240   $2,196,672    $2,309,880
      HDD                      4,356        4,416        3,791        4,696         4,298

Fiscal Year 1996 Compared With Fiscal Year 1995

OPERATING REVENUES - Operating revenues for the natural gas utilities increased $16,005,670 to $60,067,407 in 1996 from $44,061,737 in 1995. The increase in revenues is attributed to weather that was approximately 24% colder in 1996 than in 1995 and a 34% increase in the unit cost of gas. Operating revenues for propane increased $1,154,056 to $5,703,466 in 1996 from $4,549,410 in 1995. The increase in revenues is also attributed to the colder weather and customer growth.

ENERGY VOLUMES - The volume of natural gas delivered to customers was up 1,208,071 MCF or approximately 12% in 1996. The interruptible and transportation volumes were down due to curtailments but the firm volumes were up 21% due to the colder weather. Propane sales volumes in 1996 were up 1,175,635 gallons, or 24%, due to the colder weather and an increase in customer growth.

COST OF ENERGY - The cost of natural gas was $40,763,104 in 1996 compared to $27,027,507 in 1995. The $13,735,597 increase was due to a 12% increase in the volume of gas delivered to customers and a 34% increase in the unit cost of gas. Both the volume and price increases in 1996 were impacted by the weather that was 11% colder than normal. Likewise, the cost of propane in 1996 was up $829,198 due to a 24% increase in sales volume associated with the colder weather and customer growth, and an 11% increase in the unit cost of propane.

OTHER OPERATING EXPENSES - Other operations and maintenance expenses increased 11% to $9,924,491 in 1996 from $8,959,677 in 1995. The largest increases were in bad debt accruals (associated with higher billings), collection and billing expenses, legal expenses, general office renovations and maintenance of distribution system.
      General taxes increased 15% to $2,401,768 in 1996 from $2,082,896 in 1995, due primarily to revenue-sensitive taxes (gross receipts and business and occupation taxes).
      Income taxes on the natural gas utilities increased $252,458 to $963,895 in 1996 from $711,437 in 1995, primarily due to increased taxable income. See note 5 of the notes to consolidated financial statements for additional information on income taxes.
      Depreciation and amortization expenses increased $160,959 to $2,294,447 in 1996 from $2,133,488 in 1995 due to depreciation on normal additions to plant in service.

      Other operating expenses - propane operations consist of the operating and maintenance expenses, taxes and depreciation of Highland Propane. These costs increased to $2,410,890 in 1996 from $2,026,108 in 1995. The $384,782 increase was mainly attributable to (1) tank sets in regard to customer growth, (2) additional delivery costs associated with increased volumes and foul weather, (3) additional sales expense associated with market area expansion and the resulting customer growth and sales commissions, (4) tank maintenance, and (5) greater depreciation on additional customer tanks and delivery vehicles.

OTHER INCOME - Other income, net of other deductions, decreased significantly in 1996 to $77,740 from $179,649 in 1995. The decrease was primarily due to Roanoke Gas Company being in a borrowing mode instead of an investment mode on the cash management system, a reduction in net jobbing revenues, and the elimination of interest income and a capital gain on the sale of investment property of Highland Propane.

INTEREST CHARGES - Total interest charges were down $8,295 for 1996 versus 1995 due to the liquidity of Highland Propane Company.
NET EARNINGS AND DIVIDENDS - Net earnings for fiscal 1996 were $2,196,672 as compared to $1,777,240 for fiscal 1995. The $419,432 increase in net earnings can be attributed to weather that was 11% colder than normal and 24% colder than fiscal 1995 and increased sales from

[Graph appears here:  GROSS UTILITY PLANT]

                                                       GROSS UTILITY PLANT
                                            (Including Construction Work-In-Progress)
                                             Millions Of Dollars: 1997 - $66,678,107

Year    1988         1989        1990        1991        1992         1993        1994        1995        1996         1997
     $33,034,999  $36,013,885 $39,346,347 $41,586,792 $45,100,044  $48,258,419 $52,729,927 $57,369,281 $61,732,904  $66,678,107


Roanoke Gas Company
customer growth. Earnings per share of common stock were $1.51 in 1996 compared to $1.26 in 1995. Dividends per share of common stock were $1.02 in 1996 and $1.00 in 1995.

Accounting Changes

      The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement 121), on October 1, 1996. Statement 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of Statement 121 in 1997 did not have a material impact on the Company's consolidated financial position, results of operations or liquidity.
      Prior to October 1, 1996, the Company accounted for its stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the option price. On October 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma net earnings per share disclosures for stock option grants made in 1996 and future years as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123.

Recent Accounting Developments

      In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (Statement 128). Statement 128 supersedes APB Opinion No. 15, Earnings Per Share, and specifies the computation, presentation and disclosure requirements for earnings per share (EPS) for entities with publicly-held common stock or potential common stock. The Company is required to adopt the provisions of Statement 128 on October 1, 1997. The Company believes the adoption of Statement 128 will not have a material impact on its EPS calculations.
      The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards (SFAS) No. 129, Disclosure of Information about Capital Structure, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. These Statements are effective for fiscal years beginning after December 15, 1997. The Company does not anticipate the adoption of these Statements will have a material impact on its consolidated financial position, results of operations or liquidity.

[Graph appears here:  GAS SALES]

                                                            GAS SALES
                                                        Volume (Millions)
                                                      1997 - 10,804,045 MCF

Year         1988       1989       1990       1991       1992        1993        1994       1995        1996         1997
Volume     9,212,194  9,316,868  9,066,558  8,335,292  9,339,521   9,820,345  10,267,038  9,961,877  11,169,948   10,804,045

Impact Of Inflation

      The cost of natural gas represented approximately 72% for fiscals 1997 and 1996 and 66% for fiscal 1995 of the total operating expenses of the Company's gas utilities' operations. However, under the present regulatory Purchased Gas Adjustment mechanisms, the increases and decreases in the cost of gas are passed through to the Company's customers.
      Inflation impacts the Company through increases in non-gas costs such as insurance, labor costs, supplies and services used in operations and maintenance and on the replacement cost of plant and equipment. The margin charged to natural gas customers to cover these costs can only be increased through the regulatory process via a rate increase application. In addition to stressing performance improvements and higher gas sales volumes to offset inflation, management must continually review operations and economic conditions to assess the need for filing and receiving adequate and timely rate relief from the state commissions.

Franchises

      Roanoke Gas Company and Commonwealth Public Service Corporation, a subsidiary of Bluefield Gas Company, currently hold the only franchises and/or certificates of public convenience and necessity to distribute natural gas in their respective Virginia service areas. The franchises generally extend for multi-year periods and are renewable by the municipalities. Certificates of public convenience and necessity, which are issued by the Virginia Commission, are exclusive and of perpetual duration, subject to compliance with regulatory standards.



1997 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations

      In July 1996, Roanoke Gas signed new 20-year franchise agreements with the cities of Roanoke and Salem and the Town of Vinton effective as of January 1, 1996. Bluefield Gas Company holds the only franchise to distribute natural gas in its West Virginia service area. Its franchise extends for a period of 30 years from August 23, 1979.
      Management anticipates that the Company will be able to renew all of its franchises when they expire. There can be no assurance, however, that a given jurisdiction will not refuse to renew a franchise or will not, in connection with the renewal of a franchise, attempt to impose certain restrictions or conditions that could adversely affect the Company's business operations or financial condition.

Environmental Issues

      Both Roanoke Gas Company and Bluefield Gas Company operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950s. The process involved heating coal in a low-oxygen environment to produce a manufactured gas that could be distributed through the Company's pipeline system to customers. A by-product of the process was coal tar, and the potential exists for on-site tar waste contaminants at both former plant sites. The extent of contaminants at these sites is unknown at this time, and the Company has not performed formal analysis at the Roanoke Gas Company MGP site. An analysis at the Bluefield Gas Company site indicates some soil contamination. The Company, with concurrence of legal counsel, does not believe any events have occurred requiring regulatory reporting. Further, the Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of these prior sites. Therefore, the Company has no plans for subsurface remediation at either of the MGP sites. Should the Company eventually be required to remediate either of the MGP sites, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. Based upon prior orders of the Commission related to environmental matters at other companies, the Company believes it would be able to recover prudently incurred costs. Additionally, a stipulated rate case agreement between the Company and the West Virginia Commission recognizes the Company's right to defer MGP clean-up costs, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required clean-up of either MGP site, the Company anticipates recording a regulatory asset for such clean-up costs which are anticipated to be recoverable in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to the previously-mentioned environmental matters will not have a material effect on the Company's consolidated financial position.

[Graph appears here: Roanoke Gas Company & Subsidiaries - HOW 1997 REVENUE DOLLARS WERE SPENT]

                      Roanoke Gas Company & Subsidiaries
                      HOW 1997 REVENUE DOLLARS WERE SPENT

                         Year Ended September 30, 1997
                         Gross Revenues - $68,494,365

                                              Amount
      Cost Of Gas & Propane                $42,582,905
      Salaries & Wages                     $ 5,057,225
      All Other Expenses                   $ 9,290,285
      Taxes                                $ 3,766,602
      Interest Charges                     $ 2,240,453
      Depreciation & Amortization          $ 3,247,015
      Dividends Declared To Owners         $ 1,570,649
      Earnings Retained In Business        $   739,231

[Graph appears here: Roanoke Gas Company & Subsidiaries - 1997 FINANCIAL HIGHLIGHTS]

                      Roanoke Gas Company & Subsidiaries
                           1997 FINANCIAL HIGHLIGHTS

      Operating Revenues - Gas                        $ 57,842,181
      Propane Revenues - Propane                      $  7,205,645
      Other Revenues - Gas Marketing                  $  2,869,514
      Merchandising And Jobbing                       $    567,128
      Interest Income                                 $      9,897
      Gross Revenues                                  $ 68,494,365
      Net Earnings                                    $  2,309,880
      Net Earnings Per Share                          $       1.54
      Dividends Per Share - Cash                      $       1.04
      Total Customers - Natural Gas                         52,763
      Total Customers - Propane                              8,829
      Total Natural Gas Deliveries - MCF                10,804,045
      Total Propane Sales - Gallons                      6,568,066
      Number Of Full-Time Employees                            155
      Total Payroll Chargeable To
      Operations & Construction                       $  5,820,863
      Total Additions To Plant                        $  8,052,801

Roanoke Gas Company

Independent Auditors' Report






The Board of Directors and Stockholders
Roanoke Gas Company:


      We have audited the accompanying consolidated balance sheets of Roanoke Gas Company and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Gas Company and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

						    s/KPMG Peat Marwick LLP
                                                    KPMG PEAT MARWICK LLP


Roanoke, Virginia
October 17, 1997





1997 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Balance Sheets
September 30, 1997 and 1996

Assets                                                    1997               1996
------------------------------------------------------============-------===========-
Utility Plant:
   In service                                        $ 65,590,024        60,454,905
   Accumulated depreciation and amortization          (22,612,963)      (20,822,398)
--------------------------------------------------------------------------------------
      In service, net                                  42,977,061        39,632,507
   Construction work-in-progress                        1,088,083         1,277,999
--------------------------------------------------------------------------------------
      Utility plant, net                               44,065,144        40,910,506
--------------------------------------------------------------------------------------
Nonutility Property:
   Propane                                              6,634,369         4,403,630
   Accumulated depreciation and amortization           (2,540,274)       (2,070,405)
--------------------------------------------------------------------------------------
      Nonutility property, net                          4,094,095         2,333,225
--------------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                              116,045           633,322
   Accounts receivable, less allowance for
      doubtful accounts of $368,345 in
      1997 and $279,316 in 1996                         4,188,984         3,857,407
   Inventories                                          7,427,581         7,402,586
   Prepaid income taxes                                     7,368           297,521
   Deferred income taxes                                1,206,995           379,356
   Purchased gas adjustments                              587,457         1,782,590
   Other                                                  420,674           479,926
--------------------------------------------------------------------------------------
      Total current assets                             13,955,104        14,832,708
--------------------------------------------------------------------------------------
Other Assets                                              478,915           844,660


--------------------------------------------------------------------------------------
                                                     $ 62,593,258        58,921,099
======================================================================================
See accompanying notes to consolidated financial statements.




Roanoke Gas Company

Liabilities And Stockholders' Equity                      1997               1996
------------------------------------------------------============------============--
Capitalization:
   Stockholders' equity:
      Common stock, $5 par value.  Authorized
         3,000,000 shares; issued and outstanding
         1,527,486 and 1,475,843 shares in 1997
         and 1996, respectively                      $  7,637,430         7,379,215
      Capital in excess of par value                    5,271,667         4,647,163
      Retained earnings                                 7,687,854         6,948,623
--------------------------------------------------------------------------------------
      Total stockholders' equity                       20,596,951        18,975,001
   Long-term debt, excluding current installments      17,079,000        20,222,124
--------------------------------------------------------------------------------------
      Total capitalization                             37,675,951        39,197,125
--------------------------------------------------------------------------------------
Current Liabilities:
   Current installments of long-term debt               3,143,124           669,423
   Borrowings under lines of credit                     7,129,000         6,652,500
   Dividends payable                                      397,530           376,795
   Accounts payable                                     5,512,348         4,931,467
   Customer deposits                                      427,895           362,384
   Accrued expenses                                     4,233,860         3,214,953
   Refunds from suppliers - due customers                 425,860            23,865
--------------------------------------------------------------------------------------
      Total current liabilities                        21,269,617        16,231,387
--------------------------------------------------------------------------------------
Deferred Credits And Other Liabilities:
   Deferred income taxes                                3,145,932         2,960,795
   Deferred investment tax credits                        492,357           531,792
   Other deferred credits                                   9,401                 -
--------------------------------------------------------------------------------------
      Total deferred credits and other liabilities      3,647,690         3,492,587
--------------------------------------------------------------------------------------
                                                     $ 62,593,258        58,921,099
======================================================================================


1997 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Earnings
Years Ended September 30, 1997, 1996 and 1995

                                                          1997              1996              1995
------------------------------------------------------============------============-----============-
Operating Revenues:
   Gas utilities                                     $ 57,842,181        60,067,407         44,061,737
   Propane operations                                   7,205,645         5,703,466          4,549,410
------------------------------------------------------------------------------------------------------
      Total operating revenues                         65,047,826        65,770,873         48,611,147
------------------------------------------------------------------------------------------------------
Cost Of Gas:
   Gas utilities                                       38,675,337        40,763,104         27,027,507
   Propane operations                                   3,907,568         2,976,974          2,147,776
------------------------------------------------------------------------------------------------------
      Total cost of gas                                42,582,905        43,740,078         29,175,283
------------------------------------------------------------------------------------------------------
Operating Margin                                       22,464,921        22,030,795         19,435,864
------------------------------------------------------------------------------------------------------
Other Operating Expenses:
   Gas utilities:
      Other operations                                  8,049,833         8,056,211          7,726,611
      Maintenance                                       1,462,764         1,868,280          1,233,066
      Taxes - general                                   2,456,399         2,401,768          2,082,896
      Taxes - income                                      857,964           963,895            711,437
      Depreciation and amortization                     2,533,912         2,294,447          2,133,488
   Propane operations (including taxes - income
      of $309,137, $177,059 and $224,017
      in 1997, 1996 and 1995, respectively)             2,700,626         2,410,890          2,026,108
------------------------------------------------------------------------------------------------------
      Total other operating expenses                   18,061,498        17,995,491         15,913,606
------------------------------------------------------------------------------------------------------
Operating Earnings                                      4,403,423         4,035,304          3,522,258
------------------------------------------------------------------------------------------------------
Other Income (Deductions):
   Gas utilities:
      Interest income                                       8,204               274             26,652
      Merchandising and jobbing, net                      147,522            99,334            120,475
      Other deductions                                    (87,486)         (120,539)          (142,389)
      Taxes - income                                      (37,552)          (22,486)           (14,547)
   Propane operations, net                                116,222           121,157            189,458
------------------------------------------------------------------------------------------------------
      Total other income (deductions)                     146,910            77,740            179,649
------------------------------------------------------------------------------------------------------
Earnings Before Interest Charges                        4,550,333         4,113,044          3,701,907
------------------------------------------------------------------------------------------------------

Interest Charges:
   Gas utilities:
      Long-term debt                                    1,740,998         1,621,661          1,680,078
      Other                                               441,444           292,301            231,142
   Propane operations                                      58,011             2,410             13,447
------------------------------------------------------------------------------------------------------
      Total interest charges                            2,240,453         1,916,372          1,924,667
------------------------------------------------------------------------------------------------------
Net Earnings                                         $  2,309,880         2,196,672          1,777,240
------------------------------------------------------------------------------------------------------
Net Earnings Per Share                               $       1.54              1.51               1.26
======================================================================================================

See accompanying notes to consolidated financial statements.

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Stockholders' Equity
Years Ended September 30, 1997, 1996 and 1995

                                                                   Capital In                             Total
                                                   Common           Excess Of        Retained          Stockholders'
                                                    Stock           Par Value         Earnings           Equity
-------------------------------------------------===========-------===========-----============------=============--
Balances, September 30, 1994                    $ 6,911,715          3,631,335         5,881,869        16,424,919
Net earnings                                              -                  -         1,777,240         1,777,240
Cash dividends ($1.00 per share)                          -                  -        (1,416,081)       (1,416,081)
Issuance of common stock (50,169 shares)            250,845            522,699                 -           773,544
Common stock issuance costs                               -             (4,450)                -            (4,450)
--------------------------------------------------------------------------------------------------------------------
Balances, September 30, 1995                      7,162,560          4,149,584         6,243,028        17,555,172
Net earnings                                              -                  -         2,196,672         2,196,672
Cash dividends ($1.02 per share)                          -                  -        (1,491,077)       (1,491,077)
Issuance of common stock (43,331 shares)            216,655            497,579                 -           714,234
--------------------------------------------------------------------------------------------------------------------
Balances, September 30, 1996                      7,379,215          4,647,163         6,948,623        18,975,001
Net earnings                                              -                  -         2,309,880         2,309,880
Cash dividends ($1.04 per share)                          -                  -        (1,570,649)       (1,570,649)
Issuance of common stock (51,643 shares)            258,215            624,504                 -           882,719
--------------------------------------------------------------------------------------------------------------------
Balances, September 30, 1997                    $ 7,637,430          5,271,667         7,687,854        20,596,951
====================================================================================================================

See accompanying notes to consolidated financial statements.





1997 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Cash Flows
Years Ended September 30, 1997, 1996 and 1995

                                                                1997               1996             1995
------------------------------------------------------------=============------============-----============--
Cash Flows From Operating Activities:
  Net earnings                                              $ 2,309,880          2,196,672         1,777,240
  Adjustments to reconcile net earnings to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                             3,247,015          2,810,314         2,563,128
    Loss (gain) on disposal of utility plant and
      nonutility property                                          (961)            (4,202)            4,823
    Loss (gain) on sale of other asset                            3,293                  -           (67,556)
    Write-down of other asset                                     4,230                  -                 -
    Write-off of regulatory assets                              132,523                  -                 -
    Decrease (increase) in purchased gas adjustments          1,195,133         (2,019,589)          931,422
    Changes in assets and liabilities which provided
      (used) cash, exclusive of changes and noncash
      transactions shown separately                           1,471,321         (3,608,875)        3,139,960
--------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities       8,362,434           (625,680)        8,349,017
--------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
  Additions to utility plant in service and under
    construction and nonutility property                     (8,052,801)        (5,522,977)       (5,609,292)
  Proceeds from disposal of property                             50,094             42,511            70,403
  Cost of removal of utility plant, net                        (158,855)          (423,221)         (122,523)
  Proceeds from sale of other asset                             141,969                  -                 -
  Proceeds from collection of note receivable                         -                  -           490,000
--------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                  (8,019,593)        (5,903,687)       (5,171,412)
--------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Proceeds from issuance of long-term debt                            -                  -         2,700,000
  Retirement of long-term debt and payments on
    obligations under capital leases                           (669,423)        (1,179,415)       (1,124,703)
  Net borrowings (repayments) under lines of credit             476,500          8,598,000        (3,793,000)
  Proceeds from issuance of common stock                        882,719            714,234           773,544
  Common stock issuance costs                                         -                  -            (4,450)
  Cash dividends paid                                        (1,549,914)        (1,473,025)       (1,403,370)
--------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities      (860,118)         6,659,794        (2,851,979)
--------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents           (517,277)           130,427           325,626
Cash and Cash Equivalents, Beginning of Year                    633,322            502,895           177,269
--------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                      $   116,045            633,322           502,895
==============================================================================================================

                                                                                                    continued


Roanoke Gas Company

                                                                1997               1996             1995
------------------------------------------------------------=============------============-----============--
Changes in Assets and Liabilities Which Provided (Used)
Cash, Exclusive of Changes and Noncash Transactions
Shown Separately:
  Accounts receivable and customer deposits, net            $  (266,066)          (346,566)         (304,927)
  Inventories                                                   (24,995)        (2,054,592)        1,028,359
  Prepaid income taxes                                          290,153           (297,521)          260,609
  Other noncurrent assets                                        83,730            160,936          (277,339)
  Accounts payable                                              580,881           (613,180)          224,166
  Income taxes payable                                                -           (476,410)          476,410
  Accrued expenses and other current assets, net              1,078,159           (111,608)        2,011,166
  Refunds from suppliers - due customers                        401,995           (658,986)          183,953
  Deferred taxes, including amortization of deferred
    investment tax credits                                     (681,937)           789,052          (350,121)
  Other deferred credits                                          9,401                  -          (112,316)
--------------------------------------------------------------------------------------------------------------
                                                            $ 1,471,321         (3,608,875)        3,139,960
==============================================================================================================
Supplemental Disclosures Of Cash Flows Information:
  Cash paid during the year for:
    Interest                                                $ 2,065,893          1,493,801         1,867,816
==============================================================================================================
    Income taxes, net of refunds                            $ 1,575,952          1,148,319           675,418
==============================================================================================================
  Noncash Transactions:
    The Company refinanced $9,300,000 of current
      installments of long-term debt and borrowings
      under lines of credit as long-term debt in 1996.
    A capital lease obligation of $21,119 was incurred in
      1995 when the Company entered into an equipment lease.
--------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


1997 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(1)   Summary of Significant Accounting Policies

General

      The consolidated financial statements include the accounts of Roanoke Gas Company and its wholly-owned subsidiaries (the Company), Bluefield Gas Company and Diversified Energy Company, trading as Highland Propane Company and Highland Gas Marketing. Roanoke Gas Company and Bluefield Gas Company are gas utilities, which distribute and sell natural gas to residential, commercial and industrial customers within their service areas. The gas utilities are subject to regulation by the Federal Energy Regulatory Commission and their applicable state regulatory commissions. Highland Propane Company, which is not a public utility, distributes and sells propane in southwestern Virginia and southern West Virginia. Highland Gas Marketing brokers natural gas to several industrial transportation customers of Roanoke Gas Company and Bluefield Gas Company.
      The Company maintains its financial records in accordance with the accounting policies as prescribed by its regulatory commissions and generally accepted accounting principles. The Company's regulated operations meet the criteria, and accordingly, follow the reporting and accounting requirements of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (Statement 71). Statement 71 sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses as those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities).
      The amounts recorded by the Company as regulatory assets and regulatory liabilities follow:

                                                        September 30,
--------------------------------------------------------------------------
                                                       1997       1996
--------------------------------------------------------------------------
Regulatory Assets:
      Early retirement incentive plan costs        $  33,481     246,768
      Statement 106 implementation cost                    -      18,884
      Rate case costs                                  6,598      20,879
      Franchise negotiation costs                          -      41,846
      LNG tank painting costs                              -      25,720
      Union organization costs                             -      29,325
      Purchased gas adjustments                      587,457   1,782,590
      Statement 109 implementation                         -      20,484
      Other                                                -      12,938
--------------------------------------------------------------------------
                                                   $ 627,536   2,199,434
==========================================================================
Regulatory Liabilities:
      Refunds from suppliers - due customers         425,860      23,865
--------------------------------------------------------------------------
                                                   $ 425,860      23,865
==========================================================================

      During 1997, the Company wrote off regulatory assets totaling $132,523 upon management's determination that, for rate-making purposes, recovery of these costs in future revenues was no longer probable.
      All significant intercompany transactions have been eliminated in consolidation.

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


Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

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

Unbilled Revenues

      The Company bills most of its customers on a monthly cycle basis, although certain large industrial customers are billed at or near the end of each month. The Company records revenue based on service rendered to the end of the accounting period. The amounts of unbilled revenues receivable included in accounts receivable on the consolidated balance sheets in 1997 and 1996 were $915,192 and $863,480, respectively.
Income Taxes
      Income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Bond Expenses

      Bond expenses are being amortized over the lives of the bonds using the bonds outstanding method.

Purchased Gas Adjustments

      Pursuant to the provisions of the Company's purchased gas adjustment
(PGA) clause, increases or decreases in gas costs are passed on to its customers. Accordingly, the difference between actual costs incurred and costs recovered through the application of the PGA is reflected as a net deferred charge or credit. At the end of the deferral period, the balance of the net deferred charge or credit is amortized over the next 12-month period and amounts are reflected in customer billings.
Pension and Other Postretirement Benefit Plans
      The Company has a defined benefit pension plan covering substantially all of its employees. Generally, the Company's funding policy is to contribute annually an amount equal to that which can be deducted for federal income tax purposes. Pension costs are computed based upon the provisions of Statement of Financial Accounting Standards No. 87.
      The Company also provides certain health care, supplemental retirement and life insurance benefits to active and retired employees. Postretirement benefit costs are computed based upon the provisions of Statement of Financial Accounting Standards No. 106.

Net Earnings Per Share

      Net earnings per share are based on the weighted average number of shares outstanding during the year (1,503,388 shares in 1997, 1,455,999 shares in 1996 and 1,408,659 shares in 1995). The calculations of weighted average shares outstanding for 1997 and 1996 do not include the effect of common stock equivalents (CSEs), since the impact of including CSEs in the weighted average shares outstanding is less than three percent.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock Options

      Prior to October 1, 1996, the Company accounted for its stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On October 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma net earnings per share disclosures for stock option grants made in 1996 and future years as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123.

1997 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(1)   Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

      The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement 121), on October 1, 1996. Statement 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of Statement 121 in 1997 did not have a material impact on the Company's consolidated financial position, results of operations or liquidity.

(2)   Allowance for Doubtful Accounts
      A summary of the changes in the allowance for doubtful accounts follows:

                                           Years Ended September 30,
--------------------------------------------------------------------------
                                         1997        1996        1995
--------------------------------------------------------------------------
Balances, beginning of year           $ 279,316     171,947     318,834
Provision for doubtful accounts         660,400     550,777     345,585
Recoveries of accounts written off      125,035     131,499      91,941
Accounts written off                   (696,406)   (574,907)   (584,413)
--------------------------------------------------------------------------
Balances, end of year                 $ 368,345     279,316     171,947
==========================================================================

(3)   Borrowings Under Lines of Credit

      The Company had total short-term lines of credit of $20,000,000 in 1997, $18,000,000 in 1996 and $13,000,000 in 1995. The balances outstanding under these lines of credit at September 30, 1997, 1996 and 1995 were $7,129,000, $6,652,500 and $1,442,000, respectively. The highest month-end balances outstanding under these lines of credit were $15,896,000, $7,587,000 and $7,186,000 in 1997, 1996 and 1995, respectively. The average month-end balances outstanding were approximately $8,098,000, $4,453,000 and $2,809,000 in 1997, 1996 and 1995, respectively. The average interest rates on the lines of credit were approximately 5.97 percent, 5.84 percent and 6.07 percent for 1997, 1996 and 1995, respectively. The lines are subject to annual renewal and do not require compensating balances. The average interest rates were 6.14 percent, 5.71 percent and 6.27 percent on balances outstanding at September 30, 1997, 1996 and 1995, respectively.

(4)   Long-term Debt

      Long-term debt consists of the following:

                                                                                              September 30,
----------------------------------------------------------------------------------------------------------------------
                                                                                          1997             1996
----------------------------------------------------------------------------------------------------------------------
Roanoke Gas Company:
      First mortgage bonds, collateralized by utility plant:
         Series K, 10%, due July 1, 2002, with provision for retirement of
            $265,000 each year through 2001, with a final payment
            of $290,000                                                                $1,350,000         1,615,000
         Series L, 10.375%, due April 1, 2004, with provision for retirement of $334,000 each year through 2003, with a final payment
            of $324,000                                                                 2,328,000         2,662,000
      Term debentures, collateralized by indenture dated October 1, 1991, with provision for retirement in varying annual payments through
         October 1, 2016 and interest rates ranging from 6.75% to 9.625%                7,200,000         7,200,000
      Unsecured senior notes payable, with interest rate fixed at 7.66%, with provision for retirement of $1,600,000 for each year beginning
         December 1, 2014 through 2018                                                  8,000,000         8,000,000
      Obligations under capital leases, due in aggregate monthly payments
         of $3,076, including imputed interest, through August 1998                        31,624            64,547

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(4)   Long-term Debt (continued)

                                                                                              September 30,
----------------------------------------------------------------------------------------------------------------------
                                                                                          1997             1996
----------------------------------------------------------------------------------------------------------------------
Bluefield Gas Company:
      Unsecured installment loan, with interest rate based on prime
         (8.75% and 8.25% at September 30, 1997 and 1996, respectively), with provision for retirement of $50,000 for each year through
         1997 and a final payment of $12,500 on October 31, 1997                    $     12,500            50,000
      Unsecured note payable, with interest rate fixed at 7.28%, with provision for retirement of $25,000 quarterly beginning January 1,
         2002 and a final payment of $1,000,000 on October 1, 2003                     1,300,000         1,300,000
----------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                                  20,222,124        20,891,547
Less current installments of long-term debt                                           (3,143,124)         (669,423)
----------------------------------------------------------------------------------------------------------------------
Total long-term debt, excluding current installments                                $ 17,079,000        20,222,124
======================================================================================================================

      The above debt obligations contain various provisions including a minimum interest charge coverage ratio, limitations on debt as a percentage of total capitalization, and limitations on total liabilities as a percentage of tangible net worth. The obligations also contain a provision restricting the payment of dividends, primarily based on the earnings of the Company and dividends previously paid. At September 30, 1997, approximately $4,400,000 of retained earnings was available for dividends.

      The aggregate annual maturities of long-term debt, including obligations under capital leases, subsequent to September 30, 1997 are as follows:

      Years Ending September 30,
--------------------------------------------------------------
            1998                                $  3,143,124
            1999                                     599,000
            2000                                     599,000
            2001                                     599,000
            2002                                   1,399,000
            Thereafter                            13,883,000
--------------------------------------------------------------
            Total                               $ 20,222,124
==============================================================



1997 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(5)   Income Taxes

      The details of income tax expense (benefit) are as follows:

                                                                         Years Ended September 30,
---------------------------------------------------------------------------------------------------------
                                                                      1997          1996       1995
=========================================================================================================
Charged to other operating expenses - gas utilities:
Current:
   Federal                                                        $ 1,561,779      206,399   1,104,505
   State                                                              (15,946)     (40,248)     48,649
---------------------------------------------------------------------------------------------------------
Total current                                                       1,545,833      166,151   1,153,154
---------------------------------------------------------------------------------------------------------
Deferred:
   Federal                                                           (668,660)     777,772    (370,870)
   State                                                               20,226       58,621     (32,198)
---------------------------------------------------------------------------------------------------------
Total deferred                                                       (648,434)     836,393    (403,068)
---------------------------------------------------------------------------------------------------------
Investment tax credits, net                                           (39,435)     (38,649)    (38,649)
---------------------------------------------------------------------------------------------------------
Total charged to other operating expenses - gas utilities             857,964      963,895     711,437
---------------------------------------------------------------------------------------------------------
Charged to other income and deductions - gas utilities:
Current:
   Federal                                                             37,787       22,195      14,587
   State                                                                  105          665         (40)
---------------------------------------------------------------------------------------------------------
Total current                                                          37,892       22,860      14,547
---------------------------------------------------------------------------------------------------------
Deferred:
   Federal                                                               (340)        (374)          -
   State                                                                    -            -           -
---------------------------------------------------------------------------------------------------------
Total deferred                                                           (340)        (374)          -
---------------------------------------------------------------------------------------------------------
Total charged to other income and deductions - gas utilities           37,552       22,486      14,547
---------------------------------------------------------------------------------------------------------
Charged to other operating expenses - propane operations:
Current:
   Federal                                                            233,323      153,044     200,022
   State                                                               49,057       32,333      44,715
---------------------------------------------------------------------------------------------------------
Total current                                                         282,380      185,377     244,737
---------------------------------------------------------------------------------------------------------

Deferred:
   Federal                                                             21,832       (6,052)    (15,528)
   State                                                                4,925       (2,266)     (5,192)
---------------------------------------------------------------------------------------------------------
Total deferred                                                         26,757       (8,318)    (20,720)
---------------------------------------------------------------------------------------------------------
Total charged to other operating expenses - propane operations        309,137      177,059     224,017
---------------------------------------------------------------------------------------------------------
Total income tax expense                                          $ 1,204,653    1,163,440     950,001
=========================================================================================================


Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(5)   Income Taxes (continued)

      Income tax expense for the years ended September 30, 1997, 1996 and 1995 differed from amounts computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:

                                                                         Years Ended September 30,
---------------------------------------------------------------------------------------------------------
                                                                      1997          1996       1995
=========================================================================================================
Net earnings                                                      $ 2,309,880    2,196,672   1,777,240
Income tax expense                                                  1,204,653    1,163,440     950,001
---------------------------------------------------------------------------------------------------------
Earnings before income taxes                                      $ 3,514,533    3,360,112   2,727,241
=========================================================================================================
Computed "expected" income tax expense                              1,194,941    1,142,438     927,262
Increase (reduction) in income tax expense resulting from:
   Amortization of deferred investment tax credits                    (39,435)     (38,649)    (38,649)
   Other, net                                                          49,147       59,651      61,388
---------------------------------------------------------------------------------------------------------
Total income tax expense                                          $ 1,204,653    1,163,440     950,001
=========================================================================================================

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                                                     September 30,
---------------------------------------------------------------------------------------------------------
                                                                                    1997       1996
=========================================================================================================
Deferred tax assets:
   Accounts receivable, due to allowance for doubtful accounts                 $   132,818     105,602
   Accrued pension and medical benefits, due to accrual for
      financial reporting purposes in excess of actual contributions               803,852     682,471
   Accrued vacation and bonuses, due to accrual for financial reporting
      purposes                                                                     173,731     164,542
   Purchased gas adjustments, due to accrual for financial reporting
      purposes in excess of actual payments to customers                           176,972           -
   Other                                                                           213,976      92,456
---------------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                                  1,501,349   1,045,071
   Less valuation allowance                                                              -           -
---------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                          1,501,349   1,045,071
---------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
   Utility plant, due to differences in depreciation                             3,154,190   2,912,432
   Purchased gas adjustments, due to actual payments to
      customers in excess of accrual for financial reporting purposes              225,309     620,788
   Prepaid expenses and other assets, due to capitalization for financial
      reporting purposes                                                            60,787      93,290
---------------------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                             3,440,286   3,626,510
---------------------------------------------------------------------------------------------------------
Net deferred tax liability                                                     $ 1,938,937   2,581,439
=========================================================================================================

      The Company has determined that a valuation allowance for the gross deferred tax assets was not necessary at September 30, 1997 and 1996, since realization of the entire gross deferred tax assets can be supported by the amount of taxes paid during the carryback period available under current tax laws, as well as the reversal of the temporary differences which gave rise to the deferred tax liabilities.
      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.




1997 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(6)   Employee Benefit Plans

      The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and employee compensation. Plan assets are invested principally in cash equivalents and corporate stocks and bonds. Company contributions are intended to provide not only for benefits attributed to date, but also for those expected to be earned in the future.
      Pension expense includes the following components:

                                                                         Years Ended September 30,
---------------------------------------------------------------------------------------------------------
                                                                      1997          1996       1995
=========================================================================================================
Service cost for the current year                                 $   142,467      148,465     127,908
Interest cost on the projected benefit obligation                     419,474      397,458     376,147
Actual return on assets held in the plan                           (1,030,919)    (717,703)   (988,813)
Net amortization and deferral of unrecognized gains and losses        647,436      372,234     727,706
Special termination benefits cost related to the early retirement
   incentive plan                                                           -            -     168,730
---------------------------------------------------------------------------------------------------------
Net pension expense                                               $   178,458      200,454     411,678
=========================================================================================================

   The Plan's funded status is as follows:

                                                                                     September 30,
---------------------------------------------------------------------------------------------------------
                                                                                    1997       1996
=========================================================================================================
Actuarial present value of accumulated benefit obligation:
   Vested                                                                     $ (4,285,717) (4,241,528)
   Nonvested                                                                      (143,901)    (30,872)
---------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                  (4,429,618) (4,272,400)
Effect of anticipated future compensation levels and other events               (1,510,433) (1,343,289)
---------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                    (5,940,051) (5,615,689)
Fair value of assets held in the plan                                            6,324,249   5,498,868
---------------------------------------------------------------------------------------------------------
Excess (deficiency) of plan assets over projected benefit obligation          $    384,198    (116,821)
=========================================================================================================

   The excess (deficiency) of plan assets over the projected benefit obligation consists of the following:

                                                                                     September 30,
---------------------------------------------------------------------------------------------------------
                                                                                    1997       1996
=========================================================================================================
Net unrecognized gain from past experience different than assumed              $ 1,709,103   1,283,944
Unamortized transition liability                                                  (329,977)   (435,421)
Unrecognized prior service cost                                                    (75,503)    (94,377)
Accrued pension cost included in the consolidated balance sheets                  (919,425)   (870,967)
---------------------------------------------------------------------------------------------------------
Total                                                                          $   384,198    (116,821)
=========================================================================================================

      The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75 percent for 1997, 1996 and 1995. The rates of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 5 percent in 1997 and 4 percent for compensation increases through December 31, 1996 and 5 percent for compensation increases thereafter in 1996 and 1995. The assumed long-term rate of return on assets was 8.5 percent for 1997, 1996 and 1995.
      In addition to pension benefits, the Company has a postretirement benefits plan which provides certain health care, supplemental retirement and life insurance benefits to active and retired employees who meet specific age and service requirements. The plan is contributory. The Company has elected to fund the plan over future years. Approximately 67 percent of the consolidated annual cost of the plan is recovered from the Company's customers through rates.




Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(6)   Employee Benefit Plans (continued)

      The following table presents the plan's funded status reconciled with the amounts recognized in the Company's consolidated balance sheets:

                                                                                     September 30,
---------------------------------------------------------------------------------------------------------
                                                                                    1997       1996
=========================================================================================================
Accumulated postretirement benefits obligation:
   Retirees                                                                    $ 2,846,193   2,448,483
   Fully eligible active plan participants                                         712,308     646,587
   Other active plan participants                                                1,262,063   1,202,667
---------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefits obligation                             4,820,564   4,297,737
Plan assets at fair value, principally cash equivalents and mutual funds          (995,411)   (971,630)
---------------------------------------------------------------------------------------------------------
Accumulated postretirement benefits obligation in excess of plan assets          3,825,153   3,326,107
Unrecognized net gain                                                              938,540   1,322,715
Unrecognized transition obligation                                              (3,796,800) (4,034,100)
---------------------------------------------------------------------------------------------------------
Postretirement benefits cost included in accrued expenses                      $   966,893     614,722
=========================================================================================================

   Net periodic postretirement benefits cost includes the following components:

                                                                         Years Ended September 30,
---------------------------------------------------------------------------------------------------------
                                                                      1997          1996       1995
=========================================================================================================
Service cost for the current year                                   $  96,255       89,000      86,613
Interest cost on the accumulated postretirement
   benefits obligation                                                325,036      363,000     320,992
Return on assets held in the plan                                     (89,542)     (40,000)    (35,000)
Amortization of transition obligation                                 237,300      237,300     237,300
Net total of other components                                         (25,201)     (16,000)     (7,583)
Special termination benefits cost related to the early
   retirement incentive plan                                                -            -     242,319
---------------------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost                           $ 543,848      633,300     844,641
=========================================================================================================

      For measurement purposes, 10 percent, 10.5 percent and 11 percent annual rates of increase in the per capita cost of covered benefits (i.e., medical trend rate) were assumed for 1997, 1996 and 1995, respectively; the rates were assumed to decrease gradually to 6.25 percent by the year 2005 and remain at that level thereafter. The medical trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed medical cost trend rate by one percentage point each year would increase the accumulated postretirement benefits obligation as of September 30, 1997 by approximately $577,834, or 12 percent, and the aggregate of the service and interest cost components of net postretirement benefits cost by approximately $68,513, or 16 percent.
      The weighted average discount rate used in determining the accumulated postretirement benefits obligation was 7.75 percent at September 30, 1997, 1996 and 1995.
      During 1995, the Company offered a voluntary early retirement incentive plan to all employees over age 55 who were vested in the Company's pension plan. Of the 25 eligible employees, 12 accepted the early retirement offer by the April 26, 1995 deadline. The total cost of the early retirement incentive plan was $444,367, of which $125,904 was expensed directly in the Company's third quarter of 1995 and $318,463 was established as a regulatory asset, with amortization beginning in fiscal year 1996 when rates were placed into effect to allow recovery of the capitalized costs. The costs expensed during the third quarter of 1995 related to the portion of the plan costs that would be amortized during the period between the recognition of the plan costs and the implementation of new rates, which provided for plan cost recovery, in fiscal year 1996. The Company recorded $139,482 and $71,695 of amortization expense related to this regulatory asset during the years ended September 30, 1997 and 1996. The unamortized balance of the regulatory asset of $73,805, excluding the balance relative to Bluefield Gas Company, was written off in 1997 (see note 1).
      The Company also has a defined contribution plan covering all of its employees who elect to participate. The Company made annual matching contributions to the plan based on 70 percent in 1997 and 50 percent in 1996 and 1995 of the net participants' basic contributions (from 1 percent to 6 percent of their total compensation). The annual cost of the plan was $217,466, $134,188 and $132,261 for 1997, 1996 and 1995, respectively.

1997 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

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

      The aggregate number of shares under option pursuant to the Roanoke Gas Company Key Employee Stock Option Plan are as follows:

                                               Number Of     Weighted Average      Option Price
                                                Shares        Exercise Price         Per Share
-------------------------------------------------------------------------------------------------
Options outstanding, September 30, 1996         13,000            15.500                15.500
Options granted                                 21,500            16.875                16.875
-------------------------------------------------------------------------------------------------
Options outstanding, September 30, 1997         34,500            16.357         15.500-16.875
=================================================================================================

      Under the terms of the plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding were fully vested and exercisable at September 30, 1997.
      The per share weighted-average fair values of stock options granted during 1997 and 1996 were $1.08 and $1.63 on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1997-expected dividend yield of 5.78 percent, risk-free interest rate of 6.29 percent, expected volatility of 10 percent and an expected life of 10 years; 1996-expected dividend yield of 5.83 percent, risk-free interest rate of 6.44 percent, expected volatility of 42 percent and an expected life of 10 years.
      The Company uses the intrinsic value method of APB Opinion No. 25 for recognizing stock-based compensation in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under the provisions of Statement 123, the Company's net earnings and net earnings per share would have been decreased to the pro forma amounts indicated below:

                                              Years Ended September 30,
---------------------------------------------------------------------------
                                               1997              1996
===========================================================================
Net earnings:
   As reported                             $ 2,309,880         2,196,672
   Pro forma                                 2,278,093         2,182,681
Net earnings per share:
   As reported                             $      1.54              1.51
   Pro forma                               $      1.52              1.50
===========================================================================
/TABLE

(8)   Related Party Transactions

      Certain of the Company's directors render business services or sell products to the Company. The significant services included legal fees of approximately $182,000, $69,000 and $173,000 in 1997, 1996 and 1995,
respectively. The products included natural gas purchases of approximately $3,052,000, $1,950,000 and $1,250,000 in 1997, 1996 and 1995, respectively.
It is anticipated that similar services and products will be provided to the Company in 1998.




Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(9)   Quarterly Financial Information (Unaudited)

      Quarterly financial data as previously reported for the years ended September 30, 1997 and 1996 is summarized as follows:

                                        First         Second        Third        Fourth
1997                                   Quarter        Quarter      Quarter       Quarter
-------------------------------------------------------------------------------------------
Operating revenues                  $ 22,412,424    24,580,783    9,894,442     8,160,177
===========================================================================================
Operating earnings (loss)           $  1,840,530     2,394,999      261,537       (93,643)
===========================================================================================
Net earnings (loss)                 $  1,331,276     1,831,756     (247,734)     (605,418)
===========================================================================================
Net earnings (loss) per share       $       0.90          1.22         (.16)         (.42)
===========================================================================================

                                        First         Second        Third        Fourth
1996                                   Quarter        Quarter      Quarter       Quarter
-------------------------------------------------------------------------------------------
Operating revenues                  $ 17,993,759    29,625,390   10,435,031     7,716,693
===========================================================================================
Operating earnings (loss)           $  1,865,501     2,412,749       38,336      (281,282)
===========================================================================================
Net earnings (loss)                 $  1,434,772     1,954,256     (407,940)     (784,416)
===========================================================================================
Net earnings (loss) per share       $       1.00          1.35         (.28)         (.56)
===========================================================================================

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

      During 1997, 1996 and 1995, no single customer accounted for more than 5 percent of the Company's sales, and no account receivable from any customer exceeded 5 percent of the Company's total stockholders' equity at September 30, 1997 and 1996.

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

(12)  Environmental Matters

      Both Roanoke Gas Company and Bluefield Gas Company operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950s. The process involved heating coal in a low-oxygen environment to produce a manufactured gas that could be distributed through the Company's pipeline system to customers. A by-product of the process was coal tar, and the potential exists for on-site tar waste contaminants at both former plant sites. The extent of contaminants at these sites is unknown at this time, and the Company has not performed a formal analysis at the Roanoke Gas Company MGP site. An analysis at the Bluefield Gas Company site indicates some soil contamination. The Company, with concurrence of legal counsel, does not believe any events have occurred requiring regulatory reporting. Further, the Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of these prior operations. Therefore, the Company has no plans for subsurface remediation at either of the MGP sites. Should the Company eventually be required to remediate either of the MGP sites, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. Based upon prior orders of the State Corporation Commission of Virginia related to environmental matters at other companies, the Company believes it will be able to recover prudently incurred costs. Additionally, a stipulated rate case agreement between the Company and the West Virginia Public Service Commission recognizes the Company's right to



1997 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(12)  Environmental Matters (continued)

defer MGP clean-up costs, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required clean-up of either MGP site, the Company anticipates recording a regulatory asset for such clean-up costs which are anticipated to be recoverable in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to the previously-mentioned environmental matters will not have a material effect on the Company's consolidated financial position.

(13)  Commitments

      The Company has nine short-term contracts with seven natural gas suppliers requiring the purchase of approximately 2,149,000 DTH of natural gas at varying prices during the period October 1, 1997 through September 30, 1998. The Company has also provided notice of bid awards to two natural gas suppliers, and anticipates these notices to result in contracts to purchase an additional 1,703,000 DTH of natural gas at varying prices during fiscal year 1998. In addition, the Company has short-term contracts with three propane suppliers requiring the purchase of 2,952,500 gallons of propane during the period October 1, 1997 through September 30, 1998. Management does not anticipate that these contracts will have a material impact on the Company's fiscal year 1998 consolidated results of operations.
      During 1997, the Company entered into a purchase commitment to acquire certain net assets of an area propane company. The total purchase price under this commitment will be satisfied through the issuance of 35,097 shares of Company common stock. The acquisition, which is expected to be consummated in November 1997, will be accounted for under the purchase method of accounting.

(14)  Fair Value of Financial Instruments

      Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (Statement 107), requires the Company to disclose estimated fair values of certain of its financial instruments. Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

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

      The carrying amounts and approximate fair values of the Company's financial instruments requiring disclosure under Statement 107 at September 30, 1997 and 1996 are as follows:

                                                                       September 30,
--------------------------------------------------------------------------------------------------------------
                                                       1997                                 1996
--------------------------------------------------------------------------------------------------------------
                                             Carrying        Approximate           Carrying      Approximate
                                             Amounts         Fair Values           Amounts       Fair Values
--------------------------------------------------------------------------------------------------------------
Financial Assets:
   Cash and cash equivalents              $    116,045           116,045            633,322          633,322
--------------------------------------------------------------------------------------------------------------
Total financial assets                    $    116,045           116,045            633,322          633,322
==============================================================================================================
Financial Liabilities:
   Long-term debt                         $ 20,222,124        21,384,604         20,891,547       22,057,130
   Borrowings under lines of credit          7,129,000         7,129,000          6,652,500        6,652,500
--------------------------------------------------------------------------------------------------------------
Total financial liabilities               $ 27,351,124        28,513,604         27,544,047       28,709,630
==============================================================================================================



Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
September 30, 1997 and 1996 and Years Ended September 30, 1997, 1996 and 1995

(14)  Fair Value of Financial Instruments (continued)

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








1997 Annual Report

Roanoke Gas Company and Subsidiaries
Summary Of Gas Sales And Statistics
Years Ended September 30,

Revenues:                                1997             1996              1995               1994               1993
---------------------------------------------------------------------------------------------------------------------------
   Residential Sales                $ 32,595,261     $ 33,981,835      $ 25,078,211       $ 29,844,636       $ 27,841,933
   Commercial Sales                   19,879,180       20,219,289        14,313,723         16,979,230         16,005,765
   Interruptible Sales                 3,892,301        4,569,766         3,513,181          5,607,002          9,262,947
   Transportation Gas Sales            1,107,922          943,215           909,515            610,682             53,611
   Backup Services                       173,655          190,310           107,652            222,025                  -
   Late Payment Charges                  157,369          135,838           115,130            194,156            147,814
   Miscellaneous                          36,493           27,154            24,325             67,576            193,449
   Propane                             7,205,645        5,703,466         4,549,410          4,670,550          4,210,160
---------------------------------------------------------------------------------------------------------------------------
      Total                         $ 65,047,826     $ 65,770,873      $ 48,611,147       $ 58,195,857       $ 57,715,679
---------------------------------------------------------------------------------------------------------------------------
Net Income                          $  2,309,880     $  2,196,672      $  1,777,240       $  1,677,098       $  1,441,336
===========================================================================================================================
MCF's Delivered:
---------------------------------------------------------------------------------------------------------------------------
   Residential                         4,651,819        5,108,553         4,204,222          4,701,703          4,508,694
   Commercial                          3,230,714        3,385,962         2,834,884          2,981,888          2,853,079
   Interruptible                         959,146        1,088,921         1,240,658          1,521,663          2,377,236
   Transportation Gas                  1,933,236        1,549,854         1,660,504          1,022,892             81,336
   Backup Service                         29,130           36,658            21,609             38,892                  -
---------------------------------------------------------------------------------------------------------------------------
      Total                           10,804,045       11,169,948         9,961,877         10,267,038          9,820,345
===========================================================================================================================
Gallons Delivered (Propane)            6,568,066        5,997,912         4,822,277          5,012,830          4,586,334
===========================================================================================================================
Heating Degree Days                        4,298            4,696             3,791              4,416              4,356
===========================================================================================================================
Number Of Customers:
---------------------------------------------------------------------------------------------------------------------------
   Residential                            47,539           46,007            44,873             43,734             42,232
   Commercial                              5,181            5,043             4,896              4,767              4,512
   Interruptible And Interruptible
   Transportation Service                     43               44                44                 43                 44
---------------------------------------------------------------------------------------------------------------------------
      Total                               52,763           51,094            49,813             48,544             46,788
===========================================================================================================================

Gas Account (MCF):

   Natural Gas Purchases And
   Storage                            11,406,613       11,756,089        10,453,696         10,795,928         10,430,635
   Gas Made - Propane                          -                -                 -             14,008                  -
---------------------------------------------------------------------------------------------------------------------------
      Total Available                 11,406,613       11,756,089        10,453,696         10,809,936         10,430,635
===========================================================================================================================
   Natural Gas Deliveries             10,804,045       11,169,948         9,961,877         10,267,038          9,820,345
   Storage - LNG                         106,892          142,297           118,393            134,893            153,478
   Company Use And
   Miscellaneous                          49,444           54,140            46,532             50,356             66,211
   System Loss                           446,232          389,704           326,894            357,649            390,601
---------------------------------------------------------------------------------------------------------------------------
      Total Gas Available             11,406,613       11,756,089        10,453,696         10,809,936         10,430,635
===========================================================================================================================
Total Assets                        $ 62,593,258     $ 58,921,099      $ 51,614,667       $ 49,579,447       $ 48,758,728
===========================================================================================================================
Long-Term Obligations               $ 17,079,000     $ 20,222,124      $ 17,504,047       $ 16,414,900       $ 16,530,499
===========================================================================================================================



Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Summary Of Capitalization Statistics
Years Ended September 30,

Common Stock:                            1997             1996              1995               1994               1993
---------------------------------------------------------------------------------------------------------------------------
   Shares Issued                      1,527,486         1,475,843         1,432,512          1,382,343         1,289,302
   Net Earnings Per Share          $       1.54      $       1.51      $       1.26       $       1.25      $       1.13
   Dividends Paid Per Share
   (Cash)                          $       1.04      $       1.02      $       1.00       $       1.00      $       1.00
   Dividends Paid Out Ratio                67.5%             67.5%             79.4%              80.0%             88.9%
   Number Of Shareholders                 1,853             1,713             1,699              1,625               901
---------------------------------------------------------------------------------------------------------------------------
Capitalization Ratios:
---------------------------------------------------------------------------------------------------------------------------
   Long-Term Debt, Including
      Current Installments                 49.5              52.4              51.6               51.0              54.5
   Stockholders' Equity                    50.5              47.6              48.4               49.0              45.5
---------------------------------------------------------------------------------------------------------------------------
      Total                               100.0             100.0             100.0              100.0             100.0
---------------------------------------------------------------------------------------------------------------------------
   Long-Term Debt, Including
      Current Installments         $ 20,222,124      $ 20,891,547      $ 18,683,462       $ 17,087,046      $ 17,549,817
   Stockholders' Equity              20,596,951        18,975,001        17,555,172         16,424,919        14,652,663
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization
   Plus Current Installments       $ 40,819,075      $ 39,866,548      $ 36,238,634       $ 33,511,965      $ 32,202,480
===========================================================================================================================





1997 Annual Report

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

J. Allen Layman
R & B Communications, Inc.
President & CEO

John H. Parrott
John H. Parrott Associates
President

Thomas L. Robertson
Carilion Health System &
Carilion Medical Center
President

S. Frank Smith
Coastal Coal Sales Inc.
Executive Vice President


Officers

Frank A. Farmer, Jr.
Chairman Of The Board, President & CEO

Roger L. Baumgardner
Vice President, Secretary & Treasurer

Arthur L. Pendleton
Vice President - Operations

John B. Williamson, III
Vice President - Rates & Finance

Jane N. O'Keeffe
Assistant Vice President - Human Resources

J. David Anderson
Assistant Secretary & Assistant Treasurer

Bluefield Gas Company

Board Of Directors

Roger L. Baumgardner
Roanoke Gas Company
Vice President, Secretary & Treasurer

Frank A. Farmer,  Jr.
Roanoke Gas Company
Chairman Of The Board, President & CEO

John H. Parrott
John H. Parrott Associates
President

Arthur L. Pendleton
Roanoke Gas Company
Vice President - Operations

John C. Shott
Paper Supply Company
President

Scott H. Shott
Paper Supply Company
Secretary & Treasurer


Officers

Frank A. Farmer
President

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

Roger L. Baumgardner
Roanoke Gas Company
Vice President, Secretary & Treasurer

Frank T. Ellett
Virginia Truck Center, Inc.
President

Frank A. Farmer, Jr.
Roanoke Gas Company
Chairman Of The Board, President & CEO

Arthur L. Pendleton
Roanoke Gas Company
Vice President - Operations

S. Frank Smith
Coastal Coal Sales, Inc.
Executive Vice President


Officers

Frank A. Farmer
President

Arthur L. Pendleton
Vice President - Operations

John B. Williamson, III
Vice President - Rates & Finance

Roger L. Baumgardner
Secretary & Treasurer

A Tribute To Frank Farmer


[Photograph of Frank Farmer appears here]


      When Frank Farmer joined Roanoke Gas as construction superintendent in 1964, the Company had 22,000 customers. When he retires January 31, 1998, the Company will have more than 60,000 customers. However, that is only part of a story of innovation and change that has characterized Frank's tenure at Roanoke Gas Company.
      One of Frank's first jobs was overseeing the interconnection of Roanoke's distribution facilities to the new interstate transmission pipeline from East Tennessee Natural Gas Company. That enabled Roanoke Gas to be one of the first small companies to receive gas from two major national suppliers, helping to ensure a steady and economical supply to its customers.
      As operations manager in the early 70s, he oversaw construction of the liquefied natural gas (LNG) plant. Roanoke Gas Company was perhaps the smallest gas company to install a complete LNG processing plant capable of liquefying and storing natural gas in the summer for use during extreme cold weather in the winter months.
      When the gas shortage occurred in the 1970s, the Company was frustrated because it could not add new natural gas customers during a state-imposed moratorium. Even though earnings became stagnant, no employee was furloughed.
      Roanoke Gas Company responded to the no-growth period of the moratorium and developed a new market alternative by selling propane, a decision which has proven to have significant consequences for the Company's growth.
Propane sales growth accelerated after the purchase of Gas Services, Inc. of West Virginia and the Company's decision to market propane as a rural and suburban home and hot water heating alternative where natural gas lines did not exist.
      Deregulation began in the 1980s, which would significantly impact the entire industry. Roanoke Gas went from a simple distribution utility with the price of natural gas controlled by federal agencies to a company that had to find natural gas suppliers and arrange for interstate pipeline delivery at competitive prices. The evolution of deregulation led to one of the most significant events in the natural gas industry, passage of the National Gas Policy Act, which continues to bring changes to the industry.
      As president in the 90s, Frank led innovations at Roanoke Gas which characterized the Company's success in the new era including the installation of automated meter reading in Bluefield, reading large volume gas meters via telephone lines, upgrading all of the Company's computer and communications systems, electronic monitoring and remote control of distribution system operating pressure, implementing an early retirement program to reduce costs, and outsourcing of repetitive functions to realize efficiencies through economics of scale.
      For more than 33 years, Frank Farmer has seen and participated in significant changes in the natural gas industry. He has helped steer the Company's responses to those changes to the benefit of customers, employees and stockholders. He retires after the Company's best year of performance with the directors and management's best wishes for a long, healthy and prosperous retirement.

                              Corporate Mission
                                   Statement

            Roanoke Gas Company provides superior customer and stockholder value by being the preferred choice for safe, dependable, efficient, economical energy and services in the market it serves.




                                 Key Business
                                  Strategies

                             [ ]    Saturation Program
                             [ ]    Trade Ally Relations
                             [ ]    The Propane Alternative
                             [ ]    Acquisition and Geographic Expansion
                             [ ]    Positioning for Deregulation
                             [ ]    Diversification










Access up-to-date information on Roanoke Gas Company and its subsidiaries at http://www.roanokegas.com

Southwest Virginia And Southern West Virginia's
Choice For Comfort And Economy



Proudly Serving:
      Beckley                New Castle
      Bedford                Princeton
      Blacksburg             Pulaski
      Bluefield              Radford
      Bramwell               Rainelle
      Buchanan               Roanoke
      Christiansburg         Rocky Mount
      Clifton Forge          Rupert
      Covington              Salem
      Fincastle              Smith Mountain Lake
      Floyd                  Tazewell
      Fort Chiswell          Troutville
      Galax                  Vinton
      Hillsville             White Sulphur Springs
      Hinton                 Wytheville
      Lewisburg              and other area communities
      Lexington
      Marion
      Natural Bridge







      [Map of Roanoke Gas Company's Service Area appears here]

[The following text appear in a box]


                           Notice Of Annual Meeting

                      The annual meeting of stockholders
                     of Roanoke Gas Company will be held
                   at the Executive Offices of the Company,
                          519 Kimball Avenue, N. E.,
                        Roanoke, Virginia at 9:00 a.m.,
                           Monday, January 26, 1998.


             [Roanoke Gas Company Logo Mark (Flame) appears here]

                                  Roanoke Gas
                     Your Choice for Comfort and Economy.


                 Transfer Agent and Dividend Disbursing Agent
                  First Union National Bank of North Carolina
                        Dividend Reinvestment Services
                                 P.O. Box 1154
                     Charlotte, North Carolina 28288-1154
                                1-800-829-8432

                 Roanoke Gas Company trades on Nasdaq as RGCO.