Form 10-K, Exhibit 13
period 1998-09-30
ROANOKE GAS CO
filed 1998-12-09
CIK 84279

RGCO

                               Roanoke Gas Company
                               1998 Annual Report

                                Table Of Contents


  1    Letter To Stockholders
  2    An Interview With John Williamson, CEO
  4    Review Of Operations
 10    Management's Discussion & Analysis
 16    1998 Financial Highlights
 17    Independent Auditors' Report
 18    Consolidated Balance Sheets
 20    Consolidated Statements Of Earnings



 21    Consolidated Statements Of Stockholders' Equity
 22    Consolidated Statements Of Cash Flows
 23    Notes To Consolidated Financial Statements
 34    Summary Of Gas Sales & Statistics
 35    Summary Of Capitalization Statistics
 36    The Company's Board Of Directors And Officers
       General Corporate Information - Inside Back Cover
       Notice Of Annual Meeting - Back Cover





Southwest Virginia And Southern West Virginia's
Choice For Comfort And Economy

Natural Gas
Propane

[Map of Virginia and West Virginia showing Company's market area for natural gas and propane.]

Letter To Stockholders

  Dear Stockholder:

       I am pleased to report that the year ended September 30, 1998, produced several new records and numerous changes. On the records side, we achieved our BEST earnings year ever, in both net income and earnings per share. Net income was $2.7 million, up 18 percent over last year, while per share earnings of $1.60 were approximately 5 percent greater than the prior year. In addition, dividends to shareholders were increased from $1.04 to $1.06 per share.

       The Company had 2,994 net customer additions for the year, a 5 percent growth rate. Natural gas customers increased approximately 2 percent and propane customers increased by approximately 25 percent. New records were set in propane deliveries at 7.7 million gallons, up 17 percent. Natural gas volumes were up 1 percent on 6 percent warmer weather.

       There were several significant changes and highlights this year. On January 27, 1998, we sold 181,500 shares of stock through our first public offering since the Company was capitalized in the 1940s. The offering was very successful and permitted us to strengthen our balance sheet and lower our cost of debt and composite interest rate. In a milestone in employee relations, we made permanent a previously experimental skills based compensation plan for bargaining unit employees when we implemented a two-year labor contract effective August 1, 1998.

       There were also personnel changes. On February 1, 1998, I took over as President and Chief Executive Officer. At the same time, Arthur L. Pendleton was promoted to Executive Vice President and Chief Operating Officer and John S. D'Orazio was promoted to Vice President of Marketing and New Construction. In May, Dale P. Moore joined us as Director of Rates, Regulatory Affairs and Financial Planning. With the other experienced and talented managers already in place, I feel we are building a strong team with which to grow the Company.

       Our most significant change underway is a proposed corporate reorganization into a holding company structure. In July, RGC Resources, Inc. was chartered and is in position to become the holding company in our new corporate structure. Subject to shareholder approval at the Annual Meeting and receipt of regulatory approvals by the Securities and Exchange Commission and the state regulatory commissions, we will implement the new structure. I believe this change is critical in meeting several of our key business strategies, in particular positioning for deregulation, acquisition, and diversification.

       We have continued our employment of technology and upgrading of computer systems and recently installed, and are in the early stages of converting to an enhanced Customer Information and Billing System. The new system also complements our Year 2000 compliance activities which include a mixture of systems tests, upgrades and replacements. We added a second IBM AS/400 computer to facilitate our Year 2000 readiness program and to provide for an offsite emergency back-up system to ensure continuation of operations in the event of a major disruption, system failure, or work site dislocation. We also rolled out a new internet home page, which can be accessed at www.roanokegas.com.

       We were busy on the regulatory front and implemented final rates following state commission orders in all three natural gas operating companies. The most recent order was issued in July in the Roanoke Gas case. The rate relief in the Roanoke Gas rate case was not adequate given the extent of our renewal program for replacing older portions of the distribution system. As a consequence, we filed a new rate case on September 30 and anticipate placing increased rates into effect, subject to refund, in March 1999. We had an aggressive year in the renewal program, replacing over eight miles of cast iron or bare steel mains and approximately 650 bare steel customer service lines.

       I am pleased with the results of operations and the progress we have made this year. I am excited about the opportunities the new millennium and a new corporate structure will offer, and I look forward to continued deregulation efforts in the energy sector of the economy. I believe we are taking the necessary steps to position the Company to succeed in changing markets.

       I thank you for your interest in Roanoke Gas Company and for your continuing decision to invest in company stock.

Sincerely,

/s/ John B. Williamson III
--------------------------
John B. Williamson III
President and CEO

                                       1
                                                            1998 Annual Report

An Interview With John Williamson, CEO
Regarding The Proposed Corporate Restructuring

Q: Why do you believe reorganizing Roanoke Gas Company and its subsidiaries under a holding company is necessary?

JBW: I believe that for this Company to realize its full potential it must be positioned to grow not only natural gas and propane operations, but also expand into other activities that are a good fit with the Company's experience, marketing, and service capabilities. In our current structure, all activities are under the utility company and are subject to the restrictions placed on regulated public service corporations. With the establishment of a new holding company, to be called RGC Resources, Inc., activities not specifically related to utility operations can be organized and operated without the public service corporation restrictions. The enhanced flexibility should facilitate our growth and diversification efforts.

Q: How will Roanoke Gas Company, Bluefield Gas Company, and Diversified Energy Company be affected by the corporate restructuring?

JBW: Each company will continue to exist and carry out its mission. Bluefield Gas Company and Diversified Energy Company will operate as subsidiaries of RGC Resources, Inc. rather than as subsidiaries of Roanoke Gas Company. Commonwealth Public Service Corporation, which is currently a subsidiary of Bluefield Gas Company for Bluefield operations in Virginia, will be merged into Roanoke Gas Company so that there will be only one natural gas subsidiary in each state. Roanoke Gas will also become a subsidiary of RGC Resources, Inc. In addition, other subsidiaries may be formed under RGC Resources to carry out other operations. Diversified Energy Company, trading as Highland Propane Company and Highland Gas Marketing, could expand beyond selling propane and brokering natural gas to industrial customers.

Q:  How will a shareholder of Roanoke Gas Company be affected?

JBW: A shareholder will own stock in RGC Resources, Inc., and RGC Resources, Inc. will own 100% of the common stock equity in Roanoke Gas Company, Bluefield Gas Company, and Diversified Energy Company. The existing shares of Roanoke Gas Company will be exchanged for an equivalent number of shares of RGC Resources, Inc. The assets, earnings and customer base underlying a share of stock will be the same. After the restructuring is complete, shareholders will receive shares of RGC Resources, Inc. in exchange for their shares of Roanoke Gas Company. The dividends per share and earnings per share of RGC Resources, Inc. will be determined using criteria similar to that previously used by Roanoke Gas Company. The primary difference will be the name change and a capital and organizational structure that will enhance opportunities for growth and diversification. RGC Resources stock will trade on the Nasdaq National Market under the symbol RGCO.

      Of course, you need to keep in mind that I am summarizing a complex transaction. The Company's Proxy Statement for the 1999 Annual Meeting provides detailed information about the proposed holding company structure and its potential effects. To be fully informed, each shareholder should read the entire Proxy Statement carefully.

Q: Why will RGC Resources, Inc. have more authorized shares of stock than Roanoke Gas Company?

JBW: To significantly grow the Company, additional equity capital may be needed. Furthermore, having a larger number of authorized shares will facilitate issuing new equity to help fund that growth. In addition, the Company may decide to split the stock by providing a stock dividend to existing shareholders. We had planned to increase the number of authorized shares of Roanoke Gas Company for these purposes, even if a corporate restructuring was not envisioned. Establishing RGC Resources, Inc. with a greater number of authorized shares from the start, saves the time and cost of going through a separate process to increase the number of authorized shares.

                                       2
Roanoke Gas Company

Q: Why do the articles of incorporation for RGC Resources, Inc. provide for the possibility of issuing preferred stock?

JBW: There are no current plans to issue preferred stock. However, having the opportunity for the Board of Directors to issue series of preferred stock provides the Company with an important potential tool to facilitate acquisitions. Preferred stock can be issued without voting rights, and the dividend rate on preferred stock can be set lower than the rate on current common stock. This could also lessen the likelihood of any dilution of earnings or voting strength of existing common stock shareholders.

Q:  How quickly will the restructuring occur?

JBW: We have filed applications for approval with the Securities and Exchange Commission, the State Corporation Commission in Virginia, and the Public Service Commission in West Virginia. The proposal will be submitted for shareholder approval at the Annual Meeting in February 1999, and we anticipate regulatory approval shortly thereafter. We currently are working to complete the reorganization in the third fiscal quarter of 1999.

                             [FLOW CHARTS]

Present Corporate Structure                    Planned Corporate Structure

     Shareholders                                    Shareholders
          |                                               |
     Roanoke Gas                                      Resources
      |        |                                      |       |
Diversified    Bluefield                       Roanoke Gas    Diversified
                   |                                   |
               Commonwealth                         Bluefield











                                       3
                                                            1998 Annual Report

Review Of Operations

Business Strategies

       The cover of our Annual Report reflects our key business strategies. They have been management's focus for the past year, and we believe they will remain important Company themes into the new millennium.

       Certainly, "acquisition and geographic expansion" are important to continued growth and enhancing shareholder value and, when combined with "the propane alternative," we feel the two strategies create the potential for significant market growth. We acquired the propane assets of U.S. Gas in Bedford and Franklin counties, Virginia, in December 1997. In 1998, we established new bulk propane storage facilities in Rockbridge and Alleghany counties in Virginia, and we added to our sales force to facilitate expansion. We are evaluating the potential for extending natural gas service to the town of Rocky Mount near Roanoke. A new pipeline now under construction for an additional natural gas supply to Bluefield will enhance expansion opportunities there.

       We have continued to focus on our "saturation program", which is designed to optimize pipeline assets already in the ground. Over 50% of our new natural gas customers in 1998 were conversions from other energy sources to natural gas and were either located along existing mains or were served with minor line extensions. We also continued to focus much of our marketing effort on our "trade ally relations" strategy, so that builders, developers and heating and plumbing contractors see us as an energy partner who responds quickly and professionally to their needs in meeting their customers' demands.

       We believe there will be further deregulation in the energy and utility business, requiring significant management attention. We have installed and are in the early stages of converting to an enhanced Customer Information and Billing System as part of our "positioning for deregulation" strategy. This system is expected to be followed by other enhancements to enable us to manage the complexities of working with multiple natural gas commodity retailers, accept electronic bill payments and offer internet access with respect to customer and billing information. Our proposal to restructure to a holding company ties together the strategies of "diversification" and positioning for deregulation. While future diversification will be done prudently and in areas of our core competence, we believe exploring new opportunities are important to our overall growth and improved shareholder value goals.

Financial

       The Company established another new benchmark as it surpassed again the previous year's earnings and posted net income of $2,726,879, or $1.60 per share, for fiscal 1998. The previous year was also a record year with earnings of $2,309,880 or $1.54 per basic share. The shareholders' investment in the Company grew by $5,867,630 to $26,454,581, which amounts to $14.75 per share. At September 30, 1998, the market value of the Company's stock was $19.50 per share, or 132% of book value.

       In November 1997, the directors voted to increase the regular quarterly dividend from $0.26 to $0.265 per share effective February 1, 1998. The current annual dividend of $1.06 per share is a 5.44% yield on the current market value of the Company's stock and represents a payout of 66% based on earnings for fiscal 1998.

       In June 1998, the Company issued $5,000,000, 7.804%, First Mortgage Notes, due in 2008. The proceeds of the First Mortgage Notes were used to replace the outstanding First Mortgage Bonds, 10.00%, Series K (principal amount: $1,350,000) and the outstanding First Mortgage Bonds, 10.375%, Series L (principal amount: $1,994,000). This replacement is a "blend and extend" arrangement that replaced 50-year-old covenants with modern covenants that mirror recent debenture debt replacement. The ten-year bullet secured note replaces the amortizing Series K and Series L First Mortgage Bonds. The remainder of the proceeds of the First Mortgage Notes ($1,656,000) was used for general corporate purposes.

       In October of 1998 the Company filed an application with the Virginia State Corporation Commission seeking approval for authority to issue common stock as part of the Company's existing dividend reinvestment plan. The Company's authority to issue stock as part of this plan was for a five-year period ending November 10, 1998. On October 26, 1998, the Company was granted the requested authority.

       The Company has unsecured lines of credit through its cash management system totaling $21,000,000, at interest rates substantially below prime. These lines are subject to annual renewal and do not require compensating balances. The average month-end balance of short-term debt in 1998 was approximately $5,280,000, at an average interest rate of approximately 6.19%. The month-end balance at September 30, 1998 was $4,584,000, at an average interest rate of 6.18%.

       Please refer to "Management's Discussion & Analysis of Financial Condition and Results of Operations" for additional information on the Company's capital resources and for an analysis of changes in revenue and expenses.

Marketing & Sales

       Roanoke Gas Company, Bluefield Gas Company and Highland Propane Company, consolidated, experienced another year of sustained customer growth with approximately 3,000 net additions. This growth represents an overall net customer addition rate of 5%. On an individual company basis, net customer additions were approximately 2% for Roanoke Gas Company, 1% for Bluefield Gas Company, and 25% for Highland Propane. Highland Propane now serves over 11,000 propane customers, nearly doubling its customer base in a four-year period. On the natural gas side, conversions represented approximately 51% of the new customer growth for Roanoke Gas Company and 82% for Bluefield Gas Company.

       Highland Propane surpassed 2,800 tank installations in a single year for the first time in the Company's history. These installations

                                       4
Roanoke Gas Company

[GRAPH]

NATURAL GASS AND PROPANE
CUSTOMER GROWTH

                          1994      1995      1996      1997      1998

Natural Gas Customers    48544     49813     51094     52763     53556
Propane Customers         5684      6006      6410      8829     11004


represent a 27% increase over last year's installations and nearly tripled the 1996 installations. Tank installations were up in most geographic areas, with Southwest Virginia leading the way with an increase of 52% from fiscal 1997, followed by Roanoke with a 12% increase. Highland Propane expanded its marketing efforts in the outlying portions of the current service area including Bedford County, Rockbridge County and Alleghany County, Virginia, and Raleigh, Fayette and northern Greenbrier counties, West Virginia.

       The marketing strategy for both propane and natural gas continues to center around maintaining strong trade ally relationships, establishing one-on-one contacts with members of the sales team and providing real-time customer service. This strategy has been the nucleus of our success, and the number of trade allies continues to grow as we expand into new areas in Virginia and West Virginia. As we continue to expand our trade ally base, we seek feedback from the trade ally group to improve our sales and service to our customers.

       Our commission sales force focuses on the addition of new gas customers along existing gas mains or the addition of new residential and commercial propane customers. Natural gas conversions exceed the 650 customer mark for the third year in a row, and the number of new propane tank sets increased by more than 600 over last year. In addition, we have expanded our commissioned sales force, and now have new representatives in Bedford County and Covington, Virginia and Rainelle, West Virginia.

       The Company has been working closely with prospective industrial and commercial customers, regional economic development groups and local governments. We are excited about the future economic development potential of area industrial parks and shell buildings under development.

       The Company remains actively involved in various leadership positions within the community, including but not limited to, the Roanoke Regional Chamber of Commerce, Hollins University, Junior Achievement, United Way, The Virginia Western Foundation, The Salvation Army, YMCA, Community School, Boys and Girls Club of the Roanoke Valley, and the Roanoke Regional and New River Valley Homebuilders Associations. The Company takes its community responsibilities seriously and encourages its employees to become involved in community affairs.

Customer Service

       Providing timely and accurate information to our customers is a key corporate objective. We perform these functions within our Customer Service Department using a blend of human resources and technology. As in the past, we continue to serve our customers both by telephone and in person. Customer Service centers are available in Rainelle and Bluefield, West Virginia and our main Roanoke office. The Roanoke office also has the ability to receive overflow calls from Bluefield. During the year, we answered 154,488 customer calls in the Roanoke Customer Call Center. This is an average of 594 calls per work day. In addition to customer calls, we served approximately 23,000 walk-in customers in the Roanoke center.

       We continue to experience excellent customer participation with programs such as bank drafts, budgets, and HeatShare. Our Customer Service Department is also very involved in the implementation of the new Customer Information System, and we are currently planning for upgrades to our customer call management system.

      With many banks and credit unions in the Roanoke Gas and Bluefield Gas service areas discontinuing their collection of utility payments, we have worked diligently to promote our automatic bank draft program. In an effort to increase the number of customers using bank draft, we have worked with local banks and credit unions and provided a special bill insert to inform customers of this convenient option. As a result of the program, approximately 9% of Roanoke Gas customers and approximately 6% of Bluefield Gas customers are using the bank draft option.

       With a renewed emphasis on the budget billing program this year, Roanoke Gas and Bluefield Gas have experienced increased utilization of our budget billing program by customers interested in equal monthly payments. As a result, approximately 25% of Roanoke Gas customers and approximately 19% of Bluefield Gas customers now take advantage of the budget billing option.

       Our HeatShare Program, which helps needy customers in the Roanoke Valley pay their gas bills, had another very successful year. Approximately $50,000 was collected from donations by the Company, its employees and customers. During the sixteen-year history of the program, approximately $900,000 has been donated to assist over 6,300 families.

     The Company's Credit and Collection policies were reviewed and revised in January of 1998 in an effort to decrease aged receivables, more aggressively resolve past delinquencies and ultimately reduce bad debt write-off amounts in future years. By implementing proactive collection procedures, customer delinquencies are quickly identified and resolved in a professional and effective manner. Our 1998 bad debt write-off amounts reflect an increase over the prior year as a result of these initiatives. However, the amount of past due balances carried into the new fiscal year is reduced. The net result is a healthier receivable portfolio going into 1999.


                              5
                                                            1998 Annual Report

Review Of Operations

       To continue to attain our goal of lowering aged receivables and reducing bad debt write-offs, we are currently utilizing telephone and computer technologies to increase outbound contacts and timely account followup. We have strengthened outsourcing relationships to broaden the scope of our collection efforts. We seek to send a fair but firm message to our customers that communicates both our willingness to cooperate in resolving past due balances amicably and our commitment to, when necessary, take appropriate actions to recover revenues lost to delinquencies. We believe in the long run this approach is in the best interest of all customers by keeping bad debt cost lower and minimizing the impact of this cost on overall service rates.

Plant Additions

       Capital additions for the fiscal year 1998 totaled approximately $9,584,000 for the consolidated companies, inclusive of additional assets acquired from the purchase of U.S. Gas Company. Total additions were up 19% compared to 1997 fiscal year expenditures of $8,053,000. Accelerated growth, primarily within the propane company, continues to drive the increased capital spending. Bluefield Gas accounted for 9% of all capital expenditures at $866,000. Bluefield Gas Company's capital expenditures represent an increase over the previous year of 42%. The larger expenditures in Bluefield are partially related to the construction of two miles of 4" coated steel pipe that will connect Bluefield's distribution system to the Phoenix Energy Sales Pipeline. This connection will provide Bluefield with a second source of gas supply originating from the Consolidated Natural Gas Gathering System near Coopers, West Virginia. Bluefield Gas installed 227 new service lines and 2.9 miles of new mains in fiscal 1998, compared to 149 new service lines and 1.3 miles of new mains in fiscal 1997.

       Highland Propane capital additions for fiscal 1998 were 39% of the total additions, or approximately $3,691,000, which was an increase of 58% over last year. New propane installations totaled $2,662,000, compared to $1,919,000 in fiscal 1997. Highland Propane installed 2,890 new tank sets in fiscal 1998, compared to 2,280 last year, a 27% increase.

       Roanoke Gas invested approximately $5,026,000 in capital additions, or 52% of the total company capital additions. New business expenditures, including mains, meters and new service lines, totaled $2,173,000 in fiscal 1998 compared to $2,825,000 last year. Roanoke Gas installed 1,498 new service lines and 12.2 miles of new mains in fiscal 1998, compared to 1,518 new service lines and 18.6 miles of new mains last year. The increase in the number of services per mile of main was a direct result of successful efforts to increase customer saturation by converting homes along existing mains to natural gas.

       The Company also increased its main replacement and service renewal outlays, investing $1,656,000 in fiscal 1998, compared to $1,384,000 last year. During fiscal 1998, the Company replaced 756 natural gas service lines and 9.1 miles of main compared to previous year totals of 598 service lines and 8.1 miles of main. In 1992, Roanoke Gas Company began an extensive 25-year facility replacement program designed to reduce maintenance costs over the long term and improve system integrity by replacing all cast iron and bare steel mains and services with modern coated steel or plastic piping. During recent years, Bluefield Gas Company was also added to the program. We remain on schedule for a year 2017 target completion date.

[PHOTO]
Jack Cassell demonstrates the new electric monitoring sensors at the Company's Liquefied Natural Gas (LNG) Plant. This equipment is part of a planned upgrade at the LNG plant.

       Other fiscal 1998 increases in plant additions included: $142,000 for new electronic monitoring sensors at the Company's Liquefied Natural Gas (LNG) Plant; $331,000 for new construction equipment and vehicle purchases; and $724,000 for new computer equipment, software additions and upgrades.

       For fiscal 1999, the Company has budgeted $8,500,000 for capital additions and replacements. Major items will include $2,600,000 to support propane customer growth, $2,900,000 for new natural gas customer additions, $1,300,000 to replace bare steel and cast iron mains and services, $600,000 for new transportation equipment and $400,000 for information systems and technology applications.

                                       6
Roanoke Gas Company

[GRAPH]

CAPITAL ADDITIONS

                 1994        1995      1996          1997           1998

Roanoke        4,463,672   4,463,672  4,281,600    5,118,473      5,026,350
Bluefield        572,032     572,032    580,896      608,105        866,088
Highland         573,588     573,588    677,877    2,326,223      3,346,176

[GRAPH]

NATURAL GAS

Year      Natural             Propane

1994      3.906208            0.435643
1995      3.255788            0.445386
1996      4.237287            0.496335
1997      4.359843            0.594844
1998      4.032359            0.475118

[GRAPH]

PROPANE
          Natural             Natural
          Gulf Spot           Gulf Spot

1994      2.039               0.2835
1995      1.562               0.3238
1996      2.378               0.3649
1997      2.544               0.4255
1998      2.344               0.2927


Energy Supply

       One of the strongest El Nino events on record delivered unseasonably warm winter weather to the majority of the United States during fiscal 1998. Our Roanoke service area recorded 4,054 heating degree days for the fiscal year, which was 4% fewer heating degree days than the long-term normal.

       While the entire heating season turned out to be mild, cool to normal weather existed over most of the U.S. during the fall of 1997. Cool weather in conjunction with abnormally low natural gas storage levels combined to cause an unusually early peak in natural gas commodity prices. However, the unseasonably warm weather in January and February of 1998 resulted in a significant decline in both natural gas and propane commodity prices. Gas commodity prices for the monthly indexes relevant to Roanoke Gas decreased almost 7.5% over the previous fiscal year. Commodity prices for propane also declined significantly late in fiscal 1998.

       While the average commodity prices have fallen over the past fiscal year, natural gas remains a volatile commodity. To reduce volatility and provide a more stable gas price for customers, the company uses a variety of hedging mechanisms, including summer storage injections. As part of this program, Roanoke Gas Company utilitized a financial hedging pilot program during the past heating season. In the coming heating season, Roanoke Gas will continue its pilot program for a second year, and Bluefield Gas will begin a pilot program in West Virginia. The Company also uses fixed price contracts and financial hedges to manage volatility in propane prices.

       Roanoke Gas continues to use a mixture of long-term (one year or more), mid-term (seasonal) and short-term (spot) gas acquisition contracts for the Company's natural gas and propane supplies. The Company's objective is to create a reliable and economical mixture of gas supply contracts without limiting its ability to adapt to changing market conditions. Long-term suppliers currently include Coral Energy, Cabot Oil and Gas, Engage Energy, Exxon, Columbia Energy Services, Northridge Petroleum and Southern Company Energy Marketing.

       Roanoke Gas Company regards storage supplies as an integral component of its natural gas supply portfolio. The Roanoke and Bluefield operations combined hold the rights to about 2.9 billion cubic feet (BCF) of natural gas storage space. This storage includes pipeline and third party underground facilities in both the Gulf coast and Appalachian areas, as well as its own LNG storage in Botetourt County, Virginia.

                                       7
                                                           1998 Annual Report

Review Of Operations

ROANOKE AREA ENERGY SUPPLY

[Map appears here showing major geographical areas and transmission pipeline capacity for the Roanoke Gas service area.]

BLUEFIELD AREA ENERGY SUPPLY

[Map appears here showing major geographical areas and transmission pipeline capacity for the Bluefield Gas service area.]


Information Systems

       Company systems and processes need to correspond to business strategies, changing conditions and opportunities. As part of our plan of positioning the Company for deregulation and diversification, the Company researched, analyzed, and then started the implementation of a new Customer Information System (CIS). The goal is to complete the implementation during the summer of 1999. In addition to aligning Company systems with long-term business strategies, considerable progress is being made on the Year 2000 issue to assure system reliability and stability for continuing business into the new millennium.

       The new CIS builds on an already highly functional system. Functionality such as on-line real-time information, an extensive relational database ranging from billing information to tracking detail of all customer contacts, and full integration with the financial systems are fundamental. The new CIS allows for enhancements to provide Specialized Gas Billing for a deregulated environment and a flexible design to further improve employee efficiency. This platform positions the Company's systems for the future. It is highly adaptable and prepared for additional system modules such as Internet Commerce, Marketing and Sales Management, and Multi-Entity Communications.

[PHOTO]
Debbie Wright, Customer Service Associate, demonstrates the information system that allows her to access real-time data on customers when they call us with an inquiry.

       Roanoke Gas has made considerable progress in converting its systems to be Year 2000 compliant. Essentially, all of the core IBM AS/400 systems have been converted, with the exception of propane, which should be completed by mid-1999. All Local Area Network (LAN) and Wide Area Network (WAN) systems have been upgraded. The remaining systems are believed to be compliant or a plan is in place to reach compliance. We plan for the majority of systems to be tested and certified by December 31, 1998. We believe that most of our vendors, suppliers and major customers are dedicated to the problem with intentions of completing their efforts in a timely manner. Though our list of systems seems complete, management continues to search for systems throughout the Company that may need attention. Employee awareness and contingency planning are a top priority of the Company's Year 2000 task force. See "Management's Discussion & Analysis" for further discussion of the Company's Year 2000 remediation program.

       The Company added a segregated test environment that included a second AS/400 and an additional network file server. This should help facilitate the implementation of the new CIS, allow thorough Year 2000 testing and improve the test environment for all systems development. The segregated test environment also upgrades the Company's Disaster Recovery Planning by enabling an internal recovery hot-site.

                                       8
Roanoke Gas Company

Nonregulated Operations

       Fiscal year 1998 marked the second consecutive year that propane customer growth exceeded 25%. Diversified Energy Company, trading as Highland Propane Company, began operation in 1979, partially as a means to provide propane gas service to future natural gas expansion areas and for selected commercial applications. Over the years, propane has grown in popularity. With new high efficiency propane gas appliances providing the warmth and comfort of gas heat, propane has become the energy of choice for many residential and commercial customers in areas not served by natural gas pipelines. Over the last two years, the number of new propane customer additions exceeded that of natural gas.

       Highland Propane has expanded its service territory in both Virginia and West Virginia. Geographic expansions were made east into Bedford County, one of the fastest growing counties in Virginia, and north into Rockbridge, Alleghany and Bath counties in Virginia. The West Virginia markets were extended into Summers, Fayette and Raleigh counties. Our goal is to not only expand geographically, but to increase the saturation of propane customers within the existing service area. Over the past several years, we have installed additional satellite storage facilities to serve as hubs that improve our delivery efficiencies. These satellite facilities also provide target areas for us to concentrate our saturation sales efforts. Storage facility installations added in fiscal 1998 include Low Moor, near Covington, Virginia, Buena Vista, east of Lexington, Virginia and Bedford, Virginia. We have a total of 12 bulk storage facilities located throughout our service area.

       Total sales by the propane company were 7.7 million gallons with 4,054 Roanoke heating degree days in fiscal 1998, compared to 6.6 million gallons with 4,298 heating degree days in fiscal 1997. Increased customer growth offset the warmer weather, resulting in a 17% increase in total gallons delivered.

       Management is continually evaluating ways to improve efficiencies and reduce overall operating expense. We are in the process of implementing a computer aided graphic dispatch system to improve overall delivery services and enhance current marketing efforts. The dispatch system will be based on Global Positioning Satellite (GPS) technology and will produce detailed maps for all of our delivery routes. These maps will not only serve as a delivery tool, but will provide valuable information to help our sales staff improve market area saturation.

       Diversified Energy Company, trading as Highland Gas Marketing, sold just over 2 million decatherms of natural gas in 1998, an increase of 77% over 1997. The increase in sales was partially due to warmer weather, which resulted in fewer days of natural gas supply interruptions for large volume industrial users who use alternative sources of energy on extremely cold days. Highland Gas Marketing buys interruptible supplies of spot gas and temporary interstate pipeline transportation services, and resells them to large industrial customers that contract with the local utility for delivery from the interstate pipeline to the customer's meter. The natural gas marketing business is highly competitive with relatively low margins; however, it also has a low cost of operation with minimal facility and personnel requirements.

Market Price & Dividend Information

       The Company's common stock is listed on the Nasdaq National Market under the trading symbol RGCO. This provides shareholders, brokers and others with immediate access to the latest bid and ask prices and creates greater liquidity in the Company's stock. The table below sets forth the range of bid prices for shares of the Company's common stock, as reported in the Nasdaq National Market. Additionally, the firm of Scott & Stringfellow, Inc. has experienced research analysts who are knowledgeable about the natural gas distribution utility industry and includes Roanoke Gas Company in its equity research database.

       Although the Company has paid continuous quarterly dividends to its shareholders since August 1, 1944, and has increased dividends for the past three years, the Company has not established a formal policy with respect to dividends. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon, among other factors, earnings, capital requirements and the operating and financial condition of the Company. There can be no assurance that these or other conditions will not negatively affect the Company's ability to pay dividends in the future. In addition, the Company's long-term indebtedness contains restrictions on cumulative net earnings of the Company and dividends previously paid. At September 30, 1998 and 1997, respectively, the Company had 1,837 and 1,853 common shareholders of record in conjunction with 1,794,416 and 1,527,486 common shares outstanding.

                                          Range of            Cash
                                         Bid Prices         Dividends
                                                            Declared
--------------------------------------------------------------------------------
      Fiscal Year Ended           High            Low
      September 30,
--------------------------------------------------------------------------------

1998
      First Quarter             $21.375        $17.500        $.265
      Second Quarter             22.750         19.250         .265
      Third Quarter              22.250         19.750         .265
      Fourth Quarter             20.703         18.125         .265

 1997
      First Quarter             $18.000        $16.750         $.26
      Second Quarter             18.250         17.000          .26
      Third Quarter              17.750         15.750          .26
      Fourth Quarter             18.125         16.000          .26

                                        9
                                                            1998 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations

                      Roanoke Gas Company and Subsidiaries
                             Selected Financial Data
                           Years Ended September 30,


                                        1998            1997          1996          1995           1994
-------------------------------------------------------------------------------------------------------------
Operating Revenues                    $59,387,092   $65,047,826   $ 65,770,873    $ 48,611,147  $ 58,195,857
Operating Margin                       23,279,585    22,464,921     22,030,795      19,435,864    19,902,497
Operating Earnings                      4,717,026     4,403,423      4,035,304       3,522,258     3,537,267
Earnings Before Interest Charges        4,822,590     4,550,333      4,113,044       3,701,907     3,592,351
Net Earnings                            2,726,879     2,309,880      2,196,672       1,777,240     1,677,098
Net Earnings Per Share                       1.60          1.54           1.51            1.26          1.25
Cash Dividends Declared
      Per Share                              1.06          1.04           1.02            1.00          1.00
Book Value Per Share                        14.75         13.48          12.86           12.25         11.88
Average Shares Outstanding              1,701,048     1,503,388      1,455,999       1,408,659     1,339,402
Total Assets                           69,134,920    62,593,258     58,921,099      51,614,667    49,579,447
Long-Term Debt
      (Less Current Portion)           20,700,000    17,079,000     20,222,124      17,504,047    16,414,900
Stockholders' Equity                   26,464,581    20,596,951     18,975,001      17,555,172    16,424,919
Shares Outstanding At September 30,     1,794,416     1,527,486      1,475,843       1,432,512     1,382,343


General

       The core business of Roanoke Gas Company and its public utility affiliates (collectively, the Company) is the distribution of natural gas to approximately 53,500 customers in the cities of Roanoke, Salem, and Bluefield, Virginia and Bluefield, West Virginia, and the surrounding areas. This service is provided at rates and for the terms and conditions set forth, approved and regulated by the State Corporation Commission in Virginia (the Virginia Commission) and the Public Service Commission in West Virginia (the West Virginia Commission). As a public utility, the Company is required to ensure that it has adequate capacity to serve the ongoing needs of its customers. To meet these needs, the Company continues to expand its facilities to keep pace with the residential, commercial, and industrial growth in its service areas. The Company continues to experience customer growth and plans to meet the needs of its current and future customers by attracting adequate investment capital and by filing and receiving timely rate increases when needed from the state commissions.

       The Company also serves approximately 11,000 propane accounts in southwestern Virginia and southern West Virginia and serves natural gas industrial transportation customers by brokerage of natural gas supplies through its subsidiary, Diversified Energy Company, which trades as Highland Propane Company and Highland Gas Marketing. Propane sales have become an important aspect of the consolidated Company's operations, with the annual growth in propane customers now exceeding the annual growth in natural gas customers.

       While the demand for natural gas and propane continues to increase in the Roanoke Gas and Bluefield Gas service territory, the weather normalized per capita residential usage is declining due to energy conservation, high-efficiency furnaces and appliances, and better-insulated homes. The effect of such per capita declines, unless offset by new customer growth, a strong revenue stream during the winter, or requested rate relief, could result in a decline in the Company's net operating earnings as a percentage of the common equity investment. Competition from alternative fuels and/or suppliers could also impact the Company's profitability levels.

       Roanoke Gas Company, Commonwealth Public Service Corporation, a subsidiary of Bluefield Gas, and Bluefield Gas Company currently hold the only franchises and/or certificates of public convenience and necessity to distribute natural gas in their respective Virginia and West Virginia service areas. These franchises are for multi-year periods and are effective through January 1, 2016 in Virginia and August 23, 2009 in West Virginia. While there are no assurances, the Company believes that it will be able to negotiate acceptable franchises when the current agreements expire. Certificates of public convenience are of perpetual duration.

Forward-Looking Statements

       From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following: (i) obtaining adequate rate relief from regulatory authorities

                                       10
Roanoke Gas Company
on a timely basis; (ii) earning an adequate return on invested capital on a consistent basis; (iii) increasing expenses and labor costs and availability;
(iv) price competition from alternative fuels; (v) volatility in the price of natural gas and propane; (vi) some uncertainty in the projected rate of growth of natural gas and propane requirements in the Company's service area; (vii) general economic conditions both locally and nationally; and (viii) developments in electricity and natural gas deregulation and associated industry restructuring. In addition, the Company's business is seasonal in character and strongly influenced by weather conditions. Extreme changes in winter heating degree days from the normal or mean can have significant short-term impacts on revenues and gross margins.

Capital Resources & Liquidity

       Roanoke Gas Company's primary capital needs are the funding of its continuing construction program and the seasonal funding of its stored gas inventories. The Company's capital expenditures for fiscal 1998 were a combination of replacements and expansions, reflecting the need to replace older cast iron and bare steel pipe with plastic pipe, while continuing to meet the demands of customer growth. Total capital expenditures for fiscal 1998 were approximately $9.6 million allocated as follows: $5.0 million for Roanoke Gas Company, $.9 million for Bluefield Gas Company and $3.7 million for Highland Propane Company. Depreciation cash flow provided approximately $3.6 million in support of capital expenditures, or approximately 37% of total investment. Historically, consolidated capital expenditures were $8.1 million in 1997 and $5.5 million in 1996. It is anticipated that future capital expenditures will be funded with the combination of depreciation cash flow, retained earnings, sale of Company equity securities and issuance of debt.

       At September 30, 1998, the Company had available lines of credit for its short-term borrowing needs totaling $21 million, of which $4,584,000 was outstanding. Short-term borrowing, in addition to providing limited capital project bridge financing, is used to finance summer and fall gas purchases, which are stored in the underground facilities of Columbia Gas Transmission Corporation, Tennessee Gas Pipeline Company and Virginia Gas Storage Company, as well as in the Company's above-ground LNG storage facility, to ensure adequate winter supplies to meet customer demand. At September 30, 1998, the Company has $7,051,044 in inventoried natural gas supplies.

       Short-term borrowings, together with internally generated funds, long-term debt and the sale of common stock through the Company's Dividend Reinvestment and Stock Purchase Plan (Plan), have been adequate to cover construction costs, debt service and dividend payments to shareholders. The terms of short-term borrowings are negotiable, with average rates of 6.19% in 1998, 5.97% in 1997 and 5.84% in 1996. The lines do not require compensating balances. The Company utilizes a cash management program, which provides for daily balancing of the Company's temporary investment and short-term borrowing needs with interest rates indexed to the 30-day LIBOR interest rate plus a premium. The program allows the Company to maximize returns on temporary investments and minimize the cost of short-term borrowings.

       Stockholders' equity increased for the period by $5,867,630, reflecting an increase of $895,502 in retained earnings, the sale of 181,500 shares of stock through a public offering in January for net proceeds of $3,387,496, the net issuance of $613,564 of common stock for U.S. Gas, Inc., and proceeds of $971,068 of new common stock purchases through the Plan and the Restricted Stock Plan For Outside Directors.

       At September 30, 1998, the Company's consolidated capitalization was 56% equity and 44% debt, compared to 50% equity and 50% debt at September 30, 1997.

Regulatory Affairs

       During the past fiscal year, the Company received Final Orders in three rate increase requests and two gas cost hedging proposals. On December 29, 1997, the West Virginia Commission issued a Final Order authorizing a rate increase of $132,800 effective for bills rendered on and after March 2, 1998 by Bluefield Gas Company. On March 16, 1998, the Virginia Commission issued a Final Order authorizing a rate increase of $65,917 for service rendered on and after November 28, 1997 by Commonwealth Public Service Corporation. On August 6, 1998, the Virginia Commission issued a Final Order in the Roanoke Gas Company rate increase request authorizing an increase on $237,634 for services rendered on and after January 1, 1997. Both increases in Virginia resulted in refunds to customers which had been reserved.

       With respect to gas cost hedging, the Virginia Commission approved a two-year extension of Roanoke Gas Company's existing gas cost hedging pilot program. On July 7, 1998, the West Virginia Commission's Division of Administrative Law Judges issued a decision approving a two-year pilot gas cost hedging program for Bluefield Gas Company. This decision became final on July 27, 1998. The pilot programs proposed to employ gas costs hedges for up to 50% of its normal winter demand not supplied from storage. Both hedging programs are intended to help protect against supply-related price volatility adversely impacting customer billing rates.

       Roanoke Gas Company filed an application with the Virginia Commission on September 30, 1998 seeking an annual increase in non-gas rates of $877,000. This request represents a 1.8% increase in billing rates and a 5.1% increase to the non-gas margins. The Company expects this increase to become effective under bond and subject to refund on February 28, 1999. A hearing is scheduled in April 1999, with an order anticipated in the fall of 1999. The Company will establish adequate reserves for any refund the Virginia Commission may order following review of the Staff's report on the application.

      In addition to the standard rate case items, the Virginia application includes a proposal for a Distribution System Renewal Surcharge which would provide a mechanism that the Company would use to recover the depreciation and carrying costs of distribution system renewal expenses on a periodic basis. The Company is also proposing

                                       11
                                                     1998 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations


a Revenue Stabilization Surcharge that would go into effect during any year in which the weather was 5% warmer or colder than the long-term normal level. This surcharge will help protect both the customer and the Company from major swings in revenue due to abnormal weather. In the current proceeding, the Company is also proposing to move to therm billing for all customers. The therm billing rates will not go into effect until after the issuance of the Final Order in this proceeding.

       While not part of the rate case, the Company has begun discussions with the Staff of the Virginia Commission regarding area specific rates which will permit timely recovery of the depreciation and carrying charges of main extensions into previously unserved areas. Area specific rates are something the Company intends to pursue in the future to facilitate the timely recovery of main extension costs in rates.

Proposed Holding Company Reorganization

       The Company filed a Form U-1 with the Securities and Exchange Commission on October 16, 1998, seeking approval to reorganize the Company into a holding company with three separate subsidiaries. The filing provides that the holding company will be established as RGC Resources, Inc., and the subsidiaries will be Roanoke Gas Company, Bluefield Gas Company, and Diversified Energy Company. Included in the application for the new structure is a request for approval to merge Commonwealth Public Service Corporation into Roanoke Gas Company, creating a single public utility in the state of Virginia for the distribution of natural gas. The Company expects a decision from the SEC in the spring of 1999.

       In addition to the Form U-1 filing, the Company made simultaneous state filings on October 21, 1998 seeking state approval of the proposed holding company structure, as well as approval of the resulting affiliate agreements. The Company must receive orders from both state Commissions before the SEC will take final action. Shareholders of Roanoke Gas also must approve the proposed reorganization.

Results Of Operations

Fiscal Year 1998 Compared With Fiscal Year 1997

OPERATING REVENUES - Operating revenues for the natural gas utilities decreased $5,985,129 to $51,857,052 in 1998 from $57,842,181 in 1997. The decrease is attributed to weather that was approximately 6% warmer in 1998 than in 1997 and a 7.5% decrease in the unit cost of natural gas. Operating revenues for propane increased $324,395 to $7,530,040 in 1998 from $7,205,645 in 1997 due to a 25%
increase in net customer growth even though revenues per gallon decreased 10.9% due to the lower price of propane.

ENERGY VOLUMES - The volume of natural gas delivered to customers increased 71,436 MCF to 10,875,481 MCF in 1998 from 10,804,045 MCF in 1997. Although the weather was approximately 6% warmer than last year, customer growth increased throughput for the period. Propane sales volumes increased 1,134,318 gallons to 7,702,384 gallons in 1998 from 6,568,066 gallons in 1997. The increase is attributable to the increase in the number of customers.

COST OF ENERGY - The cost of natural gas declined $6,204,265 to $32,471,072 in 1998 from $38,675,337 in 1997. The decrease was due to a 7.5% decrease in the unit cost of natural gas and an increase in transportation volumes of 889,620 MCF. The cost of propane decreased $271,133 to $3,636,435 in 1998 from $3,907,568 in 1997. The decrease in the unit cost was associated with an abundant supply of propane due to weather that was approximately 4% warmer than normal in the Company's service area and also warmer nationally.

OTHER OPERATING EXPENSES - Other operations and maintenance expenses decreased $496,811 or 5.2% to $9,015,786 in 1998 from $9,512,597 in 1997. The decrease was primarily the result of reductions in pension expense and bad debt accruals and the absence of regulatory asset write-offs which occurred in 1997.

       General taxes decreased $80,172 to $2,376,227 in 1998 from $2,456,399 in 1997. Increases in business license and merchants taxes, franchise taxes and property taxes were more than offset by decreases in the revenue-sensitive taxes (gross receipts and business and occupation taxes).

       Income taxes increased $242,542 to $1,100,506 in 1998 from $857,964 in 1997, due to higher pre-tax income in 1998.

       Depreciation and amortization expenses increased $272,366 to $2,806,278 in 1998 from $2,533,912 in 1997 due to increased depreciation related to normal additions to plant in service.

       Other operating expenses - propane operations includes the operating and maintenance expenses, taxes and depreciation of Highland Propane Company. These costs increased to $3,263,762 in 1998 from $2,700,626 in 1997. The $563,136 increase was mainly attributable to growth in customers and assets.

OTHER INCOME - Other income, net of other deductions, decreased $41,346 to $105,564 in 1998 from $146,910 in 1997. The decrease was primarily associated with rate refund expenses and the write-off of obsolete and damaged propane tanks.

INTEREST CHARGES - Total interest charges decreased $144,742 to $2,095,711 in 1998 from $2,240,453 in 1997. Interest charges were lower due to the payoff of $2,500,000 in long-term debt in October 1997 and the use of the proceed from the issuance of 181,500 shares of common stock in January 1998.

NET EARNINGS AND DIVIDENDS - Net earnings for 1998 were $2,726,879 as compared to $2,309,880 in 1997. The $416,999 increase in earnings can be attributed to cost management and customer growth. Basic earnings per share of common stock were $1.60 in 1998 compared to $1.54 in 1997. Dividends per share of common stock were $1.06 in 1998 compared to $1.04 in 1997.

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

                                       12
Roanoke Gas Company

ENERGY VOLUMES - The volume of natural gas delivered to customers was down 365,903 MCF to 10,804,045 MCF in 1997 from 11,169,948 MCF in 1996 primarily attributable to weather that was approximately 8% warmer than the weather in 1996. While customer growth was on par for the period, sales were down in all categories, with the exception of transportation volumes, due to weather. Propane sales volumes for 1997 were 6,568,066 gallons compared to 5,997,912 gallons in 1996, an increase of 570,154 gallons; again, indicative of the increase in customer growth.

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

OTHER OPERATING EXPENSES - Other operations and maintenance expenses decreased $411,894 or 4.15% to $9,512,597 in 1997 from $9,924,491 in 1996. Although the
Company had increases in expenses associated with health insurance and bad debt accruals, legal expenses and the write-off of regulatory assets, these were more than offset by reductions in post-retirement benefit expenses and maintenance expenses and increased capitalization of labor and overheads associated with additional capital projects.

       General taxes increased $54,631 to $2,456,399 in 1997 from $2,401,768 in 1996. While there were decreases in the revenue-sensitive taxes (gross receipts and occupation taxes), business license and merchants taxes, franchise taxes and property taxes increased.

       Income taxes were down $105,931 to $857,964 in 1997 from $963,895 in 1996, due to lower pre-tax income in 1997.

       Depreciation and amortization expenses increased $239,465 to $2,533,912 in 1997 from $2,294,447 in 1996 due to depreciation on normal additions to plant in service and an increase in depreciation rates associated with a depreciation study.

       Other operating expenses - propane operations includes the operating and maintenance expenses, taxes and depreciation of Highland Propane Company. These costs increased $289,736 to $2,700,622 in 1997 from $2,410,890 in 1996. The increase was mainly due to depreciation on increased plant associated with customer growth and increased income taxes associated with higher taxable income.

OTHER INCOME - Other income, net of other deductions, increased $69,170 to $146,910 in 1997 from $77,740 in 1996. The increase was primarily due to jobbing revenues and interest income and the elimination of a write-down on nonutility property which occured in 1996.

INTEREST CHARGES - Total interest charges increased $324,081 to $2,240,453 in 1997 from $1,916,372 in 1996. The increase was associated with higher increased capital needs due to undercollections in the early winter months, higher receivable balances, higher inventories, increased capital additions, interest on rate refund reserve and higher average rates.

NET EARNINGS AND DIVIDENDS - Net earnings for 1997 were $2,309,880 as compared to $2,196,672 for 1996. Basic earnings per share of common stock were $1.54 in 1997 compared to $1.51 in 1996. Dividends per share of common stock were $1.04 in 1997 compared to $1.02 in 1996. The $113,208 increase in earnings can be attributed to cost containment and customer growth.

[GRAPH]

                                   COMPARISON
                    Net Income to HDD (Heating Degree Days)


                 1994      1995      1996      1997      1998

Net Income     1677098   1777240   2196672   2309880   2726879
HDD               4416      3791      4696      4298      4054


Accounting Changes

       The Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share (Statement 128) in 1998. Statement 128 supersedes APB Opinion No. 15, Earnings Per Share, and specifies the computation, presentation and disclosure requirements for basic and diluted earnings per share (EPS) for entities with publicly held common stock or potential common stock.

Recent Accounting Developments

       The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 129, Disclosure of Information about Capital Structure, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. These Statements are effective for fiscal years beginning after December 15, 1997. The Company does not anticipate the adoption of the Statements will have a material impact on its consolidated financial position, results of operations or liquidity.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for all fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of

                                                       1998 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations


all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value.

       The Company has entered into certain arrangements for hedging the price of natural gas and propane gas for the purpose of providing price stability during the winter months. The Company has not fully analyzed the impacts of the provisions of SFAS No. 133 on the Company's financial statements.

Impact Of Inflation

       The cost of natural gas represented approximately 68% for fiscal 1998 and 72% for fiscal 1997 and 1996 of the total operating expenses of the Company's gas utilities operations. However, under the present regulatory Purchased Gas Adjustment mechanisms, the increases and decreases in the cost of gas are passed through to the Company's customers.

       Inflation impacts the Company through increases in non-gas costs such as insurance, labor costs, supplies and services used in operations and maintenance and the replacement cost of plant and equipment. The rates charged to natural gas customers to cover these costs can only be increased through the regulatory process via a rate increase application. In addition to stressing performance improvements and higher gas sales volumes to offset inflation, management must continually review operations and economic conditions to assess the need for filing and receiving adequate and timely rate relief from the state commissions.

[GRAPH]

MCF Delivered


                              1994           1995           1996           1997           1998
MCF                           10267038       9961877        11169948       10804045       10875481


[GRAPH]
Gallons of Propane Delivered

                              1994           1995           1996           1997           1998
Gallons Delivered of Propane   5012830       4822277         5997912        6568066        7702384

Year 2000

       Roanoke Gas Company has made significant progress in addressing the Year 2000 issue. The Year 2000 concern is caused by the movement from 1999 to the year 2000. Many computer-based systems rely on the last two numbers of the date to distinguish the year, and many of these systems will not recognize "00" as an acceptable date. Even if systems will accept "00" as an appropriate date, many systems will not distinguish the year 2000 from year 1900. Like all other companies that use application software and rely on a computer-based infrastructure that includes microprocessor systems, the Year 2000 issue affects many areas of the Company's operations. The Company has formed a Year 2000 Task Force comprised of a comprehensive group of employees who have developed a written plan that addresses communications, system conversions, system testing, and contingency planning.

       The Company has conducted an extensive inventory to identify and categorize all of its embedded systems. These are systems which may be date sensitive and control, monitor, or assist the operation of equipment, machinery or plant functions. Generally, these systems contain microprocessor chips, integrated circuits, or computer boards. The Company identified embedded systems and other date-sensitive applications in customer service, operations, financial systems, end-user applications, storage and distribution systems, meters, telecommunications, vehicles, building controls and other areas. With the embedded systems identified, each system is reviewed to determine if it is date sensitive and how it can be tested. Manufacturers of each item are contacted concerning available compliance information. An industry consultant is assisting the Company with this phase. Testing procedures will be conducted where applicable for individual

Roanoke Gas Company
date-sensitive embedded systems.

       The Company started converting systems in 1996. The majority of all systems have been converted, and there is a plan in place to convert the remaining systems by the spring of 1999. Most systems have been in production for a minimum of nine months. With baseline validation complete, testing for the Year 2000 and other key dates has begun. In October 1998, the Company set up a training and testing lab, and operating system testing was completed in November 1998. The Company will be performing tests on all software applications in December 1998. The Company intends to perform necessary remediation on systems that failed the testing, and additional testing is scheduled for March 1999. All PC client, operations, gas control, and energy supply testing is scheduled to be completed in the spring of 1999.

       The Company is developing a contingency plan to identify the areas with the highest potential risk of exposure and determining the functions that need contingency plans. The Company anticipates that the contingency plans will be developed and documented by the spring of 1999.

       The Virginia Commission and the West Virginia Commission are both closely monitoring the Year 2000 conversions of all utilities in their respective states. On July 1, 1998 the Virginia Commission Staff initiated a process which required all utilities to file a summary of their progress toward Year 2000 compliance on July 22, 1998 with quarterly updates beginning in October 1998. The West Virginia Commission issued General Order No. 253 on April 30, 1998 and a Year 2000 Survey. The Order required survey responses by July 31, 1998, with semi-annual updates beginning in January 1999.

       The Company currently maintains contingency plans for internal and external operations. The Company also maintains emergency operating procedures. With regard to internal systems, the Company believes that it has identified and is addressing the Year 2000 compliance of the systems that pose the most significant risk to its ability to provide safe and reliable service to customers. Externally, the Company has initiated discussions with suppliers of interstate transportation capacity and relies on their testing and remediation methods to continue the supply of natural gas to its distribution system. Furthermore, the Company has received and responded to letters from many of its customers concerning our Year 2000 compliance status. Likewise, the Company has held discussions with large-volume customers concerning their Year 2000 concerns. The Company intends to continually monitor any new developments.

       The Company believes that it is taking reasonable measures to ensure the safe and uninterrupted delivery of natural gas. There can be no guarantee that the systems of other companies and external services, such as water, electricity, and telephone, on which the Company's operations rely, will be timely converted, or will be converted in a matter compatible with the Company's systems. If this were to occur, it would create a significant barrier to providing service to the Company's customers and could result in material increases in operating expenses and lost revenues.

       To date, the Company has spent approximately $35,000 on Year 2000 remediation activities. The Company projects that it will spend an additional $109,000, over and above otherwise planned upgrades to systems and hardware, over the course of the next two years to complete its Year 2000 readiness plan.

[PHOTO]
Michael Jones, Madeline Bowles, Nancy Sweeney, and Armell Bolden use the new testing and training lab. Our computer lab will provide testing and training for employees in many departments.


Environmental Issues

       Both Roanoke Gas Company and Bluefield Gas Company operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950s. The process involved heating coal in a low-oxygen environment to produce a manufactured gas that could be distributed through the Company's pipeline system to customers. A by-product of the process was coal tar, and the potential exists for on-site tar waste contaminants at both former plant sites. The extent of contaminants at these sites is unknown at this time, and the Company has not performed formal analysis at the Roanoke Gas Company MGP site. An analysis at the Bluefield Gas Company site indicates some soil contamination. The Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of these sites. Therefore, the Company has no plans for subsurface remediation at either of the MGP sites. Should the Company eventually be required to remediate either of the MGP sites, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. Based upon prior orders of the Commission related to environmental matters at other companies, the Company believes it would be able to recover prudently incurred costs. Additionally,

                                                       1998 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations


a stipulated rate case agreement between the Company and the West Virginia Commission recognized the Company's right to defer MGP cleanup costs, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required cleanup of either MGP site, the Company anticipates recording a regulatory asset for such cleanup costs which are anticipated to be recovered in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to the previously mentioned environmental matters will not have a material effect on the Company's consolidated financial position.

[PHOTO]
Don Jones, Project Engineer, fills his car with clean, efficient compressed natural gas. Driving automobiles powered by natural gas is cleaner for our environment.


                       Roanoke Gas Company & Subsidiaries
                            1998 FINANCIAL HIGHLIGHTS


Operating Revenues - Gas ................................   $51,857,052
Propane Revenues - Propane ..............................   $ 7,530,040
Other Revenues - Gas Marketing ..........................   $ 6,519,467
Merchandising And Jobbing ...............................   $   587,030
Interest Income .........................................   $    28,872
Gross Revenues ..........................................   $66,522,461
Net Earnings ............................................   $ 2,726,879
Net Earnings Per Share ..................................   $      1.60
Dividends Per Share - Cash ..............................   $      1.06
Total Customers - Natural Gas ...........................        53,582
Total Customers - Propane ...............................        11,004
Customers Per Employee ..................................           409
Total Natural Gas Deliveries - MCF ......................    10,875,481
Total Propane Sales - Gallons ...........................     7,702,384
Total Payroll Chargeable To Operations & Construction....   $ 5,876,183
Total Additions To Plant ................................   $ 9,238,614

Roanoke Gas Company

Independent Auditors' Report


The Board of Directors and Stockholders
of Roanoke Gas Company:

     We have audited the accompanying consolidated balance sheet of Roanoke Gas Company and subsidiaries (the "Company") as of September 30, 1998, and the related statements of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended September 30, 1997 and 1996 were audited by other auditors whose report, dated October 17, 1997, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


s/Deloitte & Touche LLP
Deloitte & Touche LLP


Charlotte, North Carolina
October 20, 1998

                                                              1998 Annual Report

KPMG Peat Marwick LLP
10 S. Jefferson Street, Suite 1710
Roanoke, VA 24011-1331





Independent Auditors' Report


The Board of Directors and Stockholders
Roanoke Gas Company:


We have audited the accompanying consolidated balance sheet of Roanoke Gas Company and subsidiaries as of September 30, 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Gas Company and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                                   s/KPMG Peat Marwick LLP
                                                   KPMG Peat Marwick LLP



Roanoke, Virginia
October 17, 1997

Roanoke Gas Company and Subsidiaries
Consolidated Balance Sheets
September 30, 1998 and 1997



Assets                                                          1998             1997
                                                                ----             ----

Utility Plant:
   In service                                               $ 69,986,124      65,590,024
   Accumulated depreciation and amortization                 (24,644,581)    (22,612,963)
-----------------------------------------------------------------------------------------
        In service, net                                       45,341,543      42,977,061
   Construction work-in-progress                               1,674,543       1,088,083
-----------------------------------------------------------------------------------------
        Total utility plant, net                              47,016,086      44,065,144
-----------------------------------------------------------------------------------------
Nonutility Property:
   Propane                                                    10,188,124       6,634,369
   Accumulated depreciation and amortization                  (3,059,870)     (2,540,274)
-----------------------------------------------------------------------------------------
         Total nonutility property, net                        7,128,254       4,094,095
-----------------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                                      84,037         116,045
   Accounts receivable, less allowance for doubtful
        accounts of $202,652 in 1998 and $368,345 in 1997      3,051,474       4,188,984
   Inventories                                                 7,969,730       7,427,581
   Prepaid income taxes                                          712,687           7,368
   Deferred income taxes                                       1,868,888       1,206,995
   Underrecovery of gas costs                                         --         587,457
   Other                                                         451,027         420,674
-----------------------------------------------------------------------------------------
        Total current assets                                  14,137,843      13,955,104
-----------------------------------------------------------------------------------------
Other Assets                                                     852,737         478,915

-----------------------------------------------------------------------------------------
Total Assets                                                $ 69,134,920      62,593,258
-----------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

Roanoke Gas Company




Liabilities And Stockholders' Equity                                                         1998         1997
----------------------------------------------------------------------------------------------------------------------

Capitalization:
   Stockholders' equity:
     Common stock, $5 par value. Authorized 3,000,000 shares; issued and outstanding
      1,794,416 and 1,527,486 shares in 1998 and 1997, respectively                     $ 8,972,080        7,637,430
     Capital in excess of par value                                                       8,909,145        5,271,667
     Retained earnings                                                                    8,583,356        7,687,854
----------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                          26,464,581       20,596,951
   Long-term debt, excluding current maturities                                          20,700,000       17,079,000
----------------------------------------------------------------------------------------------------------------------
       Total capitalization                                                              47,164,581       37,675,951
----------------------------------------------------------------------------------------------------------------------
Current Liabilities:
   Current installments of long-term debt                                                        --        3,143,124
   Borrowings under lines of credit                                                       4,584,000        7,129,000
   Dividends payable                                                                        476,140          397,530
   Accounts payable                                                                       6,968,594        5,512,348
   Customer deposits                                                                        399,750          427,895
   Accrued expenses                                                                       4,224,693        4,233,860
   Refunds from suppliers - due customers                                                    85,572          425,860
   Overrecovery of gas costs                                                              1,269,829               --
----------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                         18,008,578       21,269,617
----------------------------------------------------------------------------------------------------------------------
Deferred Credits And Other Liabilities:
   Deferred income taxes                                                                  3,508,838        3,145,932
   Deferred investment tax credits                                                          452,923          492,357
   Other deferred credits                                                                        --            9,401
----------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                                       3,961,761        3,647,690
----------------------------------------------------------------------------------------------------------------------
Total Liabilities And Stockholders' Equity                                              $69,134,920       62,593,258
----------------------------------------------------------------------------------------------------------------------


                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Statements of Earnings
Years Ended September 30, 1998, 1997 and 1996



                                                                             1998                1997               1996
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues:
   Gas utilities                                                         $ 51,857,052         57,842,181         60,067,407
   Propane operations                                                       7,530,040          7,205,645          5,703,466
----------------------------------------------------------------------------------------------------------------------------
       Total operating revenues                                            59,387,092         65,047,826         65,770,873
----------------------------------------------------------------------------------------------------------------------------
Cost Of Gas:
   Gas utilities                                                           32,471,072         38,675,337         40,763,104
   Propane operations                                                       3,636,435          3,907,568          2,976,974
----------------------------------------------------------------------------------------------------------------------------
       Total cost of gas                                                   36,107,507         42,582,905         43,740,078
----------------------------------------------------------------------------------------------------------------------------
Operating Margin                                                           23,279,585         22,464,921         22,030,795
----------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
   Gas utilities:
     Operations                                                             7,583,583          8,049,833          8,056,211
     Maintenance                                                            1,432,203          1,462,764          1,868,280
     Taxes - general                                                        2,376,227          2,456,399          2,401,768
     Taxes - income                                                         1,100,506            857,964            963,895
     Depreciation and amortization                                          2,806,278          2,533,912          2,294,447
   Propane operations (including income taxes of $326,206, $309,137
     and $177,059 in 1998, 1997 and 1996, respectively)                     3,263,762          2,700,626          2,410,890
----------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                              18,562,559         18,061,498         17,995,491
----------------------------------------------------------------------------------------------------------------------------
Operating Earnings                                                          4,717,026          4,403,423          4,035,304
----------------------------------------------------------------------------------------------------------------------------
Other Income (Deductions):
   Gas utilities, net                                                          67,759             68,240            (20,931)
   Propane operations, net                                                     80,248            116,222            121,157
   Taxes - income                                                             (42,443)           (37,552)           (22,486)
----------------------------------------------------------------------------------------------------------------------------
      Total other income (deductions)                                         105,564            146,910             77,740
----------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest Charges                                            4,822,590          4,550,333          4,113,044
----------------------------------------------------------------------------------------------------------------------------
Interest Charges:
   Gas utilities:
     Long-term debt                                                         1,550,734          1,740,998          1,621,661
     Other                                                                    398,409            441,444            292,301
   Propane operations                                                         146,568             58,011              2,410
----------------------------------------------------------------------------------------------------------------------------
      Total interest charges                                                2,095,711          2,240,453          1,916,372
----------------------------------------------------------------------------------------------------------------------------
Net Earnings                                                             $  2,726,879          2,309,880          2,196,672
----------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                                                 $       1.60               1.54               1.51
----------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding - Basic                                 1,701,048          1,503,388          1,455,999
----------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share                                               $       1.60               1.53               1.51
----------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding - Diluted                               1,706,902          1,504,915          1,458,899
----------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Stockholders' Equity
Years Ended September 30, 1998, 1997 and 1996


                                                                 Capital In                           Total
                                                 Common           Excess Of        Retained       Stockholders'
                                                 Stock            Par Value        Earnings           Equity
---------------------------------------------------------------------------------------------------------------
Balances, September 30, 1995                   $ 7,162,560        4,149,584        6,243,028        17,555,172
Net earnings                                            --               --        2,196,672         2,196,672
Cash dividends ($1.02 per share)                        --               --       (1,491,077)       (1,491,077)
Issuance of common stock (43,331 shares)           216,655          497,579               --           714,234
---------------------------------------------------------------------------------------------------------------
Balances, September 30, 1996                     7,379,215        4,647,163        6,948,623        18,975,001
Net earnings                                            --               --        2,309,880         2,309,880
Cash dividends ($1.04 per share)                        --               --       (1,570,649)       (1,570,649)
Issuance of common stock (51,643 shares)           258,215          624,504               --           882,719
---------------------------------------------------------------------------------------------------------------
Balances, September 30, 1997                     7,637,430        5,271,667        7,687,854        20,596,951
Net earnings                                            --               --        2,726,879         2,726,879
Cash dividends ($1.06 per share)                        --               --       (1,831,377)       (1,831,377)
Issuance of common stock (266,930 shares)        1,334,650        3,637,478               --         4,972,128
---------------------------------------------------------------------------------------------------------------
Balances, September 30, 1998                   $ 8,972,080        8,909,145        8,583,356        26,464,581
---------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                                             1998 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Cash Flows
Years Ended September 30, 1998, 1997 and 1996





                                                                             1998             1997               1996
----------------------------------------------------------------------------------------------------------------------

Cash Flows From Operating Activities:
   Net earnings                                                         $ 2,726,879         2,309,880         2,196,672
   Adjustments to reconcile net earnings to net cash provided by
   (used in) operating activities:
     Depreciation and amortization                                        3,577,872         3,247,015         2,810,314
     Loss (gain) on asset disposition                                        40,380             6,562            (4,202)
     Write-off of regulatory assets                                              --           132,523                --
     Decrease (increase) in over/underrecovery of gas costs               1,857,286         1,195,133        (2,019,589)
     Deferred taxes and investment tax credits                             (338,421)         (681,937)          789,052
     Other noncash items, net                                              (284,466)           93,131           160,936
     Changes in assets and liabilities which provided (used) cash:
           Accounts receivable and customer deposits, net                 1,109,365          (266,066)         (346,566)
           Inventories                                                     (542,149)          (24,995)       (2,054,592)
           Prepaid income taxes and other current assets                   (735,672)          349,405          (596,257)
           Accounts payable and accrued expenses                          1,447,079         1,599,788          (902,462)
           Refunds from suppliers - due customers                          (340,288)          401,995          (658,986)
-------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) operating activities                 8,517,865         8,362,434          (625,680)
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
   Additions to utility plant and nonutility property                    (9,238,614)       (8,052,801)       (5,522,977)
   Cost of removal of utility plant, net                                    (70,949)         (158,855)         (423,221)
   Proceeds from sales of assets                                            225,159           192,063            42,511
-------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                           (9,084,404)       (8,019,593)       (5,903,687)
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt                               3,356,000                --                --
   Retirement of long-term debt                                          (2,878,124)         (669,423)       (1,179,415)
   Net borrowings (repayments) under lines of credit                     (2,545,000)          476,500         8,598,000
   Proceeds from issuance of common stock                                 4,601,069           882,719           714,234
   Common stock issuance costs                                             (246,647)               --                --
   Cash dividends paid                                                   (1,752,767)       (1,549,914)       (1,473,025)
-------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities                534,531          (860,118)        6,659,794
-------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                        (32,008)         (517,277)          130,427
Cash and Cash Equivalents, Beginning of Year                                116,045           633,322           502,895
-------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                  $    84,037           116,045           633,322
-------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures Of Cash Flows Information:
   Cash paid during the year for:
     Interest                                                           $ 2,148,861         2,065,893         1,493,801
------------------------------------------------------------------------------------------------------------------------
     Income taxes, net of refunds                                       $ 2,512,897         1,575,952         1,148,319
------------------------------------------------------------------------------------------------------------------------
   Noncash transactions:
     The Company refinanced $9,300,000 of current installments of long-term debt and borrowings under lines of credit as
         long-term debt in 1996.

     The assets of a propane company were acquired in December 1997 in exchange for 34,317 shares of stock for a total value of $617,706.

     In June 1998, the Company refinanced the remaining balances of
         Series K and Series L First Mortgage Bonds in the amount of
         $3,344,000 into a First Mortgage Note due July 1, 2008.
-------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996


(1) Summary Of Significant Accounting Policies

General

     The consolidated financial statements include the accounts of Roanoke Gas Company and its wholly owned subsidiaries (the "Company"), Bluefield Gas Company and Diversified Energy Company, operating as Highland Propane Company and Highland Gas Marketing. Roanoke Gas Company and Bluefield Gas Company are gas utilities which distribute and sell natural gas to residential, commercial and industrial customers within their service areas. Highland Propane Company distributes and sells propane in southwestern Virginia and southern West Virginia. Highland Gas Marketing brokers natural gas to several industrial transportation customers of Roanoke Gas Company and Bluefield Gas Company.
     The primary business of the Company is the distribution of natural gas to residential, commercial and industrial customers in Roanoke, Virginia; Bluefield, Virginia; Bluefield, West Virginia; and the surrounding areas. The Company distributes natural gas to its customers at rates and charges regulated by the State Corporation Commission in Virginia and the Public Service Commission in West Virginia.
     All significant intercompany transactions have been eliminated in consolidation.
     During 1998, 1997 and 1996, no single customer accounted for more than 5 percent of the Company's sales, and no account receivable from any customer exceeded five percent of the Company's total accounts receivable at September 30, 1998 and 1997.

Regulation

     The Company's regulated operations meet the criteria, and accordingly, follow the accounting and reporting requirements of Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses as those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities).
     The amounts recorded by the Company as regulatory assets and regulatory liabilities are as follows:


                                                        September 30,
                                                   1998             1997
--------------------------------------------------------------------------
Regulatory Assets:
   Early retirement incentive costs            $   20,520          33,481
   Rate case costs                                  1,163           6,598
   Underrecovery of gas costs                          --         587,457
   Other                                           19,515              --
--------------------------------------------------------------------------
Total Regulatory Assets                        $   41,198         627,536
--------------------------------------------------------------------------
Regulatory Liabilities:
   Refunds from suppliers - due customers          85,572         425,860
     Overrecovery of gas costs                  1,269,829              --
--------------------------------------------------------------------------
Total Regulatory Liabilities                   $1,355,401         425,860
--------------------------------------------------------------------------


     During 1997, the Company wrote off regulatory assets totaling $132,523 upon management's determination that, for rate-making purposes, recovery of these costs in future revenues was no longer probable.

Utility Plant

     Utility plant is stated at original cost. The cost of additions to utility plant includes direct charges and overhead. The cost of depreciable property retired, plus cost of removal, less salvage is charged to accumulated depreciation. Maintenance, repairs, and minor renewals and betterments of property are charged to operations.

Depreciation and Amortization

     Provisions for depreciation are computed principally on composite straight-line rates for financial statement purposes and on accelerated rates for income tax purposes. Depreciation and amortization for financial statement purposes are provided on annual composite rates ranging from 2 percent to 33 percent. The annual composite rates are determined by periodic depreciation studies.

 Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                                             1998 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996


(1) Summary Of Significant Accounting Policies (continued)

Inventories

     Inventories consist primarily of propane and natural gas, which are valued at the lower of average cost or market.

Unbilled Revenues

     The Company bills its natural gas customers on a monthly cycle basis, although certain large industrial customers are billed at or near the end of each month. The Company records revenue based on service rendered to the end of the accounting period. The amounts of unbilled revenue receivable included in accounts receivable on the consolidated balance sheets at September 30, 1998 and 1997 were $795,338 and $915,192, respectively.

Income Taxes

     Income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The Company and its subsidiaries file a consolidated federal income tax return. Federal income taxes have been provided by the Company on the basis of the separate company income and deductions.

Bond Expenses

     Bond expenses are being amortized over the lives of the bonds using the bonds outstanding method.

Over/Underrecovery of Gas Costs

     Pursuant to the provisions of the Company's Purchased Gas Adjustment (PGA) clause, increases or decreases in gas costs are passed on to its customers. Accordingly, the difference between actual costs incurred and costs recovered through the application of the PGA is reflected as a net deferred charge or credit. At the end of the deferral period, the balance of the net deferred charge or credit is amortized over the next 12-month period as amounts are reflected in customer billings.

Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. SFAS No. 128 supersedes APB Opinion No. 15, Earnings per Share, and specifies earnings per share (EPS) for entities with publicly held common stock. Prior period EPS has been restated to conform to the new statement.

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

Stock Options

     On October 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net earnings and pro forma net earnings per share disclosures for stock option grants, as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures.

Reclassifications

     Certain reclassifications were made to prior year balances to conform with current year presentations.

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(2) Allowance For Doubtful Accounts
      A summary of the changes in the allowance for doubtful accounts follows:




                                                Years Ended September 30,
                                          1998             1997           1996
----------------------------------------------------------------------------------

Balances, beginning of year             $ 368,345         279,316         171,947
Provision for doubtful accounts           481,297         660,400         550,777
Recoveries of accounts written off        188,309         125,035         131,499
Accounts written off                     (835,299)       (696,406)       (574,907)
----------------------------------------------------------------------------------
Balances, end of year                   $ 202,652         368,345         279,316
----------------------------------------------------------------------------------



(3)   Borrowings Under Lines Of Credit
      A summary of short-term lines of credit follows:



                                                                        September 30,
--------------------------------------------------------------------------------------------------------
                                                         1998             1997                1996
--------------------------------------------------------------------------------------------------------

Lines of credit                                        $21,000,000        20,000,000        18,000,000
Outstanding balance                                      4,584,000         7,129,000         6,652,500
Highest month-end balances outstanding                  12,929,000        15,896,000         7,587,000
Average month-end balances                               5,280,000         8,098,000         4,453,000
Average rates of interest during  year                        6.19%             5.97%             5.84%
Average rates of interest on balances outstanding             6.18%             6.14%             5.71%
---------------------------------------------------------------------------------------------------------




(4) Long-term Debt
      Long-term debt consists of the following:

                                                                                           September 30,
--------------------------------------------------------------------------------------------------------------
                                                                                      1998             1997
--------------------------------------------------------------------------------------------------------------
Roanoke Gas Company:
   First mortgage bonds, collateralized by utility plant:
     Series K, 10%, due July 1, 2002, retired during 1998                           $       --       1,350,000
     Series L, 10.375%, due April 1, 2004, retired during 1998                              --       2,328,000
   Term debentures, collateralized by indenture dated October 1, 1991, with provision for retirement in varying annual payments through
     October 1, 2016 and interest rates ranging from 6.75% to 9.625%                 4,700,000       7,200,000
   Unsecured senior notes payable, interest at 7.66%, with provision for retirement of $1,600,000 for each year beginning
     December 1, 2014 through 2018                                                   8,000,000       8,000,000
   Obligations under capital leases, due in aggregate monthly payments
     of $3,076, including interest, through August 1998                                     --          31,624
     First mortgage notes payable, interest fixed at 7.804% due July 1, 2008         5,000,000              --
Bluefield Gas Company:
   Unsecured installment loan, with interest rate based on prime 8.75% at
     September 30, 1997, with provision for retirement of $50,000 for each
     year and a final payment of $12,500 on October 31, 1997                                --          12,500
   Unsecured note payable, interest at 7.28%, with provision for retirement of
    $25,000 quarterly beginning January 1, 2002 and a final payment of
    $1,125,000 on October 1, 2003                                                    1,300,000       1,300,000
--------------------------------------------------------------------------------------------------------------




                                                                      continued

                                                             1998 Annual Report


Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(4) Long-term Debt (continued)


                                                                                       September 30,
----------------------------------------------------------------------------------------------------------
                                                                                  1998             1997
----------------------------------------------------------------------------------------------------------

Highland Propane Company:
   Unsecured note payable, interest at 7%, with provision for retirement
         on December 31, 2007                                                 $ 1,700,000               --
----------------------------------------------------------------------------------------------------------
Total long-term debt                                                           20,700,000       20,222,124
Less current maturities                                                                --       (3,143,124)
----------------------------------------------------------------------------------------------------------
Total long-term debt, excluding current maturities                            $20,700,000       17,079,000
----------------------------------------------------------------------------------------------------------


     The above debt obligations contain various provisions including a minimum interest charge coverage ratio and limitations on debt as a percentage of total capitalization. The obligations also contain a provision restricting the payment of dividends, primarily based on the earnings of the Company and dividends previously paid. At September 30, 1998, approximately $4,500,000 of retained earnings were available for dividends.

      The aggregate annual maturities of long-term debt, subsequent to September 30, 1998 are as follows:


  Years Ending September 30,
---------------------------------------------
           2001                $   775,000
           2002                    100,000
           2003                  2,125,000
           Thereafter           17,700,000
---------------------------------------------
           Total               $20,700,000
---------------------------------------------

Roanoke Gas Company

Roanoke Gas Company And Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(5) Income Taxes
  The details of income tax expense (benefit) are as follows:

                                                                                 Years Ended September 30,
--------------------------------------------------------------------------------------------------------------------
                                                                        1998              1997            1996
--------------------------------------------------------------------------------------------------------------------


Charged to operating expenses - gas utilities:
Current:
   Federal                                                          $ 1,566,868         1,561,779           206,399
   State                                                                 54,764           (15,946)          (40,248)
--------------------------------------------------------------------------------------------------------------------
Total current                                                         1,621,632         1,545,833           166,151
--------------------------------------------------------------------------------------------------------------------
Deferred:
   Federal                                                             (447,054)         (668,660)          777,772
   State                                                                (34,638)           20,226            58,621
--------------------------------------------------------------------------------------------------------------------
Total deferred                                                         (481,692)         (648,434)          836,393
--------------------------------------------------------------------------------------------------------------------
Investment tax credits, net                                             (39,434)          (39,435)          (38,649)
--------------------------------------------------------------------------------------------------------------------
Total charged to operating expenses - gas utilities                   1,100,506           857,964           963,895
--------------------------------------------------------------------------------------------------------------------
Charged to other operating expenses - propane operations:
   Current                                                              139,592           282,380           185,377
   Deferred                                                             186,614            26,757            (8,318)
--------------------------------------------------------------------------------------------------------------------
Total charged to other operating expenses - propane operations          326,206           309,137           177,059
--------------------------------------------------------------------------------------------------------------------
Charged to other income and deductions - gas utilities:

   Current                                                               46,353            37,892            22,860
   Deferred                                                              (3,910)             (340)             (374)
--------------------------------------------------------------------------------------------------------------------
Total charged to other income and deductions - gas utilities             42,443            37,552            22,486
--------------------------------------------------------------------------------------------------------------------
Total income tax expense                                            $ 1,469,155         1,204,653         1,163,440
--------------------------------------------------------------------------------------------------------------------




     Income tax expense for the years ended September 30, 1998, 1997 and 1996 differed from amounts computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:



                                                                              Years Ended September 30,
--------------------------------------------------------------------------------------------------------------------
                                                                     1998              1997              1996
--------------------------------------------------------------------------------------------------------------------

Net earnings                                                    $ 2,726,879         2,309,880         2,196,672
Income tax expense                                                1,469,155         1,204,653         1,163,440
--------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                    $ 4,196,034         3,514,533         3,360,112
--------------------------------------------------------------------------------------------------------------------
Computed "expected" income tax expense                            1,426,652         1,194,941         1,142,438
Increase (reduction) in income tax expense resulting from:
   Amortization of deferred investment tax credits                  (39,434)          (39,435)          (38,649)
   Other, net                                                        81,937            49,147            59,651
--------------------------------------------------------------------------------------------------------------------
Total income tax expense                                        $ 1,469,155         1,204,653         1,163,440
--------------------------------------------------------------------------------------------------------------------

                                                              1998 Annual Report

Roanoke Gas Company And Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(5) Income Taxes (continued)

  The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                      September 30,
-------------------------------------------------------------------------
                                                 1998          1997
-------------------------------------------------------------------------
Deferred tax assets:
   Allowance for uncollectibles              $   74,740         132,818
   Accrued pension and medical benefits         909,898         803,852
   Accrued vacation                             172,707         173,731
   Over/underrecovery of gas costs              430,529        (225,309)
   Provision for rate refund                         --         176,972
   Costs on gas held in storage                 245,902          96,574
   Other                                         35,112          48,357
-------------------------------------------------------------------------
Total gross deferred tax assets               1,868,888       1,206,995
-------------------------------------------------------------------------
Deferred tax liabilities:
   Utility plant basis differences            3,508,489       3,145,361
   Other                                            349             571
-------------------------------------------------------------------------
Total gross deferred tax liabilities          3,508,838       3,145,932
-------------------------------------------------------------------------
Net deferred tax liability                   $1,639,950       1,938,937
-------------------------------------------------------------------------

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(6) Employee Benefit Plans

     The Company has a defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits are based on years of service and employee compensation. Plan assets are invested principally in cash equivalents and corporate stocks and bonds. Company contributions are intended to provide not only for benefits attributed to date but also for those expected to be earned in the future.
     Pension expense includes the following components:

                                                                          Years Ended September 30,
                                                                     1998           1997            1996
----------------------------------------------------------------------------------------------------------
Service cost for the current year                                $   157,705        142,467        148,465
Interest cost on the projected benefit obligation                    444,696        419,474        397,458
Actual return on assets held in the
  plan                                                            (1,005,797)    (1,030,919)      (717,703)
Net amortization and deferral of unrecognized gains and losses       525,244        647,436        372,234
-----------------------------------------------------------------------------------------------------------
Net pension  expense                                             $   121,848        178,458        200,454
-----------------------------------------------------------------------------------------------------------

          The Plan's funded status is as follows:

                                                                               September 30,
                                                                           1998             1997
--------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested                                                              $(5,556,051)     (4,285,717)
   Nonvested                                                              (147,969)       (143,901)
--------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                          (5,704,020)     (4,429,618)
Effect of anticipated future compensation levels and other events ..    (2,285,221)     (1,510,433)
--------------------------------------------------------------------------------------------------
Projected benefit obligation                                            (7,989,241)     (5,940,051)
Fair value of assets held in the plan                                    7,069,755       6,324,249
--------------------------------------------------------------------------------------------------
Excess (deficiency) of plan assets over projected benefit obligation   $  (919,486)        384,198
--------------------------------------------------------------------------------------------------


     The excess (deficiency) of plan assets over the projected benefit obligation consists of the following:

                                                                             September 30,
                                                                          1998          1997
-----------------------------------------------------------------------------------------------
Net unrecognized gain due to past experience different than assumed   $  297,949     1,709,103
Unamortized transition liability                                        (224,533)     (329,977)
Unrecognized prior service cost                                          (56,629)      (75,503)
Accrued pension cost included in the consolidated balance sheet         (936,273)     (919,425)
-----------------------------------------------------------------------------------------------
Total                                                                 $  919,486       384,198
-----------------------------------------------------------------------------------------------

      The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.75 percent for 1998 and
7.75 percent for 1997 and 1996. The rates of increase in future compensation levels used in determining the actuarial present value of the projected obligation in 1998, 1997 and 1996 were 4 percent for compensation increases through December 1996 and 5 percent for compensation increases thereafter. The assumed long-term rate of return on assets was 8.5 percent for 1998, 1997 and 1996.
      In addition to pension benefits, the Company has a postretirement benefits plan which provides certain health care, supplemental retirement and life insurance benefits to active and retired employees who meet specific age and service requirements. The Plan is contributory. The Company has elected to fund the Plan over future years. Approximately 74 percent of the consolidated annual cost of the Plan is recovered from the Company's customers through rates.




                             29
                                                            Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996



(6) Employee Benefit Plans (continued)

     The following table presents the plan's funded status reconciled with the amounts recognized in the Company's consolidated balance sheets:

                                                                                     September 30,
                                                                                 1998            1997
------------------------------------------------------------------------------------------------------
Accumulated postretirement benefits obligation:
   Retirees                                                                 $ 3,141,831      2,846,193
   Fully eligible active plan participants                                      964,981        712,308
   Other active plan participants                                             1,662,990      1,262,063
------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefits obligation                          5,769,802      4,820,564
Plan assets at fair value, principally cash equivalents and mutual funds     (1,164,820)      (995,411)
------------------------------------------------------------------------------------------------------
Accumulated postretirement benefits obligation in excess of plan
  assets                                                                      4,604,982      3,825,153
Unrecognized net gain                                                           216,562        938,540
Unrecognized transition obligation                                           (3,559,500)    (3,796,800)
------------------------------------------------------------------------------------------------------
Postretirement benefits cost included in accrued  expenses                  $ 1,262,044        966,893
------------------------------------------------------------------------------------------------------

  Net periodic postretirement benefits cost includes the following components:



                                                                              Years Ended September 30,
                                                                          1998         1997         1996
----------------------------------------------------------------------------------------------------------
Service cost for the current year                                     $  86,436       96,255       89,000
Interest cost on the accumulated postretirement benefits obligation     362,179      325,036      363,000
Return on assets held in the plan                                      (148,414)     (89,542)     (40,000)
Amortization of transition obligation                                   237,300      237,300      237,300
Net total of other components                                            61,882      (25,201)     (16,000)
----------------------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost                             $ 599,383      543,848      633,300
----------------------------------------------------------------------------------------------------------



     The weighted average discount rate used in determining the accumulated postretirement benefits obligation was 6.75 percent, 7.75 percent and 7.75 percent for 1998, 1997 and 1996, respectively.

     For measurement purposes, 9 percent, 10 percent and 10.5 percent annual rates of increase in the per capita cost of covered benefits (i.e., medical trend rate) were assumed for 1998, 1997 and 1996, respectively; the rates were assumed to decrease gradually to 5.25 percent by the year 2006 and remain at that level thereafter. The medical trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed medical cost trend rate by one percentage point each year would increase the accumulated postretirement benefits obligation as of September 30, 1998 by approximately $682,946 or 12 percent, and the aggregate of the service and interest cost components of net postretirement benefits cost by approximately $80,326, or 16 percent.

     The Company also has a defined contribution plan covering all of its employees who elect to participate. The Company made annual matching contributions to the plan based on 70 percent in 1998 and 1997 and 50 percent in 1996 of the net participants' basic contributions (from 1 to 6 percent of their total compensation). The annual cost of the plan was $206,766, $217,466 and $134,188 for 1998, 1997 and 1996, respectively.


                             30
                                                          Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996


(7) Common Stock Options

     During 1996, the Company's stockholders approved the Roanoke Gas Company Key Employee Stock Option Plan (the "Plan"). The Plan provides for the issuance of common stock options to officers and certain other full-time salaried employees to acquire a maximum of 50,000 shares of the Company's common stock. The Plan requires each option's exercise price per share to equal the fair value of the Company's common stock as of the date of grant.
     The aggregate number of shares under option pursuant to the Roanoke Gas Company Key Employee Stock Option Plan are as follows:


                                            Number Of     Weighted Average   Option Price
                                              Shares       Exercise Price      Per Share
------------------------------------------------------------------------------------------
Options outstanding, September 30, 1996       13,000           15.500
Options granted                               21,500           16.875
------------------------------------------------------------------------------------------
Options outstanding, September 30, 1997       34,500           16.357        15.500-16.875
Options granted                               15,500           20.625
Options exercised                            (13,000)          16.346
------------------------------------------------------------------------------------------
Options outstanding, September 30, 1998       37,000           18.149        15.500-20.625
------------------------------------------------------------------------------------------


      Under the terms of the Plan, the options become exercisable six months from the grant date and expire 10 years subsequent to the grant date. All options outstanding were fully vested and exercisable at September 30, 1998 and 1997.
      The per share weighted-average fair values of stock options granted during 1998, 1997 and 1996 were $2.85, $1.08 and $1.63, respectively, on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                   Years Ended September 30,
                                 1998        1997        1996
                               --------     ------      ------
Expected dividend yield          5.14%       5.78%       5.83%
Risk-free interest rate          4.33%       6.29%       6.44%
Expected volatility             21.00%      10.00%      42.00%
Expected life                  10 years    10 years    10 years


     The Company uses the intrinsic value method of APB Opinion No. 25 for recognizing stock-based compensation in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under the provisions of SFAS No. 123, the Company's 1998 net earnings and basic earnings per share would have been $2,697,709 and $1.58; 1997 net earnings and basic earnings per share would have been $2,278,093 and $1.52; and 1996 net earnings and basic earnings per share would have been $2,182,681 and $1.50.





                             31
                                                          1998 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(8) Related Party Transactions

     Certain of the Company's directors render services or sell products to the Company. The significant services relate to legal fees charged to the Company of approximately $185,000, $182,000 and $69,000 in 1998, 1997 and 1996,
respectively. The products included natural gas purchases of approximately $6,052,000, $3,052,000 and $1,950,000 in 1998, 1997 and 1996, respectively. It is anticipated that similar services and products will be provided to the Company in 1999.

(9) Environmental Matters

     Both Roanoke Gas Company and Bluefield Gas Company operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950's. A by-product of operating MGPs was coal tar, and the potential exists for on-site tar waste contaminants at the former plant sites. The extent of contaminants at these sites, if any, is unknown at this time. An analysis of the Bluefield Gas Company site indicates some soil contamination. The Company, with concurrence of legal counsel, does not believe any events have occurred requiring regulatory reporting. Further, the Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of prior operations. Therefore, the Company has no plans for subsurface remediation at the MGP sites. Should the Company eventually be required to remediate either site, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. A stipulated rate case agreement between the Company and the West Virginia Public Service Commission recognized the Company's right to defer MGP cleanup costs at the Bluefield site, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required cleanup of either MGP site, the Company anticipates recording a regulatory asset for such cleanup costs to be recovered in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to this matter will not have a material effect on the Company's financial condition.

(10) Commitments

     The Company has short-term contracts with natural gas suppliers requiring the purchase of approximately 4,420,000 dekatherms of natural gas at varying prices during the period October 1, 1998 through September 30, 1999. In addition, the Company has short-term contracts with propane suppliers requiring the purchase of approximately 4,415,000 gallons of propane during the period October 1, 1998 through September 30, 1999. Management does not anticipate that these contracts will have a material impact on the Company's fiscal year 1999 consolidated results of operations.

(11) Fair Value Of Financial Instruments

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the estimated fair values of certain financial instruments. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.
     The carrying amount of cash and cash equivalents and borrowings under lines of credit are a reasonable estimate of fair value due to their short-term nature and because the rates of interest paid on borrowings under lines of credit approximate market rates.
     The fair value of long-term debt is estimated by discounting the future cash flows of each issuance at rates currently offered to the Company for similar debt instruments of comparable maturities. The carrying amounts and approximate fair values are as follows:



                                             September 30,
                               1998                               1997
                      ----------------------------       ------------------------
                      Carrying        Approximate       Carrying        Approximate
                       Amount         Fair Value         Amount         Fair Value
                      ---------      ------------      ----------      ------------
Long-term debt      $20,700,000       24,287,744       20,222,124       21,384,604
                    ===========       ==========       ==========       ==========


          Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of September 30, 1998 and 1997 are not necessarily indicative of the amounts the Company could have realized in current market exchanges.


                             32
Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(11) Fair Value Of Financial Instruments (continued)

Derivative and Hedging Activities

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge.
     The Company has entered into certain arrangements for hedging the price of natural gas and propane gas for the purpose of providing price stability during the winter months. The Company has not fully analyzed the impact of the provisions of SFAS No. 133 on the Company's financial statements.

(12) Quarterly Financial Information (Unaudited)

     Quarterly financial data for the years ended September 30, 1998 and 1997 is summarized as follows:


                                       First             Second            Third            Fourth
1998                                  Quarter            Quarter          Quarter           Quarter
-----------------------------------------------------------------------------------------------------
Operating revenues                   $20,796,021       21,750,333        8,982,316         7,858,422
-----------------------------------------------------------------------------------------------------
Operating earnings (loss)            $ 2,071,945        2,662,581          153,192          (170,692)
-----------------------------------------------------------------------------------------------------
Net earnings (loss)                  $ 1,544,234        2,123,464         (281,216)         (659,603)
-----------------------------------------------------------------------------------------------------
Basic earnings (loss) per share      $      1.00             1.24             (.16)             (.48)
-----------------------------------------------------------------------------------------------------

                                       First             Second            Third            Fourth
1997                                  Quarter            Quarter          Quarter           Quarter
-----------------------------------------------------------------------------------------------------
Operating revenues                   $22,412,424       24,580,783        9,894,442         8,160,177
-----------------------------------------------------------------------------------------------------
Operating earnings (loss)            $ 1,840,530        2,394,999          261,537           (93,643)
-----------------------------------------------------------------------------------------------------
Net earnings (loss)                  $ 1,331,276        1,831,756         (247,734)         (605,418)
-----------------------------------------------------------------------------------------------------
Basic earnings (loss) per share      $       .90             1.22             (.16)             (.42)
-----------------------------------------------------------------------------------------------------



     The pattern of quarterly earnings is the result of the highly seasonal nature of the business, as variations in weather conditions generally result in greater earnings during the winter months.



                             33
                                                           1998 Annual Report

Roanoke Gas Company and Subsidiaries
Summary Of Gas Sales And Statistics
Years Ended September 30,




Revenues:                                   1998           1997           1996           1995           1994
----------------------------------------------------------------------------------------------------------------
   Residential Sales                    $30,396,540    $32,595,261    $33,981,835    $25,078,211    $29,844,636
   Commercial Sales                      18,764,195     19,879,180     20,219,289     14,313,723     16,979,230
   Interruptible Sales                      695,279      3,892,301      4,569,766      3,513,181      5,607,002
   Transportation Gas Sales               1,715,032      1,107,922        943,215        909,515        610,682
   Backup Services                           97,552        173,655        190,310        107,652        222,025
   Late Payment Charges                     156,634        157,369        135,838        115,130        194,156
   Miscellaneous                             31,820         36,493         27,154         24,325         67,576
   Propane                                7,530,040      7,205,645      5,703,466      4,549,410      4,670,550
----------------------------------------------------------------------------------------------------------------
      Total                             $59,387,092    $65,047,826    $65,770,873    $48,611,147    $58,195,857
----------------------------------------------------------------------------------------------------------------
Net Income                              $ 2,726,879    $ 2,309,880    $ 2,196,672    $ 1,777,240    $ 1,677,098
----------------------------------------------------------------------------------------------------------------
MCF Delivered:
   Residential                            4,633,403      4,651,819      5,108,553      4,204,222      4,701,703
   Commercial                             3,228,452      3,230,714      3,385,962      2,834,884      2,981,888
   Interruptible                            172,270        959,146      1,088,921      1,240,658      1,521,663
   Transportation Gas                     2,822,856      1,933,236      1,549,854      1,660,504      1,022,892
   Backup Service                            18,500         29,130         36,658         21,609         38,892
----------------------------------------------------------------------------------------------------------------
      Total                              10,875,481     10,804,045     11,169,948      9,961,877     10,267,038
----------------------------------------------------------------------------------------------------------------
Gallons Delivered (Propane)               7,702,384      6,568,066      5,997,912      4,822,277      5,012,830
----------------------------------------------------------------------------------------------------------------
Heating Degree Days                           4,054          4,298          4,696          3,791          4,416
----------------------------------------------------------------------------------------------------------------
Number Of Customers:
   Residential                               48,265         47,539         46,007         44,873         43,734
   Commercial                                 5,272          5,181          5,043          4,896          4,767
   Interruptible And Interruptible
      Transportation Service                     45             43             44             44             43
----------------------------------------------------------------------------------------------------------------
      Total                                  53,582         52,763         51,094         49,813         48,544
----------------------------------------------------------------------------------------------------------------
Gas Account (MCF):
   Natural Gas Purchases And Storage     11,316,714     11,406,613     11,756,089     10,453,696     10,795,928
   Gas Made - Propane                            --             --             --             --         14,008
----------------------------------------------------------------------------------------------------------------
      Total Available                    11,316,714     11,406,613     11,756,089     10,453,696     10,809,936
----------------------------------------------------------------------------------------------------------------
   Natural Gas Deliveries                10,875,481     10,804,045     11,169,948      9,961,877     10,267,038
   Storage - LNG                             69,343        106,892        142,297        118,393        134,893
   Company Use And Miscellaneous             37,998         49,444         54,140         46,532         50,356
   System Loss                              333,892        446,232        389,704        326,894        357,649
----------------------------------------------------------------------------------------------------------------
      Total Gas Available                11,316,714     11,406,613     11,756,089     10,453,696     10,809,936
----------------------------------------------------------------------------------------------------------------
Total Assets                            $69,134,920    $62,593,258    $58,921,099    $51,614,667    $49,579,447
----------------------------------------------------------------------------------------------------------------
Long-Term Obligations                   $20,700,000    $17,079,000    $20,222,124    $17,504,047    $16,414,900
----------------------------------------------------------------------------------------------------------------


                                         34
Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Summary Of Capitalization Statistics
Years Ended September 30,



Common Stock:                                1998               1997            1996                1995              1994
   Shares Issued                          1,794,416          1,527,486        1,475,843           1,432,512        1,382,343
   Basic Earnings Per Share             $      1.60       $       1.54     $       1.51       $        1.26     $       1.25
   Dividends Paid Per Share (Cash)      $      1.06       $       1.04     $       1.02       $        1.00     $       1.00
   Dividends Paid Out Ratio                    66.3%              67.5%            67.5%               79.4%            80.0%
   Number Of Shareholders                     1,836              1,853            1,713               1,699            1,625
------------------------------------------------------------------------------------------------------------------------------
Capitalization Ratios:
   Long-Term Debt,
      Including Current Installments           43.9               49.5             52.4                51.6             51.0
   Stockholders' Equity                        56.1               50.5             47.6                48.4             49.0
------------------------------------------------------------------------------------------------------------------------------
      Total                                   100.0              100.0            100.0               100.0            100.0
------------------------------------------------------------------------------------------------------------------------------
   Long-Term Debt,
      Including Current Installments    $20,700,000       $ 20,222,124    $  20,891,547      $   18,683,462      $17,087,046
   Stockholders' Equity                  26,464,581         20,596,951       18,975,001          17,555,172       16,424,919
------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
   Plus Current Installments            $47,164,581       $ 40,819,075    $  39,866,548      $   36,238,634      $33,511,965
------------------------------------------------------------------------------------------------------------------------------




                                       35
                                                         1998 Annual Report

Roanoke Gas Company

Board of Directors

Lynn D. Avis
Avis Construction Company
President

Abney S. Boxley III
W. W. Boxley Company
President

Frank T. Ellett
Virginia Truck Center, Inc.
President

Frank A. Farmer, Jr.
Chairman Of The Board

Wilbur L. Hazlegrove
Law Firm Of Woods, Rogers & Hazlegrove,
P.L.C. Member

J. Allen Layman
R & B Communications, Inc.
President & CEO

Thomas L. Robertson
Carilion Health System &
Carilion Medical Center
President

S. Frank Smith
Coastal Coal Co., L.L.C.
Vice President

John B. Williamson III
President & CEO


Officers

John B. Williamson III
President & CEO

Arthur L. Pendleton
Executive Vice President & COO

Roger L. Baumgardner
Vice President, Secretary & Treasurer

John S. D'Orazio
Vice President - Marketing & New Construction

Jane N. O'Keeffe
Assistant Vice President - Human Resources

J. David Anderson
Assistant Secretary & Assistant Treasurer




Bluefield Gas Company

Board of Directors

Roger L. Baumgardner
Roanoke Gas Company
Vice President, Secretary & Treasurer

Arthur L. Pendleton
Roanoke Gas Company
Executive Vice President & COO

John C. Shott
Paper Supply Company
President

Scott H. Shott
Paper Supply Company
Secretary & Treasurer

John B. Williamson III
Roanoke Gas Company
President & CEO

Officers

John B. Williamson III
President

John S. D'Orazio
Vice President - Marketing & New Construction

Arthur L. Pendleton
Vice President - Operations

Roger L. Baumgardner
Secretary & Treasurer


Diversified Energy Company
T/A Highland Propane Company & Highland Gas Marketing

Board of Directors

Roger L. Baumgardner
Roanoke Gas Company
Vice President, Secretary & Treasurer

Frank T. Ellett
Virginia Truck Center, Inc.
President

Arthur L. Pendleton
Roanoke Gas Company
Executive Vice President & COO

S. Frank Smith
Coastal Coal Co., L.L.C.
Vice President

John B. Williamson III
Roanoke Gas Company
President & CEO

Officers

John B. Williamson III
President

John S. D'Orazio
Vice President - Marketing & New Construction

Arthur L. Pendleton
Vice President - Operations

Roger L. Baumgardner
Secretary & Treasurer



                             36
Roanoke Gas Company

Corporate Mission
Statement

     Roanoke Gas Company provides superior customer and stockholder value by being the preferred choice for safe, dependable, efficient, economical energy and services in the market it serves.


Corporate Information

Corporate Office

Roanoke Gas Company
519 Kimball Avenue, N.E.
P.O. Box 13007
Roanoke, VA 24030
(540) 777-4GAS (4427)
Fax (540) 777-2636

Auditors

Deloitte & Touche LLP
1100 Carillon
227 West Trade Street
Charlotte, NC 28202-1675


Common Stock Transfer Agent, Registrar,
Dividend Disbursing Agent & Dividend
Reinvestment Agent

First Union National Bank of North Carolina
First Union Customer Information Center
Corporate Trust Client Services NC-1153
1525 West W.T. Harris Boulevard - 3C3
Charlotte, NC 28288-1153

Common Stock

     Roanoke Gas Company's common stock is listed on the Nasdaq National Market under the trading symbol RGCO.

Direct Deposit Of Dividends &
Safekeeping Of Stock Certificates

     Shareholders can have their cash dividends deposited automatically into checking, saving or money market accounts. The shareholder's financial institution must be a member of the Automated Clearing House. Also, Roanoke Gas Company offers safekeeping of stock certificates for shares enrolled in the dividend reinvestment plan. For more information about these shareholder services, please contact the Transfer Agent, First Union National Bank of North Carolina.

Key Business
Strategies

o Saturation Program
o Trade Ally Relations
o The Propane Alternative
o Acquisition and Geographic Expansion
o Positioning for Deregulation
o Diversification



10-K Report

     A copy of Roanoke Gas Company's latest annual report to the Securities and Exchange Commission on Form 10-K will be provided without charge upon written request to:


                                                            Roger L. Baumgardner
                                           Vice President, Secretary & Treasurer
                                                             Roanoke Gas Company
                                                                  P.O. Box 13007
                                                               Roanoke, VA 24030

Shareholder Inquiries

     Questions concerning shareholder accounts, stock transfer requirements, consolidation of accounts, lost stock certificates, safekeeping of stock certificates, replacement of lost dividend checks, payment of dividends, direct deposit of dividends, initial cash payments, optimal cash payments and name or address changes should be directed to the Transfer Agent, First Union National
Bank.  All  other  shareholder   questions  should  be  directed  to:

                                                           Roger  L. Baumgardner
                                           Vice President, Secretary & Treasurer
                                                             Roanoke Gas Company
                                                                  P.O. Box 13007
                                                               Roanoke, VA 24030

Financial Inquiries

     All financial analysts and professional investment managers should direct their questions and requests for financial information to:

                                                            Roger L. Baumgardner
                                           Vice President, Secretary & Treasurer
                                                             Roanoke Gas Company
                                                                  P.O. Box 13007
                                                               Roanoke, VA 24030

Access up-to-date information on Roanoke Gas Company and its subsidiaries at www.roanokegas.com

                            Notice Of Annual Meeting

                       The annual meeting of stockholders
                       of Roanoke Gas Company will be held
                    at the Executive Offices of the Company,
                           519 Kimball Avenue, N. E.,
                         Roanoke, Virginia at 9:00 a.m.,
                                 March 31, 1999.


                               [Roanoke Gas Logo]

                      Your Choice for Comfort and Economy.

                  Transfer Agent and Dividend Disbursing Agent

                   First Union National Bank of North Carolina
                     First Union Customer Information Center
                     Corporate Trust Client Services NC-1153
                     1525 West W. T. Harris Boulevard - 3C3
                      Charlotte, North Carolina 28288-1153
                                 1-800-829-8432

                  Roanoke Gas Company trades on Nasdaq as RGCO.