Form 10-K/A, Exhibit 13
period 1998-09-30
ROANOKE GAS CO
filed 1999-01-19
CIK 84279

Diversification

                             The Propane Alternative

                          Positioning For Deregulation

                      Acquisition And Geographic Expansion

                              Trade Ally Relations

                               Saturation Program






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

Letter To Stockholders

Dear Stockholder:

    I am pleased to report that the year ended September 30, 1998 produced several new records and numerous changes. On the records side, we achieved our BEST earnings year ever in both net income and earnings per share. Net income was $2.7 million, up 18 percent over last year, while per share earnings of $1.60 were approximately 5 percent greater than the prior year. In addition, dividends to shareholders were increased from $1.04 to $1.06 per share.

    The Company enjoyed excellent customer growth again in 1998 with over 4,500 new customer additions and 2,994 net customer additions for the year, a 7 percent growth rate and a 5 percent net growth rate. Natural gas new customer additions increased approximately 3 percent and propane customers increased by approximately 25 percent. New records were set in propane deliveries at 7.7 million gallons, up 17 percent. Natural gas volumes were up 1 percent on 6 percent warmer weather.


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


    Our most significant change underway is a proposed corporate reorganization into a holding company structure. In July, RGC Resources, Inc. was chartered and is in position to become the holding company in our new corporate structure. Subject to shareholder approval at the Annual Meeting and receipt of regulatory approvals by the Securities and Exchange Commission and the state regulatory commissions, we will implement the new structure. I believe this change is critical in meeting several of our key business strategies, in particular, positioning for deregulation, acquisition, and diversification.

    We have continued our employment of technology and upgrading of computer systems and recently installed, and are in the early stages of converting to, an enhanced Customer Information and Billing System. The new system also complements our Year 2000 compliance activities which include a mixture of systems tests, upgrades and replacements. We added a second IBM AS/400 computer to facilitate our Year 2000 readiness program and to provide for an offsite emergency back-up system to ensure continuation of operations in the event of a major disruption, system failure, or work site dislocation. We also rolled out a new internet home page, which can be accessed at www.roanokegas.com.


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

Sincerely,

/s/ John B. Williamson III
----------------------------------
John B. Williamson III
President and CEO


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


    We believe there will be further deregulation in the energy and utility business, requiring significant management attention. We have installed and are in the early stages of converting to an enhanced Customer Information and Billing System as part of our "positioning for deregulation" strategy. This system is expected to be followed by other enhancements to enable us to manage the complexities of working with multiple natural gas commodity retailers, accept electronic bill payments and offer internet access with respect to customer and billing information. Our proposal to restructure to a holding company ties together the strategies of "diversification" and "positioning for deregulation". While future diversification will be done prudently and in areas of our core competence, we believe exploring new opportunities are important to our overall growth and improved shareholder value goals.


Financial


    The Company established another new benchmark as it surpassed again the previous year's earnings and posted net income of $2,726,879, or $1.60 per share, for fiscal 1998. The previous year was also a record year with earnings of $2,309,880 or $1.54 per share. The shareholders' investment in the Company grew by $5,867,630 to $26,454,581, which amounts to $14.75 per share. At September 30, 1998, the market value of the Company's stock was $19.50 per share, or 132% of book value.


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


    The Company has unsecured lines of credit through its cash management system totaling $21,000,000, at indexed interest rates. These lines are subject to annual renewal and do not require compensating balances. The average month-end balance of short-term debt in 1998 was approximately $5,280,000, at an average interest rate of approximately 6.19% on a consolidated basis. The components of this consolidated short-term debt are $3,058,000 for Roanoke Gas at 6.05%, $1,508,000 for Bluefield Gas at 6.22%, and $714,000 for Diversified Energy, doing business as Highland Propane, at 6.69%. The month-end balance at September 30, 1998 was $4,584,000, at an average interest rate of 6.18%.


     Please refer to "Management's Discussion & Analysis Of Financial Condition And Results Of Operations" for additional information on the Company's capital resources and for an analysis of changes in revenue and expenses.

Marketing & Sales


    Roanoke Gas Company, Bluefield Gas Company and Diversified Energy, doing business as Highland Propane Company, consolidated, experienced another year of excellent customer growth with approximately 4,500 new customer additions or 3,000 net additions. This growth represents an overall new customer additions rate of 7% or a net customer addition rate of 5%. On an individual company basis, new customer additions were approximately 3% for Roanoke Gas Company, 4% for Bluefield Gas Company, and 25% for Highland Propane. Highland Propane now serves over 11,000 propane customers, nearly doubling its customer base in a four-year period.


Roanoke Gas Company

                                    [CHART]
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


    Highland Propane surpassed 2,800 tank installations in a single year for the first time in the Company's history. These installations represent a 27% increase over last year's installations and nearly tripled the 1996 installations. Tank installations were up in most geographic areas, with Southwest Virginia leading the way with an increase of 52% from fiscal 1997, followed by Roanoke with a 12% increase. Diversified Energy, doing business as Highland Propane, expanded its marketing efforts in the outlying portions of the current service area including Bedford County, Rockbridge County and Alleghany County, Virginia, and Raleigh, Fayette and northern Greenbrier counties, West Virginia.


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


                                                              1998 Annual Report

Review Of Operations

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


    Diversified Energy, doing business as Highland Propane, capital additions for fiscal 1998 were 39% of the total additions, or approximately $3,691,000, which was an increase of 58% over last year. New propane installations totaled $2,662,000, compared to $1,919,000 in fiscal 1997. Highland Propane installed 2,890 new tank sets in fiscal 1998, compared to 2,280 last year, a 27% increase.


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


    For fiscal 1999, the Company has budgeted $8,500,000 for capital additions and replacements. Major items will include $2,600,000 to support propane customer growth, $2,900,000 for new natural gas customer additions, $1,300,000 to replace bare steel and cast iron mains and services, $600,000 for new transportation equipment and $400,000 for information systems and technology applications. The anticipated sources of these funds are depreciation and amortization cash flow, earnings, and debt.


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


                                                              1998 Annual Report

Review Of Operations

[MAP OF ROANOKE AREA ENERGY SUPPLY]

[MAP OF BLUEFIELD AREA ENERGY SUPPLY]

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


    The CIS includes all functions related to the customer. The Service Order subsystem is used to perform all service work, such as installing the meter or repairing an appliance. The Customer Contact subsystem allows tracking and monitoring of all customer conversations. The Meter Reading and Billing subsystems work together to properly bill the customer. The Collection process enables our users to work with customers and collection agencies to minimize customer payment problems.


[PHOTO]
Debbie Wright, Customer Service Associate, demonstrates the information system that allows her to access real-time data on customers when they call us with an inquiry.


    The new CIS builds on an already highly functional system. Functionality such as on-line real-time information, an extensive relational database ranging from billing information to tracking detail of all customer contacts, and full integration with the financial systems are fundamental. The new CIS allows for enhancements to provide Specialized Gas Billing for a deregulated environment and a flexible design to further improve employee efficiency. This platform positions the Company's systems for the future. It is highly adaptable and prepared for additional system modules such as Internet Commerce, Marketing and Sales Management, and Multi-Entity Communications. As of September 30, 1998, $175,500 has been spent on the Customer Information System and $324,500 will be spent in fiscal 1999.

Nonregulated Operations


    Fiscal year 1998 marked the second consecutive year that propane customer growth exceeded 25%. Diversified Energy Company, doing business as Highland Propane Company, began operation in 1979, partially as a means to provide propane gas service to future natural gas expansion areas and for selected commercial applications. Over the years, propane has grown in popularity. With new high efficiency propane gas appliances providing the warmth and comfort of gas heat, propane has become the energy of choice for many residential and commercial customers in areas not served by natural gas pipelines. Over the last two years, the number of new propane customer additions exceeded that of natural gas.

    Highland Propane has expanded its service territory in both Virginia and West Virginia. Geographic expansions were made east into Bedford County, one of the fastest growing counties in Virginia, and north into Rockbridge, Alleghany and Bath counties in Virginia. The West Virginia markets were extended into Summers, Fayette and Raleigh counties. Our goal is to not only expand geographically, but to increase the saturation of propane customers within the existing service area. Over the past several years, we have installed additional satellite storage facilities to serve as hubs that improve our delivery efficiencies. These satellite facilities also provide target areas for us to concentrate our saturation sales efforts. Storage facility installations added in fiscal 1998 include Low Moor, near Covington, Virginia; Buena Vista, east of Lexington, Virginia; and Bedford, Virginia. We have a total of 12 bulk storage facilities located throughout our service area.


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


    Diversified Energy Company, doing business as Highland Gas Marketing, sold just over 2 million decatherms of natural gas in 1998, an increase of 77% over 1997. The increase in sales was partially due to warmer weather, which resulted in fewer days of natural gas supply interruptions for large volume industrial users who use alternative sources of energy on extremely cold days. Highland Gas Marketing buys interruptible supplies of spot gas and temporary interstate pipeline transportation services, and resells them to large industrial customers that contract with the local utility for delivery from the interstate pipeline to the customer's meter. The natural gas marketing business is highly competitive with relatively low margins; however, it also has a low cost of operation with minimal facility and personnel requirements.


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

                                                              1998 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations

                      Roanoke Gas Company and Subsidiaries
                             Selected Financial Data
                            Years Ended September 30,

                                        1998           1997         1996            1995           1994
-----------------------------------------------------------------------------------------------------------
Operating Revenues                  $59,387,092    $65,047,826   $65,770,873    $ 48,611,147   $ 58,195,857
Operating Margin                     23,279,585     22,464,921    22,030,795      19,435,864     19,902,497
Operating Earnings                    4,717,026      4,403,423     4,035,304       3,522,258      3,537,267
Earnings Before Interest Charges      4,822,590      4,550,333     4,113,044       3,701,907      3,592,351
Net Earnings                          2,726,879      2,309,880     2,196,672       1,777,240      1,677,098
Net Earnings Per Share                     1.60           1.54          1.51            1.26           1.25
Cash Dividends Declared
Per Share                                  1.06           1.04          1.02            1.00           1.00
Book Value Per Share                      14.75          13.48         12.86           12.25          11.88
Average Shares Outstanding            1,701,048      1,503,388     1,455,999       1,408,659      1,339,402
Total Assets                         69,134,920     62,593,258    58,921,099      51,614,667     49,579,447
Long-Term Debt
 (Less Current Portion)              20,700,000     17,079,000    20,222,124      17,504,047     16,414,900
Stockholders' Equity                 26,464,581     20,596,951    18,975,001      17,555,172     16,424,919
Shares Outstanding At September 30,   1,794,416      1,527,486     1,475,843       1,432,512      1,382,343



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

    While the demand for natural gas and propane continues to increase in the Roanoke Gas and Bluefield Gas service territory, the weather normalized per capita residential usage is declining due to energy conservation, high-efficiency furnaces and appliances, and better- insulated homes. The effect of such per capita declines, unless offset by new customer growth, a strong revenue stream during the winter, or requested rate relief, could result in a decline in the Company's net operating earnings as a percentage of the common equity investment. Competition from alternative fuels and/or suppliers could also impact the Company's profitability levels.

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


Forward-Looking Statements

    From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following: (i) obtaining adequate rate relief from regulatory authorities on a timely basis; (ii) earning an adequate return on invested capital on a


Roanoke Gas Company
consistent basis; (iii) increasing expenses and labor costs and availability;
(iv) price competition from alternative fuels; (v) volatility in the price of natural gas and propane; (vi) some uncertainty in the projected rate of growth of natural gas and propane requirements in the Company's service area; (vii) general economic conditions both locally and nationally; and (viii) developments in electricity and natural gas deregulation and associated industry restructuring. In addition, the Company's business is seasonal in character and strongly influenced by weather conditions. Extreme changes in winter heating degree days from the normal or mean can have significant short-term impacts on revenues and gross margins.

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


    Roanoke Gas Company filed an application with the Virginia Commission on September 30, 1998 seeking an annual increase in non-gas rates of $877,000. This request represents a 1.8% increase in billing rates and a 5.1% increase to the non-gas margins. The Company expects this increase to become effective under bond and subject to refund on February 28, 1999. A hearing is scheduled in April 1999, with an order anticipated in the fall of 1999. The Company is permitted to put rates into effect, under bond, prior to the receipt of the Commission's final order. Consequently, the Company will establish adequate reserves for this refund.


    In addition to the standard rate case items, the Virginia application includes a proposal for a Distribution System Renewal Surcharge which would provide a mechanism that the Company would use to recover the depreciation and carrying costs of distribution system renewal expenses on a periodic basis. The Company is also proposing a Revenue Stabilization Surcharge that would go into effect during any

                                                              1998 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations

year in which the weather was 5% warmer or colder than the long-term normal level. This surcharge will help protect both the customer and the Company from major swings in revenue due to abnormal weather. In the current proceeding, the Company is also proposing to move to therm billing for all customers. The therm billing rates will not go into effect until after the issuance of the Final Order in this proceeding.

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


OTHER OPERATING EXPENSES - Other operations and maintenance expenses decreased $496,811 or 5.2% to $9,015,786 in 1998 from $9,512,597 in 1997. The decrease was primarily the result of reductions in bad debt accruals ($209,827) and the absence of regulatory asset write-offs which occurred in 1997 in the amount of $306,809.

    General taxes decreased $80,172 to $2,376,227 in 1998 from $2,456,399 in 1997. Increases in business license and merchants taxes, franchise taxes and property taxes in the amount of $7,442 were more than offset by decreases in the revenue-sensitive taxes (gross receipts and business and occupation taxes) in the amount of $75,571.


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


OTHER INCOME - Other income, net of other deductions, decreased $41,346 to $105,564 in 1998 from $146,910 in 1997. The decrease was primarily associated with rate refund expenses ($9,365) and the write-off of obsolete and damaged propane tanks in the amount of $30,802.

INTEREST CHARGES - Total interest charges decreased $144,742 to $2,095,711 in 1998 from $2,240,453 in 1997. Interest charges were lower due to the payoff of $2,500,000 in long-term debt in October 1997 and the use of the proceeds from the issuance of 181,500 shares of common stock in January 1998.


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

Fiscal Year 1997 Compared With Fiscal Year 1996

OPERATING REVENUES - Operating revenues for the natural gas utilities decreased $2,225,226 to $57,842,181 in 1997 from $60,067,407 in 1996. The decrease in revenues is attributed to weather that was approximately 8% warmer in 1997 than in 1996. Operating revenues for propane increased $1,502,179 to $7,205,645 in 1997 from $5,703,466

Roanoke Gas Company
in 1996 due to the tremendous growth in the number of customer additions and higher billing rates impacted by propane cost.

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


OTHER OPERATING EXPENSES - Other operations and maintenance expenses decreased $411,894 or 4.15% to $9,512,597 in 1997 from $9,924,491 in 1996. Although the
Company had increases in expenses associated with health insurance and bad debt accruals and the write-off of regulatory assets in the amount of $309,716, these were more than offset by reductions in post-retirement benefit expenses and maintenance expenses, promotional advertising and increased capitalization of labor and overheads associated with additional capital projects totaling $727,789.


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


OTHER INCOME - Other income, net of other deductions, increased $69,170 to $146,910 in 1997 from $77,740 in 1996. The increase was primarily due to jobbing income of $55,448 and the elimination of a write-down on nonutility property of $26,870 which occurred in 1996.


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


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments,


                                                             1998 Annual Report

Management's Discussion & Analysis
Of Financial Condition And Results Of Operations


including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge.


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

    The Company has conducted an extensive inventory to identify and categorize all of its embedded systems. These are systems which may be date sensitive and control, monitor, or assist the operation of equipment, machinery or plant functions. Generally, these systems contain microprocessor chips, integrated circuits, or computer boards. The Company identified embedded systems and other date-sensitive applications in customer service, operations, financial systems, end-user applications, storage and distribution systems, meters, telecommunications, vehicles, building controls and other areas. With the embedded systems identified, each system is reviewed to determine if it is date sensitive and how it can be tested. Manufacturers of each item are contacted concerning available compliance information. An industry consultant is assisting the Company with this phase. Testing procedures will be conducted where applicable for individual date-sensitive embedded systems.


    The Company started converting systems in the winter of 1996 and completed the majority of the conversions by the fall of 1997. The applications cover the entire scope of the business, ranging from the Payroll System to the Customer Information System. There is a plan in place to convert the remaining applications by the spring of 1999. Most systems have been in production for a minimum of ten months. With baseline validation complete, testing for the Year 2000 and other key dates has begun. In October 1998, the Company set up a training and testing lab, and operating system testing was completed in November 1998. The Company will be performing tests on all software applications in December 1998. The Company intends to perform necessary remediation on systems that failed the testing, and additional testing is scheduled for March 1999. All PC client, operations, gas control, and energy supply testing is scheduled to be completed in the spring of 1999.

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


    The Company believes that it is taking reasonable measures to ensure the safe and uninterrupted delivery of natural gas. There can be no guarantee that the systems of other companies and external services, such as water, electricity, and telephone, on which the Company's operations rely, will be timely converted, or will be converted in a manner compatible with the Company's systems. If this were to occur, it would create a significant barrier to providing service to the Company's customers and could result in material increases in operating expenses and lost revenues.


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

                       Roanoke Gas Company & Subsidiaries
                            1998 Financial Highlights

Operating Revenues - Gas                                   $51,857,052
Propane Revenues - Propane                                 $ 7,530,040
Other Revenues - Gas Marketing                             $ 6,519,467
Merchandising And Jobbing                                    $ 587,030
Interest Income                                               $ 28,872
Gross Revenues                                             $66,522,461
Net Earnings                                               $ 2,726,879
Net Earnings Per Share                                          $ 1.60
Dividends Per Share - Cash                                      $ 1.06
Total Customers - Natural Gas                                   53,582
Total Customers - Propane                                       11,004
Customers Per Employee                                             409
Total Natural Gas Deliveries - MCF                          10,875,481
Total Propane Sales - Gallons                                7,702,384
Total Payroll Chargeable To Operations & Construction     $  5,876,183
Total Additions To Plant                                  $  9,238,614



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

Deloitte & Touche LLP



Charlotte, North Carolina
October 20, 1998

                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Balance Sheets
September 30, 1998 and 1997

Assets                                                                 1998             1997
--------------------------------------------------------------------------------------------------
Utility Plant:
   In service                                                     $  69,986,124       65,590,024
   Accumulated depreciation and amortization                        (24,644,581)     (22,612,963)
--------------------------------------------------------------------------------------------------
     In service, net                                                 45,341,543       42,977,061
   Construction work-in-progress                                      1,674,543        1,088,083
--------------------------------------------------------------------------------------------------
     Total utility plant, net                                        47,016,086       44,065,144
--------------------------------------------------------------------------------------------------
Nonutility Property:
   Propane                                                           10,188,124        6,634,369
   Accumulated depreciation and amortization                         (3,059,870)      (2,540,274)
--------------------------------------------------------------------------------------------------
     Total nonutility property, net                                   7,128,254        4,094,095
--------------------------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                                             84,037          116,045
   Accounts receivable, less allowance for doubtful accounts of
     $202,652 in 1998 and $368,345 in 1997                            3,051,474        4,188,984
   Inventories                                                        7,969,730        7,427,581
   Prepaid income taxes                                                 712,687            7,368
   Deferred income taxes                                              1,868,888        1,206,995
   Underrecovery of gas costs                                                 -          587,457
   Other                                                                451,027          420,674
--------------------------------------------------------------------------------------------------
     Total current assets                                            14,137,843       13,955,104
--------------------------------------------------------------------------------------------------
Other Assets                                                            852,737          478,915


--------------------------------------------------------------------------------------------------
Total Assets                                                      $  69,134,920       62,593,258
--------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


Roanoke Gas Company

Liabilities And Stockholders' Equity                                                           1998          1997
---------------------------------------------------------------------------------------------------------------------
Capitalization:
   Stockholders' equity:
      Common stock, $5 par value. Authorized 3,000,000 shares; issued and outstanding
        1,794,416 and 1,527,486 shares in 1998 and 1997, respectively                    $    8,972,080    7,637,430
      Capital in excess of par value                                                          8,909,145    5,271,667
      Retained earnings                                                                       8,583,356    7,687,854
--------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                             26,464,581   20,596,951
   Long-term debt, excluding current maturities                                              20,700,000   17,079,000
--------------------------------------------------------------------------------------------------------------------
      Total capitalization                                                                   47,164,581   37,675,951
Current Liabilities:
   Current installments of long-term debt                                                             -    3,143,124
   Borrowings under lines of credit                                                           4,584,000    7,129,000
   Dividends payable                                                                            476,140      397,530
   Accounts payable                                                                           6,968,594    5,512,348
   Customer deposits                                                                            399,750      427,895
   Accrued expenses                                                                           4,224,693    4,233,860
   Refunds from suppliers - due customers                                                        85,572      425,860
   Overrecovery of gas costs                                                                  1,269,829            -
--------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                              18,008,578   21,269,617
Deferred Credits And Other Liabilities:
   Deferred income taxes                                                                      3,508,838    3,145,932
   Deferred investment tax credits                                                              452,923      492,357
   Other deferred credits                                                                             -        9,401
--------------------------------------------------------------------------------------------------------------------
      Total deferred credits and other liabilities                                            3,961,761    3,647,690
--------------------------------------------------------------------------------------------------------------------
Total Liabilities And Stockholders' Equity                                                $  69,134,920   62,593,258
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Earnings
Years Ended September 30, 1998, 1997 and 1996


                                                      1998               1997            1996
--------------------------------------------------------------------------------------------------
Operating Revenues:
   Gas utilities                                  $ 51,857,052        57,842,181      60,067,407
   Propane operations                                7,530,040         7,205,645       5,703,466
--------------------------------------------------------------------------------------------------
      Total operating revenues                      59,387,092        65,047,826      65,770,873
--------------------------------------------------------------------------------------------------
Cost Of Gas:
   Gas utilities                                    32,471,072        38,675,337      40,763,104
   Propane operations                                3,636,435         3,907,568       2,976,974
--------------------------------------------------------------------------------------------------
      Total cost of gas                             36,107,507        42,582,905      43,740,078
--------------------------------------------------------------------------------------------------
Operating Margin                                    23,279,585        22,464,921      22,030,795
--------------------------------------------------------------------------------------------------
Operating Expenses:
   Gas utilities:
      Operations                                     7,583,583         8,049,833       8,056,211
      Maintenance                                    1,432,203         1,462,764       1,868,280
      Taxes - general                                2,376,227         2,456,399       2,401,768
      Taxes - income                                 1,100,506           857,964         963,895
      Depreciation and amortization                  2,806,278         2,533,912       2,294,447
   Propane operations (including income taxes of
      $326,206, $309,137 and $177,059 in 1998,
      1997 and 1996, respectively)                   3,263,762         2,700,626       2,410,890
--------------------------------------------------------------------------------------------------
      Total operating expenses                      18,562,559        18,061,498      17,995,491
--------------------------------------------------------------------------------------------------
Operating Earnings                                   4,717,026         4,403,423       4,035,304
--------------------------------------------------------------------------------------------------
Other Income (Deductions):
   Gas utilities, net                                   67,759            68,240         (20,931)
   Propane operations, net                              80,248           116,222         121,157
   Taxes - income                                      (42,443)          (37,552)        (22,486)
--------------------------------------------------------------------------------------------------
      Total other income (deductions)                  105,564           146,910          77,740
--------------------------------------------------------------------------------------------------
Earnings Before Interest Charges                     4,822,590         4,550,333       4,113,044
--------------------------------------------------------------------------------------------------
Interest Charges:
   Gas utilities:
      Long-term debt                                 1,550,734         1,740,998       1,621,661
      Other                                            398,409           441,444         292,301
   Propane operations                                  146,568            58,011           2,410
--------------------------------------------------------------------------------------------------
      Total interest charges                         2,095,711         2,240,453       1,916,372
--------------------------------------------------------------------------------------------------
Net Earnings                                     $   2,726,879         2,309,880       2,196,672
--------------------------------------------------------------------------------------------------
Basic Earnings Per Share                         $        1.60              1.54            1.51
--------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding - Basic          1,701,048         1,503,388       1,455,999
--------------------------------------------------------------------------------------------------
Diluted Earnings Per Share                       $        1.60              1.53            1.51
--------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding - Diluted        1,706,902         1,504,915       1,458,899
--------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Stockholders' Equity
Years Ended September 30, 1998, 1997 and 1996

                                                            Capital In                         Total
                                              Common         Excess Of       Retained      Stockholders'
                                               Stock         Par Value       Earnings         Equity
-------------------------------------------------------------------------------------------------------
Balances, September 30, 1995              $  7,162,560       4,149,584       6,243,028       17,555,172
Net earnings                                         -               -       2,196,672        2,196,672
Cash dividends ($1.02 per share)                     -               -      (1,491,077)      (1,491,077)
Issuance of common stock (43,331 shares)       216,655         497,579               -          714,234
-------------------------------------------------------------------------------------------------------
Balances, September 30, 1996                 7,379,215       4,647,163       6,948,623       18,975,001
Net earnings                                         -               -       2,309,880        2,309,880
Cash dividends ($1.04 per share)                     -               -      (1,570,649)      (1,570,649)
Issuance of common stock (51,643 shares)       258,215         624,504               -          882,719
-------------------------------------------------------------------------------------------------------
Balances, September 30, 1997                 7,637,430       5,271,667       7,687,854       20,596,951
Net earnings                                         -               -       2,726,879        2,726,879
Cash dividends ($1.06 per share)                     -               -      (1,831,377)      (1,831,377)
Issuance of common stock (266,930 shares)    1,334,650       3,637,478               -        4,972,128
-------------------------------------------------------------------------------------------------------
Balances, September 30, 1998              $  8,972,080       8,909,145       8,583,356       26,464,581
-------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Consolidated Statements Of Cash Flows
Years Ended September 30, 1998, 1997 and 1996

                                                                        1998             1997            1996
-----------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
   Net earnings                                                     $ 2,726,879        2,309,880       2,196,672
   Adjustments to reconcile net earnings to net cash provided by
   (used in) operating activities:
      Depreciation and amortization                                   3,577,872        3,247,015       2,810,314
      Loss (gain) on asset disposition                                   40,380            6,562          (4,202)
      Write-off of regulatory assets                                          -          132,523               -
      Decrease (increase) in over/underrecovery of gas costs          1,857,286        1,195,133      (2,019,589)
      Deferred taxes and investment tax credits                        (338,421)        (681,937)        789,052
      Other noncash items, net                                         (284,466)          93,131         160,936
      Changes in assets and liabilities which provided (used) cash:
            Accounts receivable and customer deposits, net            1,109,365         (266,066)       (346,566)
            Inventories                                                (542,149)         (24,995)     (2,054,592)
            Prepaid income taxes and other current assets              (735,672)         349,405        (596,257)
            Accounts payable and accrued expenses                     1,447,079        1,599,788        (902,462)
            Refunds from suppliers - due customers                     (340,288)         401,995        (658,986)
-----------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) operating activities             8,517,865        8,362,434        (625,680)
-----------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
   Additions to utility plant and nonutility property                (9,238,614)      (8,052,801)     (5,522,977)
   Cost of removal of utility plant, net                                (70,949)        (158,855)       (423,221)
   Proceeds from sales of assets                                        225,159          192,063          42,511
----------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                       (9,084,404)      (8,019,593)     (5,903,687)
----------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt                           3,356,000                -               -
   Retirement of long-term debt                                      (2,878,124)        (669,423)     (1,179,415)
   Net borrowings (repayments) under lines of credit                 (2,545,000)         476,500       8,598,000
   Proceeds from issuance of common stock                             4,601,069          882,719         714,234
   Common stock issuance costs                                         (246,647)               -               -
   Cash dividends paid                                               (1,752,767)      (1,549,914)     (1,473,025)
----------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities            534,531         (860,118)      6,659,794
----------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                    (32,008)        (517,277)        130,427
Cash and Cash Equivalents, Beginning of Year                            116,045          633,322         502,895
----------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                               $   84,037          116,045         633,322
----------------------------------------------------------------------------------------------------------------
Supplemental Disclosures Of Cash Flows Information:
   Cash paid during the year for:
      Interest                                                     $  2,148,861        2,065,893       1,493,801
----------------------------------------------------------------------------------------------------------------
      Income taxes, net of refunds                                 $  2,512,897        1,575,952       1,148,319
----------------------------------------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

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

    The amounts recorded by the Company as regulatory assets and regulatory liabilities are as follows:




                                                                               September 30,
--------------------------------------------------------------------------------------------------
                                                                           1998            1997
--------------------------------------------------------------------------------------------------
Regulatory Assets:
   Early retirement incentive costs                                  $    20,520           33,481
   Rate case costs                                                         1,163            6,598
   Underrecovery of gas costs                                                  -          587,457
   Other                                                                  19,515                -
--------------------------------------------------------------------------------------------------
Total Regulatory Assets                                              $    41,198          627,536
--------------------------------------------------------------------------------------------------
Regulatory Liabilities:
   Refunds from suppliers - due customers                            $    85,572          425,860
     Overrecovery of gas costs                                         1,269,829                -
--------------------------------------------------------------------------------------------------
Total Regulatory Liabilities                                         $ 1,355,401          425,860
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


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

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(2) Allowance For Doubtful Accounts

    A summary of the changes in the allowance for doubtful accounts follows:


                                                                        Years Ended September 30,
--------------------------------------------------------------------------------------------------
                                                               1998           1997          1996
--------------------------------------------------------------------------------------------------
Balances, beginning of year                                 $ 368,345       279,316        171,947
Provision for doubtful accounts                               481,297       660,400        550,777
Recoveries of accounts written off                            188,309       125,035        131,499
Accounts written off                                         (835,299)     (696,406)      (574,907)
--------------------------------------------------------------------------------------------------
Balances, end of year                                       $ 202,652       368,345        279,316
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(3) Borrowings Under Lines Of Credit A summary of short-term lines of credit follows:

                                                                       September 30,
--------------------------------------------------------------------------------------------------
                                                               1998                      1997
-------------------------------------------------------------------------------------------------
Lines of credit                                          $ 21,000,000                20,000,000
Outstanding balance                                         4,584,000                 7,129,000
Highest month-end balances outstanding                     12,929,000                15,896,000
Average month-end balances                                  5,280,000                 8,098,000
Average rates of interest during year                            6.19%                     5.97%
Average rates of interest on balances outstanding                6.18%                     6.14%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------



(4) Long-term Debt
    Long-term debt consists of the following:


                                                                              September 30,
--------------------------------------------------------------------------------------------------
                                                                           1998          1997
--------------------------------------------------------------------------------------------------
Roanoke Gas Company:
   First Mortgage bonds, collateralized by utility plant:
      Series K, 10%, due July 1, 2002, retired during 1998           $         -      1,350,000
Series L, 10.375%, due April 1, 2004, retired during 1998                      -      2,328,000
   Term debentures, collateralized by indenture dated
      October 1, 1991, with provision for retirement in
      varying annual payments through October 1, 2016 and
      interest rates ranging from 6.75% to 9.625%                      4,700,000      7,200,000
   Unsecured senior notes payable, interest at 7.66%,
      with provision for retirement of $1,600,000 for
      each year beginning December 1, 2014 through 2018                8,000,000      8,000,000
   Obligations under capital leases, due in aggregate
      monthly payments of $3,076, including interest,
      through August 1998                                                      -         31,624
   First Mortgage notes payable, interest fixed at
      7.804% due July 1, 2008                                          5,000,000              -
--------------------------------------------------------------------------------------------------
Bluefield Gas Company:
   Unsecured installment loan, with interest rate based on
      prime 8.75% at September 30, 1997, with provision for
      retirement of $50,000 for each year and a final
      payment of $12,500 on October 31, 1997                                   -         12,500
   Unsecured note payable, interest at 7.28%, with provision
      for retirement of $25,000 quarterly beginning
      January 1, 2002 and a final payment of $1,125,000 on
      October 1, 2003                                                  1,300,000      1,300,000
--------------------------------------------------------------------------------------------------
                                                                                      continued


                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(4) Long-term Debt (continued)


                                                                            September 30,
--------------------------------------------------------------------------------------------------
                                                                         1998             1997
--------------------------------------------------------------------------------------------------
Highland Propane Company:
   Unsecured note payable, interest at 7%, with provision
      for retirement on December 31, 2007                            $ 1,700,000               -
--------------------------------------------------------------------------------------------------
Total long-term debt                                                  20,700,000      20,222,124
Less current maturities                                                        -      (3,143,124)
--------------------------------------------------------------------------------------------------
Total long-term debt, excluding current maturities                   $20,700,000      17,079,000
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

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

    The aggregate annual maturities of long-term debt, subsequent to September 30, 1998 are as follows:


               Years Ending September 30,
--------------------------------------------------------------------------------

2001                               $   775,000
2002                                   100,000
2003                                 2,125,000
Thereafter                          17,700,000
--------------------------------------------------------------------------------
Total                              $20,700,000
================================================================================

Roanoke Gas Company

Roanoke Gas Company And Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(5) Income Taxes

   The details of income tax expense (benefit) are as follows:

                                                                    Years Ended September 30,
----------------------------------------------------------------------------------------------------
                                                                   1998            1997       1996
----------------------------------------------------------------------------------------------------
Charged to operating expenses - gas utilities:
Current:
   Federal                                                     $ 1,566,868      1,561,779    206,399
   State                                                            54,764        (15,946)   (40,248)
----------------------------------------------------------------------------------------------------
Total current                                                    1,621,632      1,545,833    166,151
----------------------------------------------------------------------------------------------------
Deferred:
   Federal                                                        (447,054)      (668,660)   777,772
   State                                                           (34,638)        20,226     58,621
----------------------------------------------------------------------------------------------------
Total deferred                                                    (481,692)      (648,434)   836,393
Investment tax credits, net                                        (39,434)       (39,435)   (38,649)
Total charged to operating expenses - gas utilities              1,100,506        857,964    963,895
----------------------------------------------------------------------------------------------------
Charged to other operating expenses - propane operations:
   Current                                                         139,592        282,380    185,377
   Deferred                                                        186,614         26,757     (8,318)
----------------------------------------------------------------------------------------------------
Total charged to other operating expenses - propane operations     326,206        309,137    177,059
Charged to other income and deductions - gas utilities:
Current                                                             46,353         37,892     22,860
   Deferred                                                         (3,910)          (340)      (374)
----------------------------------------------------------------------------------------------------
Total charged to other income and deductions - gas utilities        42,443         37,552     22,486
----------------------------------------------------------------------------------------------------
Total income tax expense                                       $ 1,469,155      1,204,653  1,163,440
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

   Income tax expense for the years ended September 30, 1998, 1997 and 1996 differed from amounts computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:

                                                                    Years Ended September 30,
-------------------------------------------------------------------------------------------------------
                                                            1998               1997             1996
-------------------------------------------------------------------------------------------------------
Net earnings                                            $ 2,726,879          2,309,880        2,196,672
Income tax expense                                        1,469,155          1,204,653        1,163,440
-------------------------------------------------------------------------------------------------------
Earnings before income taxes                            $ 4,196,034          3,514,533        3,360,112
-------------------------------------------------------------------------------------------------------
Computed "expected" income tax expense                    1,426,652          1,194,941        1,142,438
Increase (reduction) in income tax expense
  resulting from:
   Amortization of deferred investment tax credits          (39,434)           (39,435)         (38,649)
   Other, net                                                81,937             49,147           59,651
-------------------------------------------------------------------------------------------------------
Total income tax expense                                $ 1,469,155          1,204,653        1,163,440
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(5) Income Taxes (continued)

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                September 30,
---------------------------------------------------------------------------------------------------
                                                                             1998           1997
---------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for uncollectibles                                          $    74,740        132,818
   Accrued pension and medical benefits                                      909,898        803,852
   Accrued vacation                                                          172,707        173,731
   Over/underrecovery of gas costs                                           430,529       (225,309)
   Provision for rate refund                                                       -        176,972
   Costs on gas held in storage                                              245,902         96,574
   Other                                                                      35,112         48,357
---------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                            1,868,888      1,206,995
---------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Utility plant basis differences                                         3,508,489      3,145,361
   Other                                                                         349            571
---------------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                       3,508,838      3,145,932
---------------------------------------------------------------------------------------------------
Net deferred tax liability                                               $ 1,639,950      1,938,937
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

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

       Pension expense includes the following components:


                                                                        Years Ended September 30,
--------------------------------------------------------------------------------------------------------
                                                                         1998        1997         1996
--------------------------------------------------------------------------------------------------------
Service cost for the current year                                  $     157,705     142,467     148,465
Interest cost on the projected benefit obligation                        444,696     419,474     397,458
Actual return on assets held in the plan                              (1,005,797) (1,030,919)   (717,703)
Net amortization and deferral of unrecognized gains and losses           525,244     647,436     372,234
--------------------------------------------------------------------------------------------------------
Net pension expense                                                $     121,848     178,458     200,454
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


        The Plan's funded status is as follows:


                                                                                 September 30,
-----------------------------------------------------------------------------------------------------
                                                                             1998            1997
-----------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested                                                                $ (5,556,051)    (4,285,717)
   Nonvested                                                                 (147,969)      (143,901)
-----------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                             (5,704,020)    (4,429,618)
Effect of anticipated future compensation levels and other events          (2,285,221)    (1,510,433)
-----------------------------------------------------------------------------------------------------
Projected benefit obligation                                               (7,989,241)    (5,940,051)
Fair value of assets held in the plan                                       7,069,755      6,324,249
-----------------------------------------------------------------------------------------------------
Excess (deficiency) of plan assets over projected benefit obligation   $     (919,486)       384,198
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

        The excess (deficiency) of plan assets over the projected benefit obligation consists of the following:


                                                                                September 30,
----------------------------------------------------------------------------------------------------
                                                                            1998             1997
----------------------------------------------------------------------------------------------------
Net unrecognized gain due to past experience different than assumed    $    297,949       1,709,103
Unamortized transition liability                                           (224,533)       (329,977)
Unrecognized prior service cost                                             (56,629)        (75,503)
Accrued pension cost included in the consolidated balance sheet            (936,273)       (919,425)
----------------------------------------------------------------------------------------------------
Total                                                                  $    919,486         384,198
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

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



                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996



 (6) Employee Benefit Plans (continued)

   The following table presents the plan's funded status reconciled with the amounts recognized in the Company's consolidated balance sheets:

                                                                            September 30,
--------------------------------------------------------------------------------------------------
                                                                        1998             1997
--------------------------------------------------------------------------------------------------
Accumulated postretirement benefits obligation:
   Retirees                                                         $  3,141,831       2,846,193
   Fully eligible active plan participants                               964,981         712,308
   Other active plan participants                                      1,662,990       1,262,063
--------------------------------------------------------------------------------------------------
Total accumulated postretirement benefits obligation                   5,769,802       4,820,564
Plan assets at fair value, principally cash equivalents and mutual
   funds                                                              (1,164,820)       (995,411)
--------------------------------------------------------------------------------------------------
Accumulated postretirement benefits obligation in excess of plan
  assets                                                               4,604,982       3,825,153
Unrecognized net gain                                                    216,562         938,540
Unrecognized transition obligation                                    (3,559,500)     (3,796,800)
--------------------------------------------------------------------------------------------------
Postretirement benefits cost included in accrued expenses           $  1,262,044         966,893
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

   Net periodic postretirement benefits cost includes the following components:

                                                             Years Ended September 30,
--------------------------------------------------------------------------------------------------
                                                           1998         1997        1996
--------------------------------------------------------------------------------------------------
Service cost for the current year                      $    86,436     96,255       89,000
Interest cost on the accumulated postretirement
  benefits obligation                                      362,179    325,036      363,000
Return on assets held in the plan                         (148,414)   (89,542)     (40,000)
Amortization of transition obligation                      237,300    237,300      237,300
Net total of other components                               61,882    (25,201)     (16,000)
--------------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost              $   599,383    543,848      633,300
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


    The weighted average discount rate used in determining the accumulated postretirement benefits obligation was 6.75 percent, 7.75 percent and 7.75 percent for 1998, 1997, and 1996, respectively.

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

   The aggregate number of shares under option pursuant to the Roanoke Gas Company Key Employee Stock Option Plan are as follows:


                                                        Number Of      Weighted Average     Option Price
                                                         Shares          Exercise Price       Per Share
----------------------------------------------------------------------------------------------------------
Options outstanding, September 30, 1996                  13,000            $  15.500
Options granted                                          21,500               16.875
----------------------------------------------------------------------------------------------------------
Options outstanding, September 30, 1997                  34,500               16.357       $ 15.500-16.875
Options granted                                          15,500               20.625
Options exercised                                       (13,000)              16.346
----------------------------------------------------------------------------------------------------------
Options outstanding, September 30, 1998                  37,000            $  18.149       $ 15.500-20.625
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------



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

      The per share weighted-average fair values of stock options granted during 1998, 1997 and 1996 were $2.85, $1.08 and $1.63, respectively, on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                                    Years Ended September 30,
----------------------------------------------------------------------------------------------------
                                                                  1998          1997         1996
----------------------------------------------------------------------------------------------------
Expected dividend yield                                           5.14%         5.78%         5.83%
Risk-free interest rate                                           4.33%         6.29%         6.44%
Expected volatility                                              21.00%        10.00%        42.00%
Expected life                                                   10 years       10 years     10 years
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

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

       The fair value of long-term debt is estimated by discounting the future cash flows of each issuance at rates currently offered to the Company for similar debt instruments of comparable maturities. The carrying amounts and approximate fair values are as follows:


                                                        September 30,
--------------------------------------------------------------------------------------------------
                                      1998                                   1997
--------------------------------------------------------------------------------------------------
                         Carrying            Approximate         Carrying          Approximate
                          Amount             Fair Value           Amount           Fair Value
--------------------------------------------------------------------------------------------------
Long-term debt          20,700,000           24,287,744          20,222,124        21,384,604
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

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


Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Notes To Consolidated Financial Statements
Years Ended September 30, 1998, 1997 and 1996

(11) Fair Value Of Financial Instruments (continued)

Derivative and Hedging Activities


       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge.


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

(12) Quarterly Financial Information (Unaudited)

   Quarterly financial data for the years ended September 30, 1998 and 1997 is summarized as follows:


                                       First           Second           Third           Fourth
1998                                  Quarter          Quarter         Quarter          Quarter
--------------------------------------------------------------------------------------------------
Operating revenues                 $ 20,796,021      21,750,333       8,982,316        7,858,422
--------------------------------------------------------------------------------------------------
Operating earnings (loss)          $  2,071,945       2,662,581         153,192         (170,692)
--------------------------------------------------------------------------------------------------
Net earnings (loss)                $  1,544,234       2,123,464        (281,216)        (659,603)
Basic earnings (loss) per share    $       1.00            1.24            (.16)            (.48)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


                                       First           Second           Third           Fourth
1997                                  Quarter          Quarter         Quarter          Quarter
--------------------------------------------------------------------------------------------------
Operating revenues                 $ 22,412,424      24,580,783       9,894,442        8,160,177
--------------------------------------------------------------------------------------------------
Operating earnings (loss)          $  1,840,530       2,394,999         261,537          (93,643)
--------------------------------------------------------------------------------------------------
Net earnings (loss)                $  1,331,276       1,831,756        (247,734)        (605,418)
Basic earnings (loss) per share    $        .90            1.22            (.16)            (.42)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


   The pattern of quarterly earnings is the result of the highly seasonal nature of the business, as variations in weather conditions generally result in greater earnings during the winter months.


                                                              1998 Annual Report

Roanoke Gas Company and Subsidiaries
Summary Of Gas Sales And Statistics
Years Ended September 30,

Revenues:                                1998              1997            1996            1995           1994
-------------------------------------------------------------------------------------------------------------------
    Residential Sales                $ 30,396,540     $ 32,595,261    $ 33,981,835    $ 25,078,211    $ 29,844,636
    Commercial Sales                   18,764,195       19,879,180      20,219,289      14,313,723      16,979,230
    Interruptible Sales                   695,279        3,892,301       4,569,766       3,513,181       5,607,002
    Transportation Gas Sales            1,715,032        1,107,922         943,215         909,515         610,682
    Backup Services                        97,552          173,655         190,310         107,652         222,025
    Late Payment Charges                  156,634          157,369         135,838         115,130         194,156
    Miscellaneous                          31,820           36,493          27,154          24,325          67,576
    Propane                             7,530,040        7,205,645       5,703,466       4,549,410       4,670,550
-------------------------------------------------------------------------------------------------------------------
       Total                         $ 59,387,092     $ 65,047,826    $ 65,770,873    $ 48,611,147    $ 58,195,857
-------------------------------------------------------------------------------------------------------------------
Net Income                           $  2,726,879     $  2,309,880    $  2,196,672    $  1,777,240    $  1,677,098
-------------------------------------------------------------------------------------------------------------------
MCF Delivered:
-------------------------------------------------------------------------------------------------------------------
    Residential                         4,633,403        4,651,819       5,108,553       4,204,222       4,701,703
    Commercial                          3,228,452        3,230,714       3,385,962       2,834,884       2,981,888
    Interruptible                         172,270          959,146       1,088,921       1,240,658       1,521,663
    Transportation Gas                  2,822,856        1,933,236       1,549,854       1,660,504       1,022,892
    Backup Service                         18,500           29,130          36,658          21,609          38,892
-------------------------------------------------------------------------------------------------------------------
       Total                           10,875,481       10,804,045      11,169,948       9,961,877      10,267,038
-------------------------------------------------------------------------------------------------------------------
Gallons Delivered (Propane)             7,702,384        6,568,066       5,997,912       4,822,277       5,012,830
-------------------------------------------------------------------------------------------------------------------
Heating Degree Days                         4,054            4,298           4,696           3,791           4,416
-------------------------------------------------------------------------------------------------------------------
Number Of Customers:
-------------------------------------------------------------------------------------------------------------------
    Residential                            48,265           47,539          46,007          44,873          43,734
    Commercial                              5,272            5,181           5,043           4,896           4,767
    Interruptible And Interruptible
      Transportation Service                   45               43              44              44              43
-------------------------------------------------------------------------------------------------------------------
       Total                               53,582           52,763          51,094          49,813          48,544
-------------------------------------------------------------------------------------------------------------------
Gas Account (MCF):
-------------------------------------------------------------------------------------------------------------------
    Natural Gas Purchases And Storage  11,316,714       11,406,613      11,756,089      10,453,696      10,795,928
    Gas Made - Propane                          -                -               -               -          14,008
-------------------------------------------------------------------------------------------------------------------
       Total Available                 11,316,714       11,406,613      11,756,089      10,453,696      10,809,936
-------------------------------------------------------------------------------------------------------------------
    Natural Gas Deliveries             10,875,481       10,804,045      11,169,948       9,961,877      10,267,038
    Storage - LNG                          69,343          106,892         142,297         118,393         134,893
    Company Use And Miscellaneous          37,998           49,444          54,140          46,532          50,356
    System Loss                           333,892          446,232         389,704         326,894         357,649
-------------------------------------------------------------------------------------------------------------------
       Total Gas Available             11,316,714       11,406,613      11,756,089      10,453,696      10,809,936
-------------------------------------------------------------------------------------------------------------------
Total Assets                         $ 69,134,920     $ 62,593,258    $ 58,921,099    $ 51,614,667    $ 49,579,447
-------------------------------------------------------------------------------------------------------------------
Long-Term Obligations                $ 20,700,000     $ 17,079,000    $ 20,222,124    $ 17,504,047    $ 16,414,900
-------------------------------------------------------------------------------------------------------------------

Roanoke Gas Company

Roanoke Gas Company and Subsidiaries
Summary Of Capitalization Statistics
Years Ended September 30,

Common Stock:                               1998           1997         1996          1995           1994
------------------------------------------------------------------------------------------------------------
    Shares Issued                         1,794,416     1,527,486    1,475,843     1,432,512       1,382,343
    Basic Earnings Per Share                  $1.60         $1.54        $1.51         $1.26           $1.25
    Dividends Paid Per Share (Cash)           $1.06         $1.04        $1.02         $1.00           $1.00
    Dividends Paid Out Ratio                   66.3%         67.5%        67.5%         79.4%           80.0%
    Number Of Shareholders                    1,836         1,853        1,713         1,699           1,625
------------------------------------------------------------------------------------------------------------
Capitalization Ratios:
------------------------------------------------------------------------------------------------------------
    Long-Term Debt,
       Including Current Installments          43.9          49.5         52.4          51.6            51.0
    Stockholders' Equity                       56.1          50.5         47.6          48.4            49.0
------------------------------------------------------------------------------------------------------------
       Total                                  100.0         100.0        100.0         100.0           100.0
------------------------------------------------------------------------------------------------------------
    Long-Term Debt,
       Including Current Installments  $ 20,700,000  $ 20,222,124  $20,891,547  $ 18,683,462     $17,087,046
    Stockholders' Equity                 26,464,581    20,596,951   18,975,001    17,555,172      16,424,919
------------------------------------------------------------------------------------------------------------
Total Capitalization
    Plus Current Installments          $ 47,164,581  $ 40,819,075  $39,866,548  $ 36,238,634     $33,511,965
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

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

Access up-to-date information on Roanoke Gas Company and its subsidiaries at www.roanokegas.com

                            Notice Of Annual Meeting

                       The annual meeting of stockholders
                       of Roanoke Gas Company will be held
                    at the Executive Offices of the Company,
                           519 Kimball Avenue, N. E.,
                         Roanoke, Virginia at 9:00 a.m.,
                            Wednesday, March 31, 1999.


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