Form 10-K/A, Exhibit 13
period 1998-09-30
ROANOKE GAS CO
filed 1999-01-27
CIK 84279

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


JBW: We have filed applications for approval with the Securities and Exchange Commission, the State Corporation Commission in Virginia, and the Public Service Commission in West Virginia. Both state commissions have approved the reorganization. The proposal will be submitted for shareholder approval at the Annual Meeting in March 1999, and we anticipate regulatory approval shortly thereafter. We currently are working to complete the reorganization in the third fiscal quarter of 1999.



                             [FLOW CHARTS]


Present Corporate Structure                    Planned Corporate Structure

            Shareholders                                Shareholders
                 |                                            |
      ----  Roanoke Gas ----                              Resources
      |          |           |                            |    |   |
Diversified   Resources   Bluefield               Roanoke Gas  |  Diversified
                             |                                 |
                          Commonwealth                      Bluefield



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


     The Company has unsecured lines of credit through its cash management system totaling $21,000,000, at indexed interest rates. These lines are subject to annual renewal and do not require compensating balances. The average month-end balance of short-term debt in 1998 was approximately $5,280,000. The average interest rate paid on unsecured lines of credit during 1998 was 6.19%. The components of this consolidated short-term debt are $3,058,000 for Roanoke Gas at 6.05%, $1,508,000 for Bluefield Gas at 6.22%, and $714,000 for
Diversified Energy, doing business as Highland Propane, at 6.69%. The month-end balance at September 30, 1998 was $4,584,000, at an average interest rate of 6.18%.


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

Proposed Holding Company Reorganization


    The Company filed a Form U-1 with the Securities and Exchange Commission on October 16, 1998, seeking approval to reorganize the Company into a holding company with three separate subsidiaries. The filing provides that the holding company will be established as RGC Resources, Inc., and the subsidiaries will be Roanoke Gas Company, Bluefield Gas Company, and Diversified Energy Company. Included in the application for the new structure is a request for approval to merge Commonwealth Public Service Corporation into Roanoke Gas Company, creating a single public utility in the state of Virginia for the distribution of natural gas. The Company expects a decision from the SEC in the summer of 1999.

     In addition to the Form U-1 filing, the Company made simultaneous state filings on October 21, 1998 seeking state approval of the proposed holding company structure, as well as approval of the resulting affiliate agreements. The Company has received approvals from both the Virginia and West Virginia Commissions. Shareholders of Roanoke Gas also must approve the proposed reorganization.


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


     Other operating expenses - propane operations includes the operating and maintenance expenses, taxes and depreciation of Highland Propane Company. These costs increased to $3,263,762 in 1998 from $2,700,626 in 1997. The $563,136 increase was primarily attributable to growth in customers and propane assets and the associated increase in volumes delivered. Depreciation on tanks and equipment increased by $78,022, property and related taxes increased by $33,302, transportation and delivery costs increased by $157,039, and sales expense increased by $65,194 and a variety of other growth driven operating costs increased associated with billing and collecting, accounting and management overhead.


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


     NET EARNINGS AND DIVIDENDS - Net earnings for 1998 were $2,726,879 as compared to $2,309,880 in 1997. The $416,999 increase in earning can be attributed to cost management which resulted in operation and maintenance expenditures for natural gas being $496,811 less than the prior year offsetting increased propane operations related to customer growth and increased revenue from customer growth combined with the full annual effect of rate increases which produced an $814,664 increase to operating margin. Basic earnings per share of common stock were $1.60 in 1998 compared to $1.54 in 1997. Dividends per share of common stock were $1.06 in 1998 compared to $1.04 in 1997.


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


INTEREST CHARGES - Total interest charges increased $324,081 to $2,240,453 in 1997 from $1,916,372 in 1996. The increase was associated with increased long-term and short-term debt financing. Additional long-term debt was acquired to support natural gas plant growth which resulted in an increase of long-term interest expense of $119,337. Interest expense on short-term debt increased $204,744, which $55,601 of the increase attributable to short-term debt growth supporting propane tank and equipment purchases. The remainder of the short-term interest expense increased as a result of increased working capital needs for higher gas inventories and average receivable balances coupled with interest accruals on a rate refund reserve for the Roanoke Gas Company pending rate case.

NET EARNINGS AND DIVIDENDS - Net earnings for 1997 were $2,309,880 as compared to $2,196,672 for 1996. Basic earnings per share of common stock were $1.54 in 1997 compared to $1.51 in 1996. Dividends per share of common stock were $1.04 in 1997 compared to $1.02 in 1996. The $113,208 increase in earnings can be attributed to cost containment, customer growth and rate increases. Maintenance expense was $405,516 less than the prior year while customer growth and rate increases resulted in a $434,126 higher operating margin.


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


     The Company started converting information systems in the winter of 1996 and completed the majority of the conversions by the fall of 1997. The applications cover the entire scope of the business, ranging from the Payroll System to the Customer Information System. There is a plan in place to convert the remaining information system applications by the spring of 1999. Most systems have been in production for a minimum of ten months. With baseline validation complete, testing for the Year 2000 and other key dates has begun. In October 1998, the Company set up a training and testing lab, and operating system testing was completed in November 1998. The Company will be performing tests on all software applications in December 1998. The Company intends to perform necessary remediation on systems that failed the testing, and additional testing is scheduled for March 1999. All PC client, operations, gas control, and energy supply testing is scheduled to be completed in the spring of 1999.

     Roanoke Gas has made considerable progress in converting its information systems to be Year 2000 compliant. Essentially, all of the core IBM AS/400 systems have been converted, with the exception of propane, which should be completed by mid-1999. All Local Area Network (LAN) and Wide Area Network (WAN) systems have been upgraded. The remaining systems are believed to be compliant or a plan is in place to reach compliance. We plan for the majority of systems to be tested and certified by December 31, 1998. We believe that most of our vendors, suppliers and major customers are dedicated to the problem with intentions of completing their efforts in a timely manner. Though our list of systems seems complete, management continues to search for systems throughout the Company that may need attention. Employee awareness and contingency planning are a top priority of the Company's Year 2000 task force. See "Management's Discussion & Analysis" for further discussion of the Company's Year 2000 remediation program.


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


     The Company is developing a plan to identify the areas with the highest potential risk of exposure and determining the functions that need contingency plans. The Company anticipates that the resulting contingency plans will be developed and documented by the spring of 1999.


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